Exhibit 10.30

Execution Version

December 28, 2011

STRAKAN INTERNATIONAL S.À R.L.

PROSTRAKAN INC.

(For the Purposes of Sections 5.1 and 11.1.2)

– and –

APTALIS PHARMA US, INC.

Commercialization and License Agreement

*	Confidential treatment requested.

ARTICLE 1 DEFINITIONS		1

1.1	Definitions.	1

1.2	Additional Definitions.	10

ARTICLE 2 GRANT OF RIGHTS		11

2.1	Licenses to Aptalis.	11

2.2	Trade Dress License.	11

2.3	Right to Grant Sublicenses	11

2.4	Product Promotional Materials License	11

2.5	Know-How Transfer	11

2.6	[*].	12

2.7	No Implied Licenses.	12

2.8	Liability for Affiliates and Subcontractors.	12

2.9	Retained Rights.	12

2.10	Exclusivity.	12

ARTICLE 3 MANAGEMENT OF COLLABORATION WITH RESPECT TO THE PRODUCT		13

3.1	General.	13

3.2	Operating Committee.	13

3.3	Operating Committee Membership and Procedures.	14

3.4	Decision-Making.	15

ARTICLE 4 DEVELOPMENT OF THE PRODUCT		16

4.1	Development Plan for the Supplemental Studies.	16

4.2	Phase 4 Studies.	17

4.3	Lifecycle Management.	17

4.4	Assistance.	17

4.5	Compliance with Laws.	18

4.6	Right to Audit.	18

4.7	Other Development Activities.	18

ARTICLE 5 REGULATORY MATTERS		19

5.1	Transfer of Product IND and Product NDA.	19

5.2	Filing & Maintenance of Regulatory Approvals.	19

5.3	Appearances Related to the Product.	19

*	Confidential treatment requested.

i

5.4	Step-In Rights in Relation to Regulatory Approvals for the Product.	20

5.5	Right of Reference.	20

5.6	Advance Notice.	20

5.7	Product Quality Agreement.	21

5.8	Safety Data Exchange Agreement.	21

ARTICLE 6 COMMERCIALIZATION OF THE PRODUCT		21

6.1	Principles of Commercialization.	21

6.2	Launch and Commercialization; General.	21

6.3	Summary of Launch and Commercialization Plan; [*] Submission of Commercialization Plan; No Commitment.	21

6.4	Promotional Materials	22

6.5	Compliance with Laws.	22

ARTICLE 7 MANUFACTURE OF THE PRODUCT		22

7.1	Development and Commercial Supply by Strakan.	22

ARTICLE 8 FINANCIAL TERMS; PAYMENT TERMS		23

8.1	Upfront Payment.	23

8.2	Milestones.	23

8.3	Royalties.	24

8.4	Payment Method.	24

8.5	Taxes.	24

8.6	Records Retention; Financial Audit.	25

ARTICLE 9 CONFIDENTIALITY		27

9.1	Confidential Information.	27

9.2	Publicity; Filing of this Agreement.	28

9.3	Use of Names.	29

9.4	Confidentiality of this Agreement.	29

9.5	Survival.	29

ARTICLE 10 INTELLECTUAL PROPERTY		29

10.1	Inventions Related to the Product.	29

10.2	Specified Patent Maintenance.	30

10.3	Patents Covering Joint Inventions.	30

10.4	Patents Covering Aptalis Inventions.	31

*	Confidential treatment requested.

10.5	Patents Covering Strakan Inventions.	32

10.6	Enforcement of Patent Rights.	33

10.7	Trademark.	36

ARTICLE 11 REPRESENTATIONS AND WARRANTIES		37

11.1	Representations, Warranties and Covenants.	37

11.2	Disclaimer of Warranty.	41

11.3	Limitation of Liability.	41

11.4	Death or Personal Injury Liability.	41

11.5	Essential Basis.	42

ARTICLE 12 TERM AND TERMINATION		42

12.1	Term.	42

12.2	Termination for Breach.	42

12.3	Termination by Either for Safety Concerns.	42

12.4	Patent Challenge	42

ARTICLE 13 EFFECTS OF TERMINATION		43

13.1	Expiration of the Agreement or Termination Pursuant to Articles 12 or 16	43

13.2	[*]	44

13.3	Accrued Rights.	44

13.4	Survival.	44

ARTICLE 14 INDEMNIFICATION; INSURANCE		45

14.1	Indemnification.	45

14.2	Notice of Claim.	45

14.3	Control of Defense.	46

14.4	Right to Participate in Defense.	46

14.5	Settlement.	46

14.6	Cooperation.	47

14.7	Expenses of the Indemnified Party.	47

14.8	Product Claims.	47

14.9	Insurance.	48

ARTICLE 15 GOVERNING LAW; DISPUTE RESOLUTION		48

15.1	Governing Law.	48

15.2	Dispute Resolution.	48

*	Confidential treatment requested.

ARTICLE 16 BANKRUPTCY		49

16.1	Termination.	49

16.2	Effect on Licenses.	49

16.3	Rights to Intellectual Property.	49

16.4	Additional Rights.	50

ARTICLE 17 MISCELLANEOUS		50

17.1	Notices.	50

17.2	Independent Status.	51

17.3	Force Majeure.	51

17.4	Entire Agreement; Amendment and Waiver.	51

17.5	Headings; Construction; Certain Conventions.	52

17.6	Assignment.	52

17.7	Severability.	52

17.8	Further Assurances.	53

17.9	Counterparts.	53

17.10	[*].	53

*	Confidential treatment requested.

COMMERCIALIZATION AND LICENSE AGREEMENT

This COMMERCIALIZATION AND LICENSE AGREEMENT (this “Agreement”) is dated as of December 28, 2011 (the “Signing Date”), but shall not be effective until the Effective Date, by and among STRAKAN INTERNATIONAL S.À R.L., a company incorporated under the Laws of Luxembourg having a principal place of business at Galabank Business Park, Galashiels, Scottish Borders, TD1 1QH UK (“Strakan”), and PROSTRAKAN INC., for the purposes of Sections 5.1 and 11.1.2, a company incorporated under the Laws of Delaware having a principal place of business at 1430 State Highway 206, Suite 101, Bedminster, NJ 07921, US (“ProStrakan”), on the one hand, and APTALIS PHARMA US, INC. a company incorporated under the Laws of the State of Delaware and having a principal place of business at 22 Inverness Center Parkway, Birmingham, Alabama 35242, United States (“Aptalis”) on the other hand. Strakan and Aptalis are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.

BACKGROUND

(A) ProStrakan has acquired rights to, and has obtained an NDA in the Territory for, the pharmaceutical product that will be marketed as Rectiv™;

(B) Aptalis has significant experience in the development, marketing and promotion of pharmaceutical products in the Territory;

(C) Aptalis and Strakan desire to establish a relationship for the Commercialization of the Product in the Territory; and

(D) Strakan desires to license to Aptalis, and Aptalis desires to license from Strakan, certain other rights in the Territory.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants contained herein, the Parties, intending to be legally bound, agree as follows:

ARTICLE 1

DEFINITIONS

1.1 Definitions. The following terms shall have the following meanings as used in this Agreement:

“Affiliate” means any individual, corporation, company, partnership, trust, limited liability company, association or other business entity (“Person”) which directly or indirectly is controlled by, in the case of Aptalis, Aptalis Holdings, Inc. (or any entity which is a successor to Aptalis Holdings Inc) or, in the case of Strakan, Prostrakan Group Plc (or any entity which is a successor to ProStrakan Group Plc). As used in this definition of “Affiliate” and the definition of “Greater Affiliate”, the term “controlled” means, as to any Person, (a) direct or indirect ownership of fifty percent (50%) (or such lesser percentage which is the maximum allowed to be owned by a foreign corporation in a particular jurisdiction) or more of the voting interests or other ownership interests in the Person in question; (b) direct or indirect ownership of fifty percent (50%) or more of the interest in the income of the Person in question; or (c) possession, directly or indirectly, of the power to direct or cause the direction of management or policies of the Person in question (whether through ownership of securities or other ownership interests, by contract or otherwise).

“Business Day” means any Monday, Tuesday, Wednesday, Thursday or Friday that is not a day on which banking institutions in Scotland or the State of New Jersey are authorized by Law, regulation or executive order to close.

“Calendar Quarter” means that period of each Calendar Year ending March 31, June 30, September 30 and December 31; provided, however, that the calendar quarter in which this Agreement expires or is terminated shall extend from the first day of such calendar quarter until the effective date of such expiration or termination of this Agreement.

“Calendar Year” means (a) for the first Calendar Year, the period commencing on the Effective Date and ending on December 31 of the same year, (b) for each successive period beginning on January 1 and ending twelve consecutive calendar months later on December 31, and (c) for the calendar year in which this Agreement expires or is terminated, the period beginning on January 1 of such calendar year and ending on the effective date of the expiration or termination of this Agreement.

“Canada” means Canada including its territories and possessions.

“cGCP” or “current Good Clinical Practices” means a set of ethical and scientific quality requirements as provided in the Laws of the United States, including C.F.R. Parts 50, 56 and 312 et seq., each as amended from time to time, and all FDA and ICH guidelines related thereto, including the ICH Consolidated Guidelines on Good Clinical Practices, all of which must be observed in the designing, conducting, recording and reporting of clinical trials that involve the participation of human subjects and relating to the implementation of good clinical practice in the conduct of clinical trials on medicinal products for human use, laying down the principles and detailed guidelines for good clinical practice as regards investigational medicinal products, as well as the requirements for authorization of the manufacturing and importation of such products and any subsequent modifications or amendments thereto and any Laws that apply in the location of performance of the clinical trial.

“cGLP” means current good laboratory practices as stated in applicable Law, including 21 C.F.R. Part 58 et seq., each as amended from time to time and all FDA and Council of the Organization for Economic Cooperation and Development (OECD) guidelines related thereto.

“cGMP” or “current Good Manufacturing Practices” means all applicable standards relating to manufacturing practices for fine chemicals, active pharmaceutical ingredients, intermediates, bulk products or finished pharmaceutical products, including current good manufacturing practices and standards as provided for (and as amended or superseded from

*	Confidential treatment requested.

time to time) in 21 C.F.R. Parts 210 and 211, each as amended from time to time, all ICH guidelines related thereto, the practices set out in the guidelines published as the Volume 4 of “The rules governing medicinal products in the European Union” laid down in Commission Directives 91/356/EEC, as amended by Directive 2003/94/EC and 91/412/EEC, respectively, and other such relevant good manufacturing practices as required by applicable Laws of other jurisdictions of the world.

“Clinical Data” means all information relating to a drug product made, collected or otherwise generated in the performance of or in connection with any clinical trials, including any data, reports and results relating thereto.

“Commercialization Plan” means a plan prepared by Aptalis that summarizes the efforts Aptalis, its Affiliates, sublicensees, distributors and subcontractors intend to use in respect of Commercialization of the Product in the Territory, and containing at a minimum the types of information set out in Exhibit E excluding that information which is specific to the launch of the Product.

“Commercialization” or “Commercialize” means activities directed to the marketing, promotion, selling, or offering for sale of a product for an indication, including pre-marketing, advertising, educating, planning, marketing, promoting, distributing and post-marketing safety surveillance and reporting. For purposes of clarity, subject to Section 2.1, Commercialization shall not include any activities related to research or the Manufacturing or Development of the Product.

“Commercially/Commercial Launch” means initiating a communication campaign for the Product with the target prescribing customers for the approved indication(s) to educate them concerning the Product with the aim of encouraging the prescription of the Product through various aspects of sales, marketing, advertising and medical affairs resources.

“Commercially Reasonable Efforts” means [*].

“Competing Product” means [*].

“Compound” means nitroglycerin.

“Control” means, with respect to any Intellectual Property Right or other intangible property, that a Party or one of its Affiliates owns or has a license or sublicense to such item or right, and has the ability to grant access, license or sublicense in or to such right, without violating the terms of any agreement or other arrangement with any Third Party.

“Development” means clinical research and drug development activities, including toxicology, test method development and stability testing, process development, formulation development, delivery system development, quality assurance and quality control development, statistical analysis, clinical studies (including pre- and post-approval studies), regulatory affairs, and product approval and clinical study regulatory activities

*	Confidential treatment requested.

(excluding regulatory activities directed to obtaining pricing and reimbursement approvals). For purposes of clarity, subject to Section 2.1, Development shall not include any activities related to non-clinical research or the Manufacturing of the Product.

“Dollar” or “$” means United States dollars (i.e., the legal currency authorized by the United States of America).

“FDA” means the United States Food and Drug Administration and any successor entity thereto.

“First Commercial Sale” means, with respect to a Product that has received Regulatory Approval for Commercialization in the Territory, the first Sale by Aptalis after such Regulatory Approval, the date of which Aptalis shall promptly notify to Strakan in writing.

“GAAP” means United States generally accepted accounting principles consistently applied.

“Generic Product” means any product that contains the same active ingredient as the Product and has been approved for sales introduction into interstate commerce pursuant to Section 505(b)(2) or Section 505(j) of the United States Food, Drug and Cosmetic Act.

“Governmental Authority” means any court, tribunal, arbitrator, agency, legislative body, commission, official or other instrumentality of (a) any government of any country, (b) a federal, state, province, county, city or other political subdivision thereof or (c) any supranational body.

“ICH Consolidated Guidelines on Good Clinical Practices” means the Guidance For Industry, E6 Good Clinical Practice: Consolidated Guidance issued by the International Conference on Harmonisation of Technical Requirements for Registration of Pharmaceuticals for Human Use.

“Intellectual Property Rights” means, collectively, all intellectual property rights and other similar proprietary rights in any jurisdiction throughout the world, whether owned, used or held for use under license, whether registered or unregistered, including such rights in and to: (a) trademarks, service marks, brand names, certification marks, trade dress, logos, trade names and corporate names and other indications of origin, and the goodwill associated with any of the foregoing; (b) patents and patent applications, and any and all divisions, continuations, continuations-in-part, reissues, continuing patent applications, provisional patent applications, re-examinations, and extensions thereof, any counterparts claiming priority therefrom, utility models, patents of importation/confirmation, certificates of invention, certificates of registration and like rights, and inventions, invention disclosures, discoveries and improvements, whether or not patentable; (c) trade secrets (including, those trade secrets defined in the Uniform Trade Secrets Act and under corresponding foreign statutory Law and common Law), business, technical and know-how information, non-public information, and confidential information and rights to limit

*	Confidential treatment requested.

the use or disclosure thereof by any person; (d) all works of authorship (whether copyrightable or not), copyrights and proprietary rights in copyrighted works including writings, and databases (or other collections of information, data, works or other materials); (e) software, including data files, source code, object code, firmware, mask works, application programming interfaces, computerized databases and other software-related specifications and documentation; (f) designs and industrial designs; (g) Internet domain names; (h) rights of publicity and other rights to use the names and likeness of individuals; (i) claims, causes of action and defenses relating to the past, present and future enforcement of any of the foregoing; in each case of clauses (a) to (i) above, including any registrations of, applications to register and renewals and extensions of, any of the foregoing with or by any Governmental Authority in any jurisdiction; and (j) tangible embodiments of the foregoing.

“Know-How” means any information, results and data of any type whatsoever, in any tangible or intangible form whatsoever, including databases, ideas, discoveries, inventions, trade secrets, practices, methods, tests, assays, techniques, specifications, processes, formulations, formulae, knowledge, know-how, skill, experience, materials, including pharmaceutical, chemical and biological materials, products and compositions, scientific, technical or test data (including pharmacological, biological, chemical, biochemical, toxicological and clinical test data), analytical and quality control data, stability data, studies and procedures, drawings, plans, designs, diagrams, sketches, technology, documentation or descriptions.

“Law” or “Laws” means the laws, statutes, rules, codes, regulations, orders, judgments and/or ordinances of a Governmental Authority.

“Maintain” or “Maintenance” means, with respect to a Patent, the payment of all maintenance, renewal and any other fees necessary to keep such Patent in force.

“Manufacture” or “Manufacturing” means all activities related to the manufacturing of the Product, including manufacturing supplies for Development, manufacturing supplies for commercial sale, packaging, in-process and finished Product testing, all in accordance with cGMP.

“Material Adverse Event” means [*].

“Net Sales” means the gross invoiced Sales by Aptalis, its Affiliates or its sublicensees to Third Parties for Products Sold, less deductions, consistent with GAAP used in the applicable reporting period for Aptalis’s consolidated financial reporting purposes, which shall be limited to: (a) price adjustments, chargeback payments, credits, or rebates (or the equivalent thereof), allowances allowed and taken, quantity or other trade discounts and other amounts paid on sale of Products, including those granted to and actually used by group purchasing organizations or other buying groups, managed healthcare organizations, pharmacy benefit management companies, health maintenance organizations and any other providers of health insurance coverage, health care organizations or other healthcare

*	Confidential treatment requested.

institutions (including hospitals), Third Party health care administrators or patient assistance or other similar program, or to federal, state / provincial, local and other governments, including their agencies, or to wholesalers, distributors and other trade customers; (b) sales, use, tariffs, value-add, and/or excise taxes, or other governmental charges and tariffs incurred in connection with exportation or importation directly imposed and with reference to particular Sales; (c) reasonable and customary freight, postage, shipping, insurance and other transportation expenses and delayed ship order credits reflected in the applicable invoice and paid by the customer; and (d) amounts allowed, repaid or credited due to defects, returns, rejections, recalls, rebates and replacements and allowances of goods or because of retroactive price reductions; (e) normal and customary rebates, trade, cash or quantity discounts; billing errors; coupons for price reductions; (f) required distribution commissions / fees payable to Third Party wholesalers for distribution of the Products; (g) allowance and write-offs for bad debt made in accordance with generally accepted accounting principles, consistently applied to all of Aptalis’s products; (h) discounts pursuant to indigent patient programs and patient discount programs including “Together Rx” and coupon discounts; and (i) any item, substantially similar in character or substance to any of the foregoing permitted by GAAP and customary in the pharmaceutical industry. Net Sales also includes the fair market value of any non-cash consideration received in connection with the Sale of the Products. In the case of any sale of Product for value other than in an arm’s length transaction exclusively for cash, Net Sales shall be determined by referencing Net Sales at which substantially similar quantities of such Product are sold in an arm’s length transaction for cash.

“Patent” means (a) any patent, re-examination, reissue, renewal, extension, supplementary protection certificate and term restoration, any confirmation patent or registration patent or patent of addition based on any such patent, (b) any pending application for patents, including continuations, continuations-in-part, divisional, provisional and substitute applications, and inventors’ certificates, (c) all foreign counterparts of any of the foregoing, and (d) all priority applications of any of the foregoing.

“PDE” shall mean [*].

“Phase 4 Study” means a clinical study which is carried out after Commercialization of the Product (i.e., a study that is not carried out at the request of any Regulatory Authority or in connection with obtaining or maintaining any Regulatory Approval).

“Product” means (a) the pharmaceutical product containing the Compound as its sole active ingredient, currently approved by the FDA pursuant to the Product NDA and any supplements or amendments to the foregoing prepared and submitted in accordance with the terms of this Agreement, and (b) any lifecycle improvements, line extensions, enhanced or modified presentations or formulations thereof or indications therefor in each case under the Product NDA and any supplements or amendments thereto.

“Product IND” means IND number 45,326.

*	Confidential treatment requested.

“Product Label” or “Product Labeling” means, with respect to a particular pharmaceutical product and a particular country, (a) the full prescribing information for the product approved by the applicable Regulatory Authorities in such country, including any required patient information; and (b) all labels and other written, printed or graphic matter physically upon a container, wrapper or any package insert utilized with or for the product in such country.

“Product NDA” means all Regulatory Approvals granted by any Regulatory Authority in the Territory relating to the Commercialization of the Product and any applications for the same consisting of NDA 21-359 and any supplements or amendments to the foregoing prepared and submitted in accordance with the terms of this Agreement.

“Product Promotional Materials” means all Promotional Materials (other than the Product Label and package insert for the Product) for marketing, advertising and promotion of the Product, including copyrights in any such materials and all designs, industrial designs, design patents, design registrations, and design patent applications developed in connection with such materials, for use in Commercialization, in the case of Aptalis in the Territory and in the case of Strakan outside the Territory (to the extent the rights to such materials are Controlled by Strakan).

“Product Quality Agreement” means the product quality agreement to be entered into by the Parties on the Signing Date, to be effective as of the Effective Date, in the form set out in Exhibit A.

“Product Trade Dress” means any trade dress used in relation to the Product at or prior to the Signing Date.

“Promotional Materials” means, all sales representative training materials with respect to the Product and all written, printed, graphic, electronic, audio or video matter, including advertising materials, sales visual aids, direct mail, medical information and education monographs, direct-to-consumer advertising, Internet postings and advertisements, broadcast advertisements and sales reminder aids (for example, scratch pads, pens and other such items) intended for use or used in connection with any promotion of the product, except Product Labeling.

“Regulatory Approval” means all approvals (including, where applicable, pricing and reimbursement approval and schedule classifications), product and/or establishment licenses, registrations or authorizations of any supranational, regional, federal, state or local regulatory agency, department, bureau or other governmental entity, necessary for the Development, Manufacture, use or Commercialization of the Product for an indication in the Territory, including any label expansions.

“Regulatory Authority” means a Governmental Authority with the authority to grant any Regulatory Approvals in the Territory, including the FDA.

*	Confidential treatment requested.

“Regulatory Documentation” means, in respect of the Product, (a) the trial master file and all regulatory files relating to the Development, Regulatory Approval, Manufacture or Commercialization of the product, minutes of meetings and telephone conferences with any Regulatory Authorities, validation data, preclinical and clinical studies and tests related to the product (including all audit reports of clinical studies and all other clinical data), all applications (and amendments thereto) for Regulatory Approvals, annual reports and safety reports associated therewith, and all correspondence with Regulatory Authorities regarding the marketing status of the product; and (b) all records maintained under Current Good Manufacturing Practices or other applicable Laws, including record keeping or reporting requirements of Regulatory Authorities, all correspondence and communications with Regulatory Authorities in connection with the product, including those relating to any Product Labeling or Promotional Materials, adverse event files, complaint files or manufacturing records.

“Sale” means a transfer for profit to a Third Party in an arm’s length transaction, but excluding sales for clinical studies, compassionate use, named patient programs or any similar instance, none of which shall constitute a Sale.

“SDEA” or “Safety Data Exchange Agreement” means the safety data exchange agreement to be entered into by the Parties on the Signing Date, to be effective as of the Effective Date, in the form set out in Exhibit B.

“Specified Patent” means United States Patent No. [*].

“Strakan Know-How” means any Know-How that is necessary or useful for the Development or Commercialization of the Products in the Territory pursuant to this Agreement that is Controlled by Strakan or any of its Affiliates at any time during the Term.

“Strakan Patents” means any Patent that is necessary or useful for the Development or Commercialization of the Products in the Territory pursuant to this Agreement, that is Controlled by Strakan or any of its Affiliates at any time during the Term, including the Specified Patent.

“Supplemental Studies” means the clinical studies which are required to be conducted in relation to the Product by the FDA in relation to pediatric use of the Product including the post Regulatory Approval pediatric clinical commitments described in Exhibit C.

“Supply Agreement” means the supply agreement for the Product to be entered into by the Parties on the Signing Date, to be effective as of the Effective Date, in the form set out in Exhibit D.

“Territory” means United States of America including its commonwealths, territories and possessions.

*	Confidential treatment requested.

“Third Party” means any Person other than Strakan or Aptalis or their respective Greater Affiliates.

“Third Party Losses” means any and all amounts paid or payable to Third Parties with respect to a Third Party claim, including damages (including all incidental and consequential damages), deficiencies, defaults, awards, settlement amounts, assessments, fines, dues, penalties, costs, liabilities, obligations, taxes, liens, losses, lost profits, fees and expenses (including court costs, interest and reasonable fees of attorneys, accountants and other experts).

“Trademark” means the mark RECTIV, which is the subject of United States trademark application Serial No. 85/330,038, currently pending before the United States Patent and Trademark Office, for use in connection with “Pharmaceutical and veterinary preparations and substances, namely, pharmaceutical preparations for the treatment of pain; pharmaceutical preparations and ointments for the treatment of rectal conditions, diseases and disorders; medicines, namely, medicines for the treatment of rectal conditions, diseases and disorders; sanitary preparations for medical purposes; dietetic foods and beverages adapted for medical use; medical plasters; medical and surgical dressings”.

*	Confidential treatment requested.

1.2 Additional Definitions. Each of the following definitions is set forth on the page of this Agreement indicated below:

Term and Location (by Page) of Definition

Additional Development Data	18
[*]	[*]
Adverse Events	39
Agreement	1
Aptalis	1
Aptalis Inventions	29
Aptalis Know-How	43
Aptalis Patents	31
Aptalis Press Release	28
Assignment	36
Bankruptcy Event	48
Breaching Party	42
Clinical Studies	40
Confidential Information	26
Controlled	1
Controlling Party	35
Data License	16
Debtor Party	48
[*]	[*]
Designated Senior Officer	15
Development Data	16
Development Plan	16
Disclosing Party	26
Dispute	48
[*]	[*]
[*]	[*]
Force Majeure Event	51
Greater Affiliate	[*]
[*]	[*]
ICC	48
Indemnification Claim Notice	45
Indemnified Party	45
Indemnifying Party	45
Indemnitee	45
Indemnitees	45
Interim Period	36
Joint Inventions	29

Term and Location (by Page) of Definition

Joint Patents	30
Launch Plan Summary	21
Milestone	23
[*]	[*]
Non-Debtor Party	48
OC	13
[*]	[*]
Parties	1
Party	1
Patent Challenge	42
Person	1
Product Claim	47
ProStrakan	1
Protocol	17
Receiving Party	26
[*]	[*]
Sales Milestone Payment	23
Sales Reports	24
[*]	[*]
Signing Date	1
Strakan	1
Strakan Inventions	29
Strakan Patents	32
Strakan Press Release	28
Subject Documentation	39
[*]	[*]
[*]	[*]
Term	41
[*]	[*]
Third Party Claim	44
[*]	[*]
Third-Party License	35
Third-Party Payment	35
Title 11	48
USPTO	36
Withholding Taxes	24

*	Confidential treatment requested.

ARTICLE 2

GRANT OF RIGHTS

2.1 Licenses to Aptalis. Strakan grants to Aptalis during the Term:

2.1.1 an exclusive (even as to Strakan), royalty-bearing license, with the right to grant sublicenses, subject to Section 2.3, through multiple tiers, to the Strakan Know-How and under the Strakan Patents to Commercialize the Product in the Territory and to make (inside or outside the Territory), have made (inside or outside the Territory), Manufacture (inside or outside the Territory) and import into the Territory, the Product subject to the royalty obligations in Section 8.3 provided that Strakan shall retain the right to make or have made the Product in the Territory solely for the purpose of supplying its customers or those of its licensees outside the Territory; and

2.1.2 a non-exclusive, royalty-free, license, with the right to grant sublicenses, subject to Section 2.3, through multiple tiers, to the Strakan Know-How and under the Strakan Patents to conduct Development of the Product in accordance with the Development Plans and this Agreement.

2.2 Trade Dress License. Subject to terms and conditions of this Agreement, Strakan hereby grants to Aptalis an exclusive (even as to Strakan) royalty-free license, with the right to grant sublicenses, subject to Section 2.3, through multiple tiers, to use the Product Trade Dress, solely with respect to the Product, solely for the purpose of Commercializing the Product in the Territory.

2.3 Right to Grant Sublicenses. From the Effective Date through [*].

2.4 Product Promotional Materials License. Subject to the terms and conditions of this Agreement, Strakan hereby grants to Aptalis an exclusive (even as to Strakan) royalty-free license to the Product Promotional Materials Controlled by Strakan at any time during the Term for the purpose of Commercialization of the Product in the Territory.

2.5 Know-How Transfer Promptly following the Effective Date Strakan will transfer to Aptalis any Strakan Know-How used in connection with the Development, Commercialization and Manufacture of the Product. Such transfer shall be effected by the delivery of documents, to the extent such Strakan Know-How is embodied in documents, and to the extent that such Strakan Know-How is not fully embodied in documents, Strakan shall, at Aptalis’s reasonable request and Strakan’s reasonable cost, make its employees and agents who have knowledge of such Strakan Know-How in addition to that embodied in documents available to Aptalis at Aptalis’s premises for interviews, demonstrations and training to effect such transfer in manner sufficient to enable Aptalis to practice such Strakan Know-How. The Parties agree to use video and telephone conferencing where reasonably appropriate for the purposes of enabling Strakan to comply with its obligations under this Section.

*	Confidential treatment requested.

2.6 [*].

2.6.1 [*]

2.6.2 [*]

2.7 No Implied Licenses. Except as expressly provided in this Agreement, neither Party grants to the other Party any right or license in any Intellectual Property Right, whether by implication, estoppel or otherwise. No implied licenses are granted under this Agreement. Each Party hereby covenants and agrees not to use or sublicense any of its rights under the licenses set forth in this Article 2 except as expressly permitted in this Agreement.

2.8 Liability for Affiliates and Subcontractors.

2.8.1 Performance by Affiliates. The Parties recognize that each may perform some or all of its obligations under this Agreement through Affiliates; provided, however, [*]. Each Party hereby expressly waives any requirement that the other Party exhaust any right, power or remedy, or proceed against an Affiliate, for any obligation or performance hereunder prior to proceeding directly against such Party. Wherever in this Agreement the Parties delegate responsibility to Affiliates or local operating entities, the Parties agree that such entities may not make decisions inconsistent with this Agreement, amend the terms of this Agreement or act contrary to its terms in any way.

2.8.2 Other Subcontractors. The Parties recognize that each may perform some or all of its obligations under this Agreement through subcontractors; provided, however, that each Party [*] and shall use Commercially Reasonable Efforts to cause its subcontractors to comply with the provisions of this Agreement in connection with such performance. For the avoidance of doubt, (a) Aptalis will remain directly responsible for all amounts owed to Strakan under this Agreement and (b) subject to the provisions of Section 7.1 Strakan shall be responsible for the Manufacture and supply of all Product to Aptalis pursuant and subject to the terms of the Supply Agreement. Each Party hereby expressly waives any requirement that the other Party exhaust any right, power or remedy, or proceed against a subcontractor, for any obligation or performance hereunder prior to proceeding directly against such Party.

2.9 Retained Rights. Any rights of Strakan not expressly granted to Aptalis under the provisions of this Agreement shall be retained by Strakan.

2.10 Exclusivity.

2.10.1 Aptalis. During the Term, neither Aptalis nor its Affiliates shall directly or indirectly sell, have sold or otherwise Commercialize, either itself or with a Third Party, any Competing Product in the Territory, except as authorized under this Agreement or any other agreement with Strakan or its successors in interest. Such restriction shall continue until [*]. To the extent permitted by applicable Law Aptalis shall:

(a) distribute, promote, offer for sale and sell the Product only in the Territory; and

*	Confidential treatment requested.

(b) shall not knowingly distribute, promote, offer for sale or sell the Product directly or indirectly (i) to any person outside the Territory or (ii) to any person inside the Territory that has or is reasonably likely to directly or indirectly distribute, promote, offer for sale or sell the Product outside the Territory.

2.10.2 Strakan. During the Term, neither Strakan nor its Affiliates shall directly or indirectly sell, have sold or otherwise Commercialize, either itself or with a Third Party, any Competing Product or any Product in the Territory, except as authorized under any other agreement with Aptalis or its successors in interest. To the extent permitted by applicable Law Strakan shall not knowingly distribute, promote, offer for sale or sell a Competing Product or Product directly or indirectly (a) to any person inside the Territory or (b) to any person outside the Territory that has or is reasonably likely to directly or indirectly distribute, promote, offer for sale or sell a Competing Product inside the Territory.

2.10.3 [*].

2.10.4 Anti-Avoidance. The Parties agree that they will act in good faith in relation to this Section 2.10 and will not attempt to circumvent the provisions of this Section by [*].

ARTICLE 3

MANAGEMENT OF COLLABORATION WITH RESPECT TO THE PRODUCT

3.1 General. The Parties wish to create a specialized committee to monitor the Parties’ activities under this Agreement, and to facilitate communications between the Parties, with respect to the Manufacturing, Development and Commercialization of the Product within the Territory. Such committee shall have the responsibilities and authority allocated to it in this Article 3. The committee shall have the obligation to exercise its authority consistent with the provisions of this Agreement.

3.2 Operating Committee.

3.2.1 Formation and Purpose. Promptly following the Effective Date (but in no event later than thirty (30) days thereafter) the Parties shall create a joint operating committee (the “OC”) to manage the overall relationship between the Parties pursuant to the terms of this Agreement.

3.2.2 Specific Responsibilities of the OC. Subject to Section 3.4, the OC shall, among other things:

(a) subject to Article 4, facilitate the exchange of information and data related, and decision-making with respect, to the Development of the Product, including lifecycle strategies with respect to the Product;

*	Confidential treatment requested.

(b) subject to Article 6, facilitate the exchange of information and data related to the Commercialization of the Product, it being understood that Aptalis shall, subject to Article 6, have sole control, in its discretion, of all matters relating to the Commercialization of the Product in the Territory, including the right to determine the price of the Product within the Territory; and

(c) subject to Article 7 and the terms and conditions of the Supply Agreement, facilitate the exchange of information and data related, and decision-making with respect, to the Manufacture of the Product, excluding, for the avoidance of doubt, any determinations with respect to any breach or alleged breach of the Supply Agreement.

3.3 Operating Committee Membership and Procedures.

3.3.1 Membership. For the OC the Parties shall each designate an equal number of representatives who are employees of such Party or an Affiliate of such Party with appropriate expertise to serve as members of OC. The OC shall be comprised of three (3) senior decision making representatives of each Party with relevant expertise. Each Party may replace its OC representatives at any time upon written notice to the other Party, provided that the Parties will use reasonable endeavors to keep such replacements to a minimum. Each Party shall have one vote on the OC. [*]. The chairperson of the OC shall be responsible for calling meetings, preparing and circulating an agenda in advance of each meeting of such committee, and preparing and issuing minutes of each meeting within thirty (30) days thereafter; provided, however, that the chairperson shall call a meeting of the OC promptly upon the written request of a representative of the other Party to convene such a meeting. The minutes of the OC meeting will not be deemed finalized until Aptalis has approved such minutes in writing. Aptalis shall endeavor to review and approve the minutes prepared by Strakan’s chairperson within thirty (30) days of its receipt thereof from Strakan.

3.3.2 Meetings. OC shall hold meetings at such times as it elects to do so; provided, however that the OC shall hold meetings no less frequently than once every six (6) months in the first year following First Commercial Sale of the Product and, thereafter, once every twelve (12) months. Meetings of the OC may be held in person or by means of telecommunication (telephone, video, or web conferences). The Parties will alternate in designating the location for in-person meetings, with Strakan selecting the first meeting location. Other employees of each Party or any of its Affiliates involved in the Development or Commercialization of the Product may attend meetings of such OC as nonvoting participants, and, with the consent of each Party, consultants, representatives, or advisors involved in the Development or Commercialization of the Product may attend meetings of OC as nonvoting observers; provided, however, that such Third Party representatives are under obligations of confidentiality and non-use applicable to the Confidential Information of each Party and that are at least as stringent as those set forth in Article 9. Each Party shall be responsible for all of its own expenses of participating in OC.

3.3.3 Meeting Agendas. Each Party will disclose to the other proposed agenda items along with appropriate information at least seven (7) Business Days in advance of each

*	Confidential treatment requested.

meeting of the OC; provided, however, that under exigent circumstances requiring OC input, a Party may provide its agenda items to the other Party within a lesser period of time in advance of the meeting, or may propose that there not be a specific agenda for a particular meeting, so long as such other Party consents to such later addition of such agenda items or the absence of a specific agenda for such OC meeting.

3.3.4 Limitations of Committee Powers. The OC shall have only such powers as are specifically delegated to it hereunder and shall not be a substitute for the rights of the Parties. Without limiting the generality of the foregoing, the OC shall not have any power to amend this Agreement. Any amendment to the terms and conditions of this Agreement shall be implemented pursuant to Section 17.4 below.

3.4 Decision-Making. The members of the OC shall endeavor to reach a consensus on all decisions within its jurisdiction (which, for the avoidance of doubt, does not include Commercialization of the Product). If the members of the OC cannot reach consensus with respect to any action, decision or ruling related to the Manufacture or Development of the Product within ten (10) days (or such shorter time as may be reasonable under the circumstances) following the day that the OC first considers such matter, then the issue shall be referred to the Designated Senior Officers of the Parties who will use good faith efforts to resolve the dispute within thirty (30) days of the dispute being referred to them. The “Designated Senior Officer” of each Party shall mean such official (who is sufficiently senior and is an executive officer of the Party) designated by each Party from time to time with appropriate expertise for the issue in dispute. If the Designated Senior Officers cannot resolve the dispute related to the Manufacture or Development of the Product the dispute shall be submitted to the procedure set forth in Section 3.4.1.

3.4.1 Non-Binding Mediation. Within thirty (30) days of referral in accordance with this Section, or if the Designated Senior Officers fail to meet within such thirty (30) days, either Party may initiate a non-binding mediation procedure within fifteen (15) days of written notice to the other Party. The non-binding mediation shall be administered by (a) the Centre for Dispute Resolution in London, England in accordance with its commercial mediation procedures if such mediation is initiated by Aptalis and (b) JAMS in New York, New York if such mediation is initiated by Strakan, and in either event shall not last longer than thirty (30) days after commencement. The Parties agree that they shall share equally the cost of the mediation, including filing and hearing fees, and the cost of the mediator(s). Each Party shall have the right, at its own expense, to be represented by counsel in such a proceeding.

3.4.2 Commercialization by Aptalis. For the avoidance of doubt, Aptalis shall, subject to Article 6, have sole control in its discretion of all matters relating to the Commercialization of the Product in the Territory, including the right to determine the price of the Product within the Territory.

3.4.3 Commercialization by Strakan. For the avoidance of doubt, Strakan shall have sole control in its discretion of all matters relating to the Commercialization of the Product outside the Territory, including the right to determine the price of the Product outside the Territory.

*	Confidential treatment requested.

ARTICLE 4

DEVELOPMENT OF THE PRODUCT

4.1 Development Plan for the Supplemental Studies.

4.1.1 Scope. The Development of the Product in the Territory in connection with the Supplemental Studies shall be governed by a development plan (the “Development Plan”). The Development Plan shall describe the proposed overall program for such Development, including clinical studies, proposed end points, regulatory strategies and other relevant elements relating the such Development, as well as timelines with respect to key Regulatory Authority meetings, submissions to Regulatory Authorities and Regulatory Approvals.

4.1.2 Preparation and Approval of Development Plan. The Development Plan, together with any updates thereto, shall be prepared, approved and implemented as follows:

(a) Development Plan. Aptalis will be responsible for designing and implementing the Development Plan and shall prepare a draft of the Development Plan. Such preparation shall include good faith consultation with Strakan. Aptalis shall submit the draft Development Plan to Strakan for its review and prompt approval, such draft Development Plan to be finalized and implemented in sufficient time to ensure that Aptalis meets key timelines, as set out by the Regulatory Authorities, for submission of study protocols and any other related regulatory submissions. The draft Development Plan shall include all the recommendations of such Regulatory Authorities. Aptalis shall be solely responsible for all costs associated with the Supplemental Studies up to a maximum of [*] Dollars ($[*]) in total for all such Supplemental Studies. The Parties shall [*] the costs associated with the Supplemental Studies in excess of [*] Dollars [*] provided that any such excess shall be first approved by Strakan in writing, such consent not to be unreasonably withheld, conditioned or delayed.

(b) Amendments to the Development Plan. From time to time during the Term, the OC shall have the right to amend the Development Plan.

4.1.3 Diligence. Aptalis will use Commercially Reasonable Efforts to carry out the Development Plan (including seeking applicable Regulatory Approvals).

4.1.4 Reporting and Data.

(a) Reporting. At each meeting of the OC, Aptalis will present a report describing its activities under the Development Plan since the last such report.

(b) Development Data. Aptalis shall provide to Strakan copies of all substantive or material information with respect to its activities under the Development Plan, including clinical data compiled with respect to the Product and all information and data filed with

*	Confidential treatment requested.

any Regulatory Authority relating to the Supplemental Studies, as soon as reasonably practicable after such information, data or results become available or compiled, including any drafts and final versions of any study reports (the “Development Data”).

(c) License to Development Data. Strakan shall have the exclusive right to use the Development Data (or any portion thereof) solely to the extent necessary for Developing and Commercializing the Product outside the Territory during the Term and inside the Territory after the Term, and shall have the right to grant sublicenses (“Data License”).

4.2 Phase 4 Studies.

4.2.1 Aptalis Phase 4 Studies. Aptalis shall prepare a design and protocol(s) for any Phase 4 Study it or its sublicensees may propose (collectively, regardless of the preparer, including those prepared under Section 4.2.2, a “Protocol”) to carry out, and will submit each such Protocol to Strakan for its review, comment and approval. Aptalis shall, and shall use Commercially Reasonable Efforts to cause its sublicensees to, consider in good faith any comments submitted by Strakan, including comments regarding the impact of such Protocol on the regulatory and commercial status of the Product outside the Territory. Strakan shall provide its comments to Aptalis within fifteen (15) days after receiving a single Protocol for a Phase 4 Study and thirty (30) days after receiving multiple Protocols for a Phase 4 Study, and shall notify Aptalis within such time period(s) whether or not it approves the respective Protocol(s), provided that such approval will not be unreasonably withheld, conditioned or delayed. Aptalis shall use its Commercially Reasonable Efforts to cause its sublicensees to comply or carry out, as applicable, with such Protocol(s) as approved.

4.2.2 Strakan Phase 4 Studies. During the Term, Strakan will submit each Protocol for a Phase 4 Study it or its licensees may propose to carry out in respect of the Product outside of the Territory to Aptalis for its review, comment and approval. Strakan shall, and shall use Commercially Reasonable Efforts to cause its licensees to, consider in good faith any comments submitted by Aptalis, including comments regarding the impact of such Protocol on the regulatory and commercial status of the Product inside the Territory. Aptalis shall provide its comments to Strakan within fifteen (15) days after receiving a single Protocol for a Phase 4 Study and thirty (30) days after receiving multiple Protocols for a Phase 4 Study, and shall notify Strakan within such time period(s) whether or not it approves the respective Protocol(s), provided that such approval will not be unreasonably withheld, conditioned or delayed. Strakan shall use its Commercially Reasonable Efforts to cause its licensees to comply or carry out, as applicable, with any such Protocol(s) as approved.

4.3 Lifecycle Management. Aptalis shall consider commercially reasonable strategies in respect of prolonging the lifecycle of the Product, and shall use Commercially Reasonable Efforts to evaluate and implement such strategies, provided, however, that the foregoing obligations shall not extend to pursuing new indications for the Product.

4.4 Assistance. Subject to the terms of this Article 4, each Party agrees to provide the other with all reasonable assistance and take all actions reasonably requested by the other Party

*	Confidential treatment requested.

that are necessary or desirable to enable the other Party to comply with any Law applicable to the Development of the Product, including meeting, reporting and other obligations to maintain and update any Regulatory Approvals for the Product at the requesting Party’s expense.

4.5 Compliance with Laws. Each Party and its permitted Third Party contractors shall perform its responsibilities under this Article 4, including those set forth in a Development Plan, in accordance with all applicable Laws, including cGCPs.

4.6 Right to Audit. Subject to the next sentence, Aptalis shall use Commercially Reasonable Efforts to ensure that Strakan’s authorized representatives, and any Regulatory Authorities to the extent required by applicable Law, may, during regular business hours (giving, if reasonably possible, at least five (5) Business Days prior written notice) (a) examine and inspect its facilities or, subject to any Third Party confidentiality restrictions and obligations, the facilities of any subcontractor or any investigator site used by Aptalis in the performance of Development or Commercialization of the Product hereunder, and (b) subject to applicable Law and any Third Party confidentiality restrictions and obligations, inspect all data, documentation and work products relating to the activities performed by Aptalis, the subcontractor or investigator site, including, the anonymous medical records of any patient participating in any clinical study, in each case generated pursuant to the Development and Commercialization activities hereunder. The right to inspect the facilities under clause (a) above shall be unlimited in the case of inspections by Regulatory Authorities and in the case of Strakan shall be limited to once per calendar year of the Term, unless Strakan reasonably determines that a material safety or quality issue exists with respect to the Product, in which case the number of inspections shall be limited to the number that are reasonably necessary to resolve such issues. The right to inspect all data, documentation, and work product relating to the Product under clause (b) above may be exercised at any time during the Term, or such longer period as shall be required by applicable Law.

4.7 Other Development Activities. Except for the Development activities contemplated by Section 4.1, and subject to compliance with the provisions of the other foregoing Sections of this Article 4, all Development related to the Products or otherwise may be conducted by the Parties as they see fit and in their sole discretion, provided, however, that each Party shall provide to the other (a) information regarding any protocols for any clinical studies such Party may propose to carry out, and such Party shall consider in good faith any comments received from the other Party with respect to such protocols and clinical studies, and (b) copies of all substantive or material information with respect to its and its Third Party licensees or sublicensees Development activities for products that correspond to the Product, including clinical data compiled with respect to such products and all information and data filed with any Regulatory Authority relating to such products, as soon as reasonably practicable after such information, data or results become available or compiled, including any drafts and final versions of any study reports (the “Additional Development Data”). Aptalis shall have the exclusive right to use the Additional Development Data created by or on behalf of Strakan (or any portion thereof) solely to the extent necessary for Developing, Commercializing or Manufacturing the Product (and, for the sake of clarity, for no other pharmaceutical product) in or for the Territory during the Term, and shall have the right to grant sublicenses. Strakan shall have the exclusive right to use the Additional Development Data

*	Confidential treatment requested.

created by or on behalf of Aptalis (or any portion thereof) solely to the extent necessary for Developing, Commercializing or Manufacturing the Product (and, for the sake of clarity, for no other pharmaceutical product) outside the Territory including the right to make or have made the Product in the Territory solely for the purpose of supplying its customers or those of its licensees outside the Territory and shall have the right to grant sublicenses. Subject to this Section 4.7, the Parties agree to exchange information related to any planned, in-progress and/or completed clinical studies that may be relevant to the other Party’s Development activities, including information with respect to Phase 4 Studies.

ARTICLE 5

REGULATORY MATTERS

5.1 Transfer of Product IND and Product NDA. Effective as of the Effective Date, ProStrakan hereby assigns the Product NDA and the Product IND to Aptalis. To the extent required by applicable Laws, and at such time as Aptalis shall direct, ProStrakan shall notify the FDA of the transfer of such Product NDA and Product IND. Notwithstanding anything to the contrary in this Agreement, except in connection with the assignment of this Agreement in accordance with Section 17.6, Aptalis shall not be entitled to transfer, assign, encumber (other than in connection with general liens as part of financing arrangements in the ordinary course) or convey such Product NDA and Product IND to any Third Party.

5.2 Filing & Maintenance of Regulatory Approvals. From the Effective Date, Aptalis shall, at its sole expense, support and maintain all Regulatory Approvals in the Territory (including the Product IND and Product NDA assigned to Aptalis by ProStrakan under Section 5.1 above and any future Regulatory Approvals obtained by Aptalis or its Affiliates for the Product in the Territory), including filing reports or regulatory variations with the applicable Regulatory Authorities (subject to the provisions of Sections 5.4 and 5.6). Aptalis shall provide Strakan with drafts of all documents or correspondence to be submitted to any Regulatory Authority in the Territory that pertains to the Product at least one (1) week (or such lesser period of time as may be necessitated by the circumstances) prior to the proposed filing date, if possible. Aptalis will consult in advance with Strakan with respect to any substantive or material filings to be made in accordance with both the terms of this Section 5.2 and the Supply Agreement, including Regulatory Approval applications, and shall take into consideration all reasonable comments made by Strakan in respect of such filings. Strakan shall provide Aptalis with drafts of any documents or correspondence related to the Manufacture of the Product reasonably requested by Aptalis (and in the timeframe reasonably requested by Aptalis), and shall provide Aptalis with any information, data or documentation that Aptalis requests with respect to the Manufacture of the Product, but Aptalis shall be responsible for all regulatory filings related to the Manufacture of the Product in the Territory.

5.3 Appearances Related to the Product. Aptalis shall be the Party that is responsible for communicating directly with and appearing before the FDA or any other Regulatory Authority with respect to the Development or Commercialization of the Product in the Territory.

*	Confidential treatment requested.

5.4 Step-In Rights in Relation to Regulatory Approvals for the Product. In the event that Aptalis fails to maintain any Regulatory Approval for the Product in the Territory, in addition to any other rights or remedies that Strakan may have, Strakan shall have the right to seek or maintain such Regulatory Approval, either in Aptalis’s or its own name upon thirty (30) days prior written notice to Aptalis. In such event, Aptalis shall cooperate with Strakan’s efforts to seek or maintain such Regulatory Approval.

5.5 Right of Reference.

5.5.1 Strakan shall, for the purpose of Aptalis exercising its rights under this Agreement, permit Aptalis to have access to and grant it the right to reference and use all regulatory filings and regulatory communications associated with any submissions for Regulatory Approval and Regulatory Approvals for the Product outside the Territory to the extent permitted under applicable Laws. Where required in order for Aptalis to obtain such access, Strakan shall, as soon as reasonably possible (no later than thirty (30) days from Aptalis’s request), provide the applicable Regulatory Authorities with notice of its consent to such access by Aptalis in the appropriate form.

5.5.2 Upon transfer of the Product IND and Product NDA to Aptalis, Aptalis shall, upon Strakan’s reasonable request which shall be accompanied by a reasonable explanation of the reason for such request, permit Strakan to have access to and grant it the right to reference and use all regulatory filings and regulatory communications associated with the Product IND and Product NDA and any other Regulatory Approvals for the Product held by Aptalis or an Aptalis Affiliate. Such right shall include, without limitation, access to the original documentation and file source data submitted to the Regulatory Authorities in respect of the Product NDA application as well as to any updates made to such documentation and data since the original filing, and permission to cross refer to and make copies of all such data and documentation for the purposes of future regulatory filings in respect of indications outside the Territory or Development activities by Strakan (or its designee). Where required in order for Strakan to obtain such access, Aptalis shall, as soon as reasonably possible (no later than thirty (30) days from Strakan’s request), provide the applicable Regulatory Authorities with notice of its consent to such access by Strakan in the appropriate form.

5.6 Advance Notice. Subject to applicable Laws, Aptalis shall provide Strakan with reasonable advance notice (no less than ten (10) Business Days, if feasible) of any meeting or substantive or material conference call with any Regulatory Authority relating to any regulatory filing, regulatory communication or Regulatory Approval for the Product in the Territory. Strakan has no right to initiate or appear at any meetings or participate on such calls. If it is not possible to provide Strakan notice of any such meeting or conference call, Aptalis shall immediately thereafter provide Strakan with a summary of any such meeting or conference call. Aptalis shall promptly, but in no event more than fifteen (15) Business Days after receipt, furnish Strakan with copies of all substantive or material documents or correspondence Aptalis has had with or receives from any Regulatory Authority, and contact reports concerning substantive or material conversations or meetings with any Regulatory Authority, in each case relating to the Product in the Territory (including any minutes from a meeting with respect thereto).

*	Confidential treatment requested.

5.7 Product Quality Agreement. Upon the Signing Date, and subject to Section 17.10, the Parties shall enter into the Product Quality Agreement.

5.8 Safety Data Exchange Agreement. Upon the Signing Date, and subject to Section 17.10, the Parties shall enter into the SDEA.

ARTICLE 6

COMMERCIALIZATION OF THE PRODUCT

6.1 Principles of Commercialization. Aptalis will be solely responsible for Commercializing the Product in the Territory during the Term in accordance with the Commercialization Plan and this Agreement, including [*] percent ([*]%) of the expenses (including pre-marketing and detailing expenses) incurred by Aptalis in connection with the Commercialization of the Product in the Territory.

6.2 Launch and Commercialization; General.

6.2.1 Launch. Aptalis shall use its Commercially Reasonable Efforts to Commercially Launch the Product in the Territory [*].

6.2.2 Commercialization Efforts. Aptalis shall use Commercially Reasonable Efforts to Commercialize the Product in the Territory, subject to and in accordance with the provisions of this Agreement.

6.2.3 [*].

6.2.4 [*].

6.2.5 [*].

6.3 Summary of Launch and Commercialization Plan; [*] Submission of Commercialization Plan; No Commitment. Attached hereto as Exhibit E is an initial draft summary of Aptalis’s launch and Commercialization plan for the Product (the “Launch Plan Summary”) for the [*] period following the Commercial Launch of the Product. [*]. For purposes of this Agreement, the commencement of the Commercial Launch shall be deemed to occur on the date specified in the Launch Plan Summary or, if later, as specified by Aptalis by notice to Strakan, which date shall not be unreasonably delayed. Aptalis shall submit to Strakan a Commercialization Plan for the Product in the Territory [*] and may amend and/or update any such Plan, subject to notice to Strakan. For the avoidance of doubt, it is understood and agreed by the Parties that (a) the contents of the Launch Plan Summary and the Commercialization Plans submitted by Aptalis as provided for herein, as amended, updated, etc., and including future [*] Commercialization Plans, shall not be considered a commitment or obligation of any kind on the part of Aptalis, but represents only a good faith estimate of Aptalis’s anticipated Commercialization efforts for the Product, (b) Aptalis’s failure to actually achieve such Commercialization efforts shall not be deemed a breach of this Agreement and (c) the contents of

*	Confidential treatment requested.

the Launch Plan Summary and the Commercialization Plans submitted by Aptalis as provided for herein, as updated, amended, etc., shall not be considered in any way in determining whether Aptalis has exercised Commercially Reasonable Efforts to Commercialize the Product. For clarity the above provisions of Section 6.3 shall not derogate from the obligations of Aptalis set out in Section 6.2.

6.4 Promotional Materials

6.4.1 Aptalis Promotional Materials. As soon as practicable after the Effective Date, Aptalis will create and develop Promotional Materials for the Territory in accordance with Regulatory Approvals and applicable Laws. Prior to making a claim with respect to the Product that has not been sent to Strakan previously, Aptalis shall submit to Strakan such claim for information purposes. If Strakan has any concern as to whether any claim is in accordance with any applicable Regulatory Approval in the Territory or applicable Law in the Territory, it shall raise the matter with Aptalis within ten (10) Business Days of receiving the claim from Aptalis. If Aptalis does not agree with Strakan’s concern, then an ad hoc meeting of the OC will take place as soon as reasonably possible to resolve the matter in dispute. If the matter is not resolved by the OC then the dispute shall be subject to the procedures in Section 15.2. Copies of all Promotional Materials used in the Territory will be archived by Aptalis in accordance with applicable Laws.

6.4.2 Other Promotional Materials. Strakan will from time to time, upon the reasonable request of Aptalis, but in any event at least annually, provide copies of its Promotional Materials used outside the Territory to Aptalis, and subject to any Third Party rights, grant Aptalis the right to use such materials in the Territory. Strakan will bear the cost of obtaining any reasonably necessary Third Party consents to the use of Promotional Materials in existence as of the Signing Date by Aptalis in the Territory.

6.4.3 Aptalis Ownership of Promotional Materials. During the Term Aptalis shall own all right, title and interest in and to any Promotional Materials relating to the Product in the Territory, including applicable copyrights and trademarks, but excluding copyrights and trademarks owned by Strakan or Third Parties as contemplated by Sections 6.4.2, 10.7.1 and 10.7.2.

6.5 Compliance with Laws. Each Party or its permitted Third Party contractors shall perform its responsibilities under this Article 6 in accordance with all applicable Laws.

ARTICLE 7

MANUFACTURE OF THE PRODUCT

7.1 Development and Commercial Supply by Strakan. Subject to the terms of the Supply Agreement, during the Term Strakan shall Manufacture, or arrange for a Third Party to Manufacture, and supply exclusively to Aptalis in the Territory all of Aptalis’s requirements of the Product for Development and Commercialization in accordance with the terms of the Supply Agreement [*].

*	Confidential treatment requested.

ARTICLE 8

FINANCIAL TERMS; PAYMENT TERMS

8.1 Upfront Payment. As partial payment for the rights and licenses granted by Strakan pursuant to this Agreement, Aptalis shall, within [*] Business Days of the Effective Date, pay to Strakan a non-creditable and non-refundable amount of Twenty Million Dollars ($20,000,000).

8.2 Milestones. As further payment for the rights and licenses granted by Strakan to Aptalis pursuant to this Agreement:

8.2.1 Commercialization Milestone. [*]

8.2.2 Sales Milestone Payments.

(a) Aptalis shall notify Strakan as soon as practicable upon achievement of each milestone set forth below (each, a “Milestone”). In further consideration of the rights granted to Aptalis hereunder, no later than [*] days after receiving Strakan’s invoice following Aptalis’s achieving each Milestone, Aptalis shall pay to Strakan the corresponding non-creditable and non-refundable milestone payment set forth below (each, a “Sales Milestone Payment”).

Milestone	Product Sales Milestone Payment
Net Sales of Product in any [*] during the Term equal to or greater than [*] Dollars ($[*])	$[*]

Net Sales of Product in any [*] during the Term equal to or greater than [*] Dollars ($[*])	$[*]

Net Sales of Product in any [*] during the Term equal to or greater than [*] Dollars ($[*])	$[*]

Net Sales of Product in any [*] during the Term equal to or greater than [*] Dollars ($[*])	$[*]

Net Sales of Product in any [*] during the Term equal to or greater than [*] Dollars ($[*])	$[*]

(a) For the avoidance of doubt each Sales Milestone Payment shall be payable only once upon achievement of the applicable Milestone by the Product, regardless of the number of times such Milestone may be achieved and regardless of the achievement thereof separately by an extension, enhanced or modified presentation or formulation thereof; and

(b) If more than one Milestone is achieved [*] then the aggregate of the applicable Sales Milestone Payments will be payable. For example if [*].

*	Confidential treatment requested.

8.3 Royalties.

8.3.1 Royalty Rate. From the Effective Date, as further consideration for Strakan’s grant of the rights and licenses to Aptalis hereunder, Aptalis will pay to Strakan a royalty on Net Sales of the Products in the Territory, subject to the deduction of (a) [*], (b) [*], (c) [*], and (d) [*], as follows:

Aggregate Net Sales [*]	Product Royalty Rate
For that portion of Net Sales in [*] which is less than or equal to [*] Dollars ($[*])	[*]%

For that portion of Net Sales in [*] which is greater than [*] Dollars ($[*]) up to [*] Dollars ($[*])	[*]%

For that portion of Net Sales in [*] which is greater than [*] Dollars ($[*])	[*]%

8.3.2 Royalty Term. Royalties due under this Section 8.3 will commence upon the First Commercial Sale of the Product in the Territory after the date of this Agreement and will continue during the Term.

8.3.3 Royalty Payments and Sales Reporting. Within forty-five (45) days following [*] Aptalis shall provide Strakan a report setting forth, the amount of gross sales of the Products in the Territory for [*], a calculation of Net Sales, and a calculation of the amount of royalty payments due on such Net Sales after deducting [*] (“Sales Reports”). Royalty payments due pursuant to this Section 8.3 are due and payable within [*] Business Days of receipt of an invoice from Strakan. Each Sales Report will be considered Confidential Information of Aptalis subject to the obligations of Article 9 of this Agreement.

8.4 Payment Method. All undisputed amounts due to either Party hereunder will be paid in Dollars by wire transfer in immediately available funds to an account designated by such Party. Any payments or portions thereof due hereunder that are not subject to good faith dispute and not paid by the date such payments are due under this Agreement will bear simple interest at the lower of (a) United States Prime Rate, as reported in the Wall Street Journal, Eastern Edition, on the due date (or, if the due date is not a Business Day, on the last Business Day prior to such due date) plus two percent (2%), or (b) the maximum rate permitted by applicable Law, calculated on the number of days such payment is delinquent.

8.5 Taxes.

8.5.1 Withholding Taxes. Strakan will be responsible for any and all income or other taxes owed by Strakan and required by applicable Law to be withheld or deducted from any of the royalty and other payments made by or on behalf of Aptalis to Strakan hereunder

*	Confidential treatment requested.

(“Withholding Taxes”), and Aptalis may deduct from any amounts that Aptalis is required to pay hereunder an amount equal to such Withholding Taxes. Aptalis will provide Strakan with reasonable advance notice of tax withholding obligations to which it reasonably believes that it is subject. Strakan will provide Aptalis any reasonable information available to Strakan that is necessary to determine the Withholding Taxes. Such Withholding Taxes will be paid to the proper taxing authority for Strakan’s account and evidence of such payment will be secured and sent to Strakan within one (1) month of such payment. The Parties will do all such lawful acts and things and sign all such lawful deeds and documents as either Party may reasonably request from the other Party to enable Strakan and Aptalis or its Affiliates to take advantage of any applicable legal provision or any treaty provisions with the object of paying the sums due to Strakan hereunder with the lowest legal amount of Withholding Taxes.

8.5.2 Additional Withholding Taxes. If, as a result of any change in the corporate status or location of Aptalis, or the permitted assignment of this Agreement by Aptalis, in each case where Strakan’s prior consent has not been sought and obtained, additional Withholding Taxes become due on payments from Aptalis or its permitted assignee to Strakan that would not have been due, solely as a result of the difference in tax treatment of the changed corporate status or under applicable Law of or treaty with the taxing jurisdiction of the changed location, as compared to the United States absent such change in corporate status or location or permitted assignment where Strakan’s prior consent has not been sought and obtained, and Strakan is permanently unable to claim a credit or reimbursement for such tax, in whole or in part, then Aptalis will deduct Withholding Taxes in accordance with this Section 8.5, but will, in addition to the sums otherwise payable under this Agreement, pay to Strakan such further sum as will ensure that, after deduction of Withholding Taxes on all such sums, the net amount received by Strakan equals the amount that Strakan would have received had the non-creditable or non-reimbursable excess portion of such additional Withholding Taxes not been deducted.

8.6 Records Retention; Financial Audit.

8.6.1 Record Retention. Each Party will maintain complete and accurate books, records and accounts used for the determination of expenses incurred in connection with the performance of Development or Commercialization activities or otherwise relevant for the calculation of Net Sales, in sufficient detail to confirm the accuracy of any payments required under this Agreement, which books, records and accounts will be retained by such Party for five (5) years after the end of the period to which such books, records and accounts pertain, or longer as is required by applicable Law.

8.6.2 Financial Audit. Each Party will have the right to have an independent certified public accounting firm of internationally recognized standing, reasonably acceptable to the other Party, to have access during normal business hours, and upon reasonable prior written notice, to such of the records of the other Party as may be reasonably necessary to verify the accuracy of any expenses shared or paid by the other Party under this Agreement or the calculation of Net Sales for any Calendar Year ending not more than five (5) years prior to the date of such request; provided, however, that, (a) no Party will have the right to conduct more than one such audit in any twelve (12) month period and that (b) the auditing Party shall not be permitted to

*	Confidential treatment requested.

audit the same period of time more than once, unless evidence of fraud or gross negligence arises in a subsequent audit and the auditing Party reasonably believes that such evidence indicates the reasonable possibility of fraud or gross negligence in any such prior period. The accounting firm will disclose to the Parties only whether the various expenses subject to being shared by this Agreement, Net Sales reported by the audited Party are correct or incorrect and the specific details concerning any discrepancies. The auditing Party will bear all costs of such audit, unless the audit reveals a discrepancy in the auditing Party’s favor of more than ten percent (10%), in which case the audited Party will bear the cost of the audit. The result of the audit shall, in the absence of manifest error, be final and binding on the Parties. Aptalis shall obtain from any subcontractor, as applicable, audit rights at least as favorable as the audit rights set forth in this Section 8.6.2 and the right to share the results of any such audit with Strakan. In the event that Strakan reasonably believes that there is a material inaccuracy in the reporting by a subcontractor, as applicable, of the Net Sales of such subcontractor, then Strakan may direct Aptalis to exercise such audit rights in accordance with procedures reasonably requested by Strakan.

8.6.3 Payment of Additional Amounts. If, based on the results of any audit, additional payments are owed to either Party under this Agreement, then the paying Party will make such additional payments within thirty (30) days (provided that the paying Party has received an invoice in respect of the same) after the accounting firm’s written report is delivered to the Parties. The provisions of Section 8.5 shall apply to such payment.

8.6.4 Confidentiality. Each Party will treat all information subject to review under this Section 8.6 in accordance with the provisions of Article 9. Prior to conducting any audit hereunder, the Party conducting such audit will cause its accounting firm to enter into a reasonably acceptable confidentiality agreement with the audited Party obligating such accounting firm to maintain all such financial information in confidence with standards no less stringent that the terms of Article 9 of this Agreement.

*	Confidential treatment requested.

ARTICLE 9

CONFIDENTIALITY

9.1 Confidential Information.

9.1.1 Confidential Information. As used in this Agreement, the term “Confidential Information” means all secret, confidential or proprietary information or data, whether provided in written, oral, graphic, video, computer, electronic or other form, provided pursuant to this Agreement by one Party (the “Disclosing Party”) to the other Party (the “Receiving Party”), including information relating to the Disclosing Party’s existing or proposed research, development efforts, Know-How, Development Data, patent applications, business or products, and any other materials that have not been made available by the Disclosing Party to the general public. Notwithstanding the foregoing sentence, Confidential Information shall not include any information or materials that:

(a) were already known to the Receiving Party (other than under an obligation of confidentiality), at the time of disclosure by the Disclosing Party, to the extent such Receiving Party has documentary evidence to that effect;

(b) were generally available to the public or otherwise part of the public domain at the time of disclosure thereof to the Receiving Party;

(c) became generally available to the public or otherwise part of the public domain after disclosure or development thereof, as the case may be, and other than through any act or omission of a Party in breach of such Party’s confidentiality obligations under this Agreement;

(d) were disclosed to a Party, other than under an obligation of confidentiality, by a Third Party who had no obligation to the Disclosing Party not to disclose such information to others; or

(e) were independently discovered or developed by or on behalf of the Receiving Party without the use of the Confidential Information belonging to the other Party, to the extent such Receiving Party has documentary evidence to that effect.

9.1.2 Confidentiality Obligations. Each of Strakan and Aptalis shall keep all Confidential Information received from the other Party with the same degree of care it maintains the confidentiality of its own Confidential Information, but in no event less than a reasonable degree of care. Neither Party shall use such Confidential Information for any purpose other than in performance of this Agreement or disclose the same to any other person other than to such of its and its Affiliates’ or sub-licensees, directors, officers, managers, employees, independent contractors, agents or consultants who have a need to know such Confidential Information to implement the terms of this Agreement or enforce its rights under this Agreement; provided,

*	Confidential treatment requested.

however, that a Receiving Party shall advise any of its and its Affiliates’, sub-licensees, directors, officers, managers, employees, independent contractors, agents or consultants who receives such Confidential Information of the confidential nature thereof and of the obligations contained in this Agreement relating thereto, and the Receiving Party shall ensure (including, in the case of a Third Party, by means of a written agreement with such Third Party having terms at least as protective as those contained in this Article 9) that all such directors, officers, managers, employees, independent contractors, agents or consultants comply with such obligations as if they had been a Party hereto. Upon termination of this Agreement, the Receiving Party shall return or destroy all documents, tapes or other media, other than the Receiving Party’s back-up or archival media (which media shall be destroyed in the normal course of the Receiving Party’s document retention program), containing Confidential Information of the Disclosing Party that remain in the possession of the Receiving Party or its directors, managers, employees, independent contractors, agents or consultants, except that the Receiving Party may keep one copy of the Confidential Information in the legal department files of the Receiving Party, solely for archival purposes. Such archival copy shall be deemed to be the property of the Disclosing Party, and shall continue to be subject to the provisions of this Article 9.

9.1.3 Permitted Disclosure and Use. Notwithstanding Section 9.1.2, a Party may disclose Confidential Information belonging to the other Party to the extent such disclosure is reasonably necessary to: (a) obtain Regulatory Approval of the Product to the extent such disclosure is made to a Regulatory Authority; (b) comply with or enforce any of the provisions of this Agreement; or (c) comply with applicable Laws, including a filing with the Securities and Exchange Commission or other listing authority, provided, that, the disclosing Party shall provide copies of the disclosure reasonably in advance of such filing or other disclosure for the non-disclosing Party’s prior review and comment. If a Party deems it necessary to disclose Confidential Information of the other Party pursuant to this Section 9.1.3, such Party shall, if reasonably possible and permissible, give reasonable advance notice of such disclosure to the other Party to permit such other Party sufficient opportunity to object to such disclosure or to take measures to ensure confidential treatment of such information. In addition, notwithstanding Section 9.1.2, the Parties shall prepare standardized responses to anticipated inquiries from the public or press, stockholders, investors and/or analysts with respect to the Product or other activities hereunder that may be disclosed.

9.1.4 Notification. The Receiving Party shall notify the Disclosing Party promptly upon discovery of any unauthorized use or disclosure of the Disclosing Party’s Confidential Information, and will cooperate with the Disclosing Party in any reasonably requested fashion to assist the Disclosing Party to regain possession of such Confidential Information and to prevent its further unauthorized use or disclosure.

9.2 Publicity; Filing of this Agreement. The Parties agree that the public announcement of the execution of this Agreement by (a) Strakan shall be substantially in the form of the press release attached as Exhibit F-1 (the “Strakan Press Release”) and (b) Aptalis shall be substantially in the form of the press release attached as Exhibit F-2 (the “Aptalis Press Release”). Any other publication, news release or other public announcement relating to this Agreement or to

*	Confidential treatment requested.

the performance hereunder, shall first be reviewed and approved by both Parties; provided, however, that any disclosure which is required by applicable Law as advised by the disclosing Party’s counsel may be made without the prior consent of the other Party. To the extent practicable and permissible, the disclosing Party shall be given at least three (3) Business Days advance notice of any such legally required disclosure, and the other Party shall provide any comments on the proposed disclosure during such period. To the extent that either Party determines that it or the other Party is required to file or register this Agreement or a notification thereof to comply with the requirements of an applicable stock exchange or NASDAQ regulation or any Governmental Authority, including the United States Securities and Exchange Commission, the Competition Directorate of the Commission of the European Communities or the United States Federal Trade Commission, such Party shall promptly inform the other Party thereof. Prior to making any such filing, registration or notification, the Parties shall agree on the provisions of this Agreement for which the Parties shall seek confidential treatment, it being understood that if one Party determines to seek confidential treatment for a provision for which the other Party does not, then the Parties will use reasonable efforts in connection with such filing to seek the confidential treatment of any such provision. The Parties shall cooperate, each at its own expense, in such filing, registration or notification, including such confidential treatment request, and shall execute all documents reasonably required in connection therewith.

9.3 Use of Names. Subject to Sections 9.1.3 and 9.2 neither Party shall use the name of the other Party in relation to this transaction in any public announcement, press release or other public document without the prior, written consent of such other Party, which consent shall not be unreasonably withheld; provided, however, that either Party may use the name of the other Party in any document filed with any Regulatory Authority, including FDA, or with the Securities and Exchange Commission or otherwise as required by applicable Law.

9.4 Confidentiality of this Agreement. The terms of this Agreement shall be Confidential Information of each Party and, as such, shall be subject to the provisions of this Article 9; provided, however, that either Party may disclose the terms of this Agreement to any Third Party with which it is proposing to merge or which might be proposing to acquire or invest in the relevant Party provided that such Third Party agrees to keep the terms of this Agreement confidential.

9.5 Survival. The obligations and prohibitions contained in this Article 9 shall survive the expiration or termination of this Agreement.

ARTICLE 10

INTELLECTUAL PROPERTY

10.1 Inventions Related to the Product.

10.1.1 Ownership.

(a) Strakan. Subject to this Article 10, Strakan shall solely own within and outside of the Territory any invention that is created by employees of Strakan (or of its

*	Confidential treatment requested.

Affiliates, subcontractors, distributors or sublicensees) jointly (other than jointly with Aptalis) or severally, (x) as a result of Strakan carrying out any of its obligations under this Agreement, and (y) pertaining to the Product (“Strakan Inventions”). Aptalis shall have an exclusive (even as to Strakan), royalty-free, irrevocable, sublicensable license to make, use and sell Strakan Inventions in order to research, Develop, Commercialize and Manufacture the Product in or for the Territory.

(b) Aptalis. Subject to this Article 10, Aptalis shall solely own within and outside of the Territory any invention created by employees of Aptalis (or of its Affiliates, subcontractors, distributors or sublicensees) jointly (other than jointly with Strakan) or severally, (x) as a result of Aptalis carrying out any of its obligations under this Agreement, and (y) pertaining to the Product (“Aptalis Inventions”). Strakan shall have an exclusive (even as to Aptalis), royalty-free, irrevocable, sublicensable license to make, use and sell Aptalis Inventions in order to research, Develop, Commercialize and Manufacture the Product (i) outside the Territory and (ii) in the Territory, provided, however, that the license that is the subject of this clause (ii) shall not be effective until after the Term except that Strakan shall be entitled to make or have made the Product in the Territory solely for the purpose of supplying its customers or those of its licensees outside the Territory.

(c) Joint. The Parties shall jointly own any invention that is created by employees of Strakan (or of its Affiliates, subcontractors, distributors or sublicensees) jointly or severally together with employees of Aptalis (or of its Affiliates, subcontractors, distributors or sublicensees) as a result of their carrying out any of their respective obligations under this Agreement (“Joint Inventions”). Except as expressly provided in this Agreement and subject to Section 10.3 and the next succeeding sentence, neither Party shall exploit any Joint Invention without the prior written approval of the other Party, it being understood that such approval may be conditioned on agreement after good faith negotiations. Aptalis shall have the exclusive (even as to Strakan), irrevocable, worldwide, sublicensable right, without any accounting to Strakan as to any profits or other returns derived therefrom, to make, use and sell any Joint Invention in order to research, Develop, Commercialize and Manufacture the Product in the Territory. Strakan shall have an exclusive (even as to Aptalis), royalty-free, irrevocable, sublicensable right, without any accounting to Aptalis as to any profits or other returns derived therefrom, to make, use and sell any Joint Invention in order to research, Develop, Commercialize and Manufacture the Product (i) outside the Territory and (ii) in the Territory, provided, however, that the right that is the subject of this clause (ii) shall not be effective with regard to the Product in the Territory until after the Term except that Strakan shall be entitled to make or have made the Product in the Territory solely for the purpose of supplying its customers or those of its licensees outside the Territory.

10.2 Specified Patent Maintenance. Strakan shall Maintain the Specified Patent during the Term.

10.3 Patents Covering Joint Inventions.

10.3.1 Strategy. The Parties shall discuss in good faith, and if agreed upon, implement, a mutually agreeable patent strategy with respect to all Joint Inventions that may be

*	Confidential treatment requested.

patentable, and, in any event, shall cause their respective patent counsel to communicate regularly regarding the prosecution and Maintenance of any Patents covering any Joint Invention in the Territory and outside the Territory.

10.3.2 Aptalis. Aptalis shall be responsible for the prosecution (including filing applications for Patents) and Maintenance of any Patents covering any Joint Invention (“Joint Patents”), the costs of which shall be borne by Aptalis with respect to the Territory and Strakan with respect to jurisdictions outside of the Territory, unless otherwise agreed by the Parties. Aptalis shall provide to Strakan copies of all communications sent to and received from patent offices pertaining to the prosecution of such Joint Patents, including draft patent applications, filing receipts, office actions, information disclosure statements (including cited art/material), responses and/or amendments, and notices of allowance. Furthermore, the Parties shall cause their patent counsel to communicate regularly in advance regarding the prosecution of such Joint Patents. Strakan shall be given at least fifteen (15) Business Days prior to the earlier of the expiration of any shortened statutory period for response or anticipated filing to review and comment upon the text of any such communication. Aptalis also shall keep Strakan advised on the Maintenance of any such Joint Patents and provide Strakan with a reasonable opportunity to comment on matters related to Maintenance. In the event that the Parties, after good faith discussions, cannot agree with respect to any decision to be made regarding the prosecution and Maintenance of any Joint Patent (including decisions relating to interference, opposition, revocation, reissue, reexamination and similar proceedings related to such Patents), Aptalis shall make such decision with respect to the Territory and Strakan shall make such decision with respect to all jurisdictions outside of the Territory. In all cases, each Party shall provide reasonable assistance to the other Party, at Aptalis’s expense with respect to such Joint Patents in the Territory and at Strakan’s expense with respect to such Joint Patents outside the Territory, with respect to any activities determined by the other Party to be necessary or desirable to obtain and Maintain such Patent protection.

10.3.3 Strakan. In the event Aptalis elects not to prepare, file, prosecute or Maintain any such Joint Patents, it shall give Strakan notice to this effect, sufficiently in advance to permit Strakan to undertake such filing, prosecution and Maintenance without a loss of rights, and, thereafter, Strakan may, upon written notice to Aptalis, file and prosecute such Joint Patents applications and Maintain such Joint Patents in Aptalis’s name, the costs of which shall be borne by Aptalis in the Territory and Strakan outside of the Territory, unless otherwise agreed by the Parties, provided that Strakan shall provide to Aptalis, for Aptalis’s review and comment, copies of all communications sent to and received from any patent office pertaining to such Joint Patents, including draft patent applications, filing receipts, office actions, information disclosure statements (including cited art/material), responses and/or amendments, and notices of allowance.

10.4 Patents Covering Aptalis Inventions. Aptalis shall be solely responsible for the prosecution (including filing applications for Patents) and Maintenance of any Patents covering the Aptalis Inventions (“Aptalis Patents”) at Aptalis’s expense. Aptalis shall provide to Strakan copies of all communications sent to and received from patent offices pertaining to the prosecution of such Aptalis Patents, including draft patent applications, filing receipts, office actions,

*	Confidential treatment requested.

information disclosure statements (including cited art/material), responses and/or amendments, and notices of allowance. Furthermore, the Parties shall cause their patent counsel to communicate regularly in advance regarding the prosecution of such Aptalis Patents. With respect to Aptalis Patents outside of the Territory or in the Territory after the Term, Strakan shall be given at least fifteen (15) Business Days prior to the earlier of the expiration of any shortened statutory period for response or anticipated filing to review and comment upon the text of any such communication. Aptalis also shall keep Strakan advised on the maintenance of any such Aptalis Patents and provide Strakan with a reasonable opportunity to comment on matters related to Maintenance. In the event that the Parties, after good faith discussions, cannot agree with respect to any decision to be made with respect to the preparation, filing, prosecution and maintenance of any such Aptalis Patents (including decisions relating to interference, opposition, revocation, reissue, reexamination and similar proceedings), Aptalis shall make such decision. With respect to Aptalis Patents outside of the Territory or in the Territory after the Term, in the event Aptalis elects not to prepare, file, prosecute or Maintain any such Aptalis Patents, it shall give Strakan notice to this effect, sufficiently in advance to permit Strakan to undertake such filing, prosecution and Maintenance without a loss of rights, and, thereafter, Strakan may, upon written notice to Aptalis, file and prosecute such Patent applications and Maintain such Patents in Aptalis’s name, all at Strakan’s expense, provided that Strakan shall provide to Aptalis, for Aptalis’s review and comment, copies of all communications sent to and received from any patent office pertaining to such Aptalis Patents, including draft patent applications, filing receipts, office actions, information disclosure statements (including cited art/material), responses and/or amendments, and notices of allowance.

10.5 Patents Covering Strakan Inventions. Strakan shall be solely responsible for the prosecution (including filing applications for Patents) and Maintenance of any Patents covering the Strakan Inventions (“Strakan Patents”) at Strakan’s expense. Strakan shall provide to Aptalis copies of all communications sent to and received from patent offices pertaining to the prosecution of such Strakan Patents, including draft patent applications, filing receipts, office actions, information disclosure statements (including cited art/material), responses and/or amendments, and notices of allowance. Furthermore, the Parties shall cause their patent counsel to communicate regularly in advance regarding the prosecution of such Strakan Patents. With respect to Strakan Patents in the Territory, Aptalis shall be given at least fifteen (15) Business Days prior to the earlier of the expiration of any shortened statutory period for response or anticipated filing to review and comment upon the text of any such communication. Strakan also shall keep Aptalis advised on the Maintenance of any such Strakan Patents and provide Aptalis with a reasonable opportunity to comment on matters related to Maintenance. In the event that the Parties, after good faith discussions, cannot agree with respect to any decision to be made with respect to the preparation, filing, prosecution and Maintenance of any such Patents (including decisions relating to interference, opposition, revocation, reissue, reexamination and similar proceedings), Strakan shall make such decision. With respect to Strakan Patents in the Territory, in the event Strakan elects not to prepare, file, prosecute or Maintain any such Strakan Patents, it shall give Aptalis notice to this effect, sufficiently in advance to permit Aptalis to undertake such filing, prosecution and Maintenance without a loss of rights, and, thereafter, Aptalis may, upon written notice to Strakan, file and prosecute such Patent applications and Maintain such Patents in

*	Confidential treatment requested.

Strakan’s name, all at Aptalis’s expense, provided that Aptalis shall provide to Strakan, for Strakan’s review and comment, copies of all communications sent to and received from any patent office pertaining to such Patents, including draft patent applications, filing receipts, office actions, information disclosure statements (including cited art/material), responses and/or amendments, and notices of allowance.

10.6 Enforcement of Patent Rights.

10.6.1 Notice. If a Party becomes aware of any infringement, anywhere in the world, of any issued Patent covering the Strakan Inventions, the Aptalis Inventions and/or any Joint Inventions, such Party will notify the other Party in writing to that effect. Any such notice shall include any available evidence to support an allegation of such infringement.

10.6.2 Enforcement of Strakan Patents and Joint Patents in the Territory. Except as otherwise provided in this Section 10.6.2, Aptalis shall, as between Strakan and Aptalis, have the first right but not the obligation, at its own expense, to take action (or cause or permit to be taken action) to obtain a discontinuance of infringement or bring suit against a Third Party infringer in the Territory of any Strakan Patents or any Joint Patents. Such right shall remain in effect until thirty (30) days after the date of notice given under Section 10.6.1. Aptalis, at its own expense, may require Strakan to join as a party plaintiff to any action or suit resulting from Aptalis’s exercise of such rights. Strakan may participate, and be represented by independent counsel, in such litigation at its own expense. Aptalis shall not consent to the entry of any judgment or enter into any settlement with respect to such an action or suit without the prior written consent of Strakan (not to be unreasonably withheld or delayed) if such judgment or settlement includes a finding or agreement that any Strakan Patent or Joint Patent is invalid, unenforceable, or not infringed or would enjoin or grant other equitable relief against Strakan. Aptalis shall bear all the expenses of any such action or suit brought by Aptalis under this first right claiming infringement of any Strakan Patent or Joint Patent. If, after the expiration of the thirty (30) day period, Aptalis has not obtained a discontinuance of the infringement of any Strakan Patent or Joint Patent or filed suit against any such Third Party infringer of any Strakan Patent or Joint Patent, or provided Strakan with information and arguments demonstrating to Strakan’s reasonable satisfaction that there is insufficient basis for the allegation of such infringement of the Strakan Patents or Joint Patents, then Strakan shall have the second right, but not the obligation, at its own expense, to bring suit against such Third Party infringer in the Territory. Strakan may require Aptalis to join as a party plaintiff to any action or suit resulting from Strakan’s exercise of such rights. Strakan shall not consent to the entry of any judgment or enter into any settlement with respect to such an action or suit without the prior written consent of Aptalis (not to be unreasonably withheld or delayed) if such judgment or settlement includes a finding or agreement that any Strakan Patent or Joint Patent is invalid, unenforceable, or not infringed, grants a Third Party license, or would enjoin or grant other equitable relief against Aptalis. Strakan shall bear all the expenses of any such action or suit brought by Strakan under this second right claiming infringement of any Strakan Patent or Joint Patent. Each Party shall cooperate with the other Party (including by executing any documents required to enable the other Party to initiate such litigation) in any action or suit for infringement of any Strakan Patent or Joint

*	Confidential treatment requested.

Patent brought by a Party in accordance with this Section 10.6.2 and shall have the right to consult with the other. Neither Party shall incur any liability directly to the other Party as a consequence of such action or suit or any unfavorable decision resulting therefrom, including any decision holding any Strakan Patent or Joint Patent invalid or unenforceable. However, the Party exercising the right to bring an action or suit shall indemnify and hold the other Party harmless from any liability to a Third Party as a consequence of such action or suit or any unfavorable decision resulting therefrom. Any recovery obtained by either Party as a result of any such action or suit against a Third Party infringer shall be allocated as follows:

(a) Such recovery shall first be used to reimburse each Party for all litigation costs in connection with such action or suit paid by that Party;

(b) If Aptalis brought the infringement action or suit, Aptalis shall remit a portion of the remainder of the recovery equal to the applicable royalty rate to Strakan; and

(c) If Strakan brought the infringement action or suit, the remainder of the recovery shall be shared equally by the Parties.

10.6.3 Enforcement of Aptalis Patents. Except as otherwise provided in this Section 10.6.3, Aptalis shall, as between Aptalis and Strakan, have the first right but not the obligation, at its own expense, to take action (or cause or permit to be taken action) to obtain a discontinuance of infringement or bring suit against a Third Party infringer of any Aptalis Patents. Such right shall remain in effect until ninety (90) days after the date of notice given under Section 10.6.1. Aptalis, at its own expense, may require Strakan to join as a party plaintiff to any action or suit resulting from Aptalis’s exercise of such rights. Strakan may participate, and be represented by independent counsel, in such litigation at its own expense with respect to any such litigation that is outside of the Territory or in the Territory after the Term. Aptalis shall not consent to the entry of any judgment or enter into any settlement with respect to such an action or suit without the prior written consent of Strakan (not to be unreasonably withheld or delayed) if such judgment or settlement includes a finding or agreement that any Aptalis Patent is invalid, unenforceable, or not infringed, grants a Third Party license, or would enjoin or grant other equitable relief against Strakan. Aptalis shall bear all the expenses of any such action or suit brought by Aptalis under this first right claiming infringement of any Aptalis Patent. If, with respect to an alleged infringement of the Aptalis Patents outside of the Territory or in the Territory after the Term, after the expiration of the ninety (90) day period, Aptalis has not obtained a discontinuance of the infringement of any Aptalis Patent or filed suit against any such Third Party infringer of any Aptalis Patent, or provided Strakan with information and arguments demonstrating to Strakan’s reasonable satisfaction that there is insufficient basis for the allegation of such infringement of the Aptalis Patent, then Strakan shall have the second right, but not the obligation, at its own expense, to bring suit against such Third Party infringer (x) outside the Territory or (y) in the Territory after the Term. Strakan may require Aptalis to join as a party plaintiff to any action or suit resulting from Strakan’s exercise of such rights. Strakan shall not consent to the entry of any judgment or enter into any settlement with respect to such an action or suit without the prior written consent of Aptalis (not to be unreasonably withheld or delayed) if such judgment or settlement includes a finding or agreement that any Aptalis Patents are invalid, unenforceable, or not infringed, grants a

*	Confidential treatment requested.

Third Party license, or would enjoin or grant other equitable relief against Aptalis. Strakan shall bear all the expenses of any such action or suit brought by Strakan under this second right claiming infringement of any Aptalis Patent. Each Party shall cooperate with the other Party (including by executing any documents required to enable the other Party to initiate such litigation) in any action or suit for infringement of any Aptalis Patent brought by a Party in accordance with this Section 10.6.3 and shall have the right to consult with the other. Neither Party shall incur any liability directly to the other Party as a consequence of such action or suit or any unfavorable decision resulting therefrom, including any decision holding any Aptalis Patent invalid or unenforceable. However, the Party exercising the right to bring an action or suit shall indemnify and hold the other Party harmless from any liability to a Third Party as a consequence of such action or suit or any unfavorable decision resulting therefrom. Any recovery obtained by either Party as a result of any such action or suit against a Third Party infringer shall be allocated as follows:

(a) Such recovery shall first be used to reimburse each Party for all litigation costs in connection with such action or suit paid by that Party;

(b) If Aptalis brought the infringement action or suit, Aptalis shall remit a portion of the remainder of the recovery equal to the applicable royalty rate to Strakan; and

(c) If Strakan brought the infringement action or suit, the remainder of the recovery shall be shared equally by the Parties.

10.6.4 Enforcement of Joint Patents Outside of the Territory. Strakan shall, as between Aptalis and Strakan, have the right but not the obligation, at its own expense, to take action (or cause or permit to be taken action) to obtain a discontinuance of infringement or bring suit against a Third Party infringer of any Joint Patents outside of the Territory. Aptalis shall provide such assistance as Strakan shall reasonably require in connection with such enforcement at Strakan’s cost.

10.6.5 Appeal. In the event that a judgment is entered against a Party exercising a rights pursuant to this Section 10.6 (the “Controlling Party”) and an appeal is available, the Controlling Party shall have the first right, but not the obligation, to file such appeal. In the event the Controlling Party does not desire to file such an appeal, it will promptly, in a reasonable time period (i.e., with sufficient time for the non-Controlling Party to take whatever action may be necessary) prior to the date on which such right to appeal will lapse or otherwise diminish, permit the non-Controlling Party to pursue such appeal at such non-Controlling Party’s own cost. If the Law requires the Controlling Party’s involvement in such appeal, the Controlling Party shall be a nominal party of the appeal and shall provide reasonable cooperation with the other Party at the other Party’s expense.

10.6.6 Third Party Licenses. If Aptalis enters into a commercially reasonable agreement with a Third Party to license any Patent in the Territory that would, but for such license, be, in the written opinion of a patent counsel selected by Aptalis that doesn’t regularly represent either of the Parties and is reasonably acceptable to Strakan, infringed by the

*	Confidential treatment requested.

Development, Manufacture, use, sale, offering for sale, importation, exportation or other Commercialization or exploitation of the Product in the Territory in accordance with this Agreement (“Third-Party License”), then Strakan shall be responsible for all payments, one hundred percent (100%) on par, with respect to the Third Party License (subject to the proviso to this sentence) and Aptalis and its Affiliates and subcontractors may deduct [*] of the payments actually made to such Third Party pursuant to such Third Party License with respect to the Product from the next payment due to Strakan under Article 8 hereof (the “Third-Party Payment”); [*]. In no event, however, shall Strakan have any liability to (a) [*] or (b) Aptalis with respect to [*]. Aptalis shall not enter into a Third-Party License without first obtaining the prior written consent of Strakan which consent shall not be unreasonably withheld, conditioned or delayed.

10.7 Trademark.

10.7.1 Ownership of Names. Each Party and its Affiliates shall retain all right, title and interest in and to its and their respective corporate names and logos.

10.7.2 Acknowledgment of Ownership. Each Party acknowledges the sole ownership by the other Party and validity of all trademarks, trade dress, logos and slogans owned by the other Party and used or intended to be used on or in connection with the Commercialization of the Product in the Territory. Each Party agrees that it will not at any time during or after the Term assert or claim any interest in or do anything which may adversely affect the validity or enforceability of any trademark, trade dress, logo or slogan owned by the other Party and used or intended to be used on or in connection with the marketing or sale of the Product. Neither Party will register, seek to register or cause to be registered any trademarks, trade dress, logos or slogans owned by the other Party and used or intended to be used on or in connection with the marketing or sale of the Product or any variation thereof, under any applicable Law providing for registration of trademarks, service marks, trade names, fictitious names or similar Laws, as an Internet domain name, or in the name of a corporation, partnership, limited liability company or other entity, without the other Party’s prior written consent.

10.7.3 Assignment of Trademark. Within five (5) business days after the Effective Date, Strakan shall file a statement of use with the United States Patent and Trademark Office (the “USPTO”), along with a declaration, proof of use, the required fees, and any other documents required by the USPTO in connection with such filing. Upon filing the statement of use, Strakan will execute an assignment of the Trademark and any related domain names, in substantially the same form as shown in Exhibit G (“Assignment”), transferring, as of the Effective Date, all right title and interest in and to the Trademark and the domain names which contain the Trademark, listed in Exhibit G throughout the world, to Aptalis. Strakan will cooperate with Aptalis in filing all documents required by the USPTO, any domain name registrar and any other entity to effectuate the assignment of the Trademark and the domain names, and any recordal thereof. Upon execution of the Assignment, the Trademark will be solely owned by Aptalis and Strakan will be bound by the terms of Section 10.7.2 herein, with respect to such ownership by Aptalis.

10.7.4 Infringement and Enforcement. In the event that either Party becomes aware of any infringement of the Trademark by a Third Party prior to execution of the

*	Confidential treatment requested.

Assignment, such Party shall promptly notify the other Party. In such event of a Third Party infringement of the Trademark, Strakan will cooperate with Aptalis, at its own expense, in providing any assistance necessary if Aptalis chooses, in its sole discretion and at its own expense, to take legal action with respect to such infringement of the Trademark.

10.7.5 License of Trademark. During the period between the Effective Date and the execution of the Assignment (“Interim Period”), Strakan grants Aptalis a royalty free, exclusive right and license (even as to Strakan) to use the Trademark in connection with the Product. Any such use of the Trademark by Aptalis during the Interim Period and pursuant to this license shall be of a quality at least equal to and substantially consistent with Strakan’s use of the Trademark prior to the Effective Date. Aptalis agrees that it will not, during the Interim Period, engage in any commercial act or other practice that could reasonably be anticipated to disparage, injure or impair the value of the reputation and goodwill associated with Strakan or the Trademark. Upon reasonable request and reasonable prior notice during the Interim Period, Strakan may inspect during regular business hours all facilities operated by Aptalis Licensee solely to verify proper use of the Trademark.

ARTICLE 11

REPRESENTATIONS AND WARRANTIES

11.1 Representations, Warranties and Covenants.

11.1.1 Mutual Representations. Each of the Parties hereby represents and warrants to the other Party that, as of the Signing Date and the Effective Date:

(a) Such Party has full corporate right, power and authority to enter into this Agreement and to perform its respective obligations under this Agreement and that it has the right to grant the licenses and sublicenses granted pursuant to this Agreement.

(b) This Agreement is a legal and valid obligation binding upon such Party and enforceable in accordance with its terms. The execution, delivery and performance of this Agreement by such Party does not conflict with any agreement, instrument or understanding, oral or written, to which it is a Party or by which it is bound, nor violate any applicable Law of any Governmental Authority having jurisdiction over it.

(c) Such Party has not granted any right to any Third Party that would conflict with the rights granted to the other Party hereunder.

(d) Except for Regulatory Approvals, manufacturing approvals and/or similar approvals necessary for the Development, Manufacture or Commercialization of the Product (and the components thereof), such Party has obtained all necessary consents, approvals and authorizations of all Government Authorities and other Persons required to be obtained by it as of the Signing Date and the Effective Date in connection with the execution, delivery and performance of this Agreement.

*	Confidential treatment requested.

(e) There is no action or proceeding pending against such Party or, to such Party’s knowledge, threatened against such Party that questions the validity of this Agreement or any action taken by such Party in connection with the execution of this Agreement.

11.1.2 Additional Representations of Strakan and ProStrakan. As of the Signing Date and the Effective Date, Strakan represents and warrants in accordance with Sections 11.1.2(a)-(n) and 11.1.2(p), ProStrakan represents and warrants in accordance with Section 11.2.2(o) and Strakan and ProStrakan jointly and severally represent and warrant in accordance with Section 11.1.2(q) to Aptalis, , that:

Accuracy of Information and Intellectual Property Rights

(a) No statement made by Strakan in this Agreement contains any untrue material statement or omits to state a material fact necessary to make such statement, in light of the circumstances in which it was made, not misleading. Strakan does not have knowledge of any fact that has specific application to the Compound or the Product that may materially adversely affect the commercial prospects for the Product in the Territory.

(b) Strakan is the exclusive owner, free and clear of any liens, claims, and encumbrances of any Person, of the Strakan Patents, the Strakan Know-How, the Trademark, the Product Trade Dress and the Promotional Materials in existence on the Signing Date and the Effective Date.

(c) As far as Strakan is aware, none of the Strakan Patents, the Strakan Know-How, the Trademark, the Product Trade Dress or the Promotional Materials to be made available by Strakan to Aptalis pursuant to this Agreement infringe, dilute, misappropriate or otherwise violate the Intellectual Property Rights of any Third Party, nor would as far as Strakan is aware, the Commercialization of the Product in the Territory infringe, dilute, misappropriate or otherwise violate the Intellectual Property Rights of any Third Party.

(d) There are no pending proceedings in any court, arbitration, administrative or other tribunal in the Territory which are concerned with the validity or ownership of any of any Strakan Patent or the Trademark or Product Trade Dress.

(e) Strakan has not, and no Strakan Affiliate, has received any complaints and there are no pending proceedings or claims in any court, alleging that the exploitation of any Strakan Patent or that the use of the Trademark or Product Trade Dress infringe or would infringe the Intellectual Property Rights of any person in the Territory.

(f) The Strakan Patents and the Trademark (to the extent they are granted) are subsisting and all applications or registrations for the Strakan Patents and Trademark are pending in the United States. The legal and beneficial owner or applicant for registration of each of the Strakan Patents and the Trademark is Strakan.

*	Confidential treatment requested.

(g) The Strakan Patents, the Trademark, the Strakan Know-How and the Product Trade Dress are the only Intellectual Property Rights owned by, licensed to or used by Strakan or its Affiliates in relation to the Product in the Territory; and as far as Strakan is aware, no Intellectual Property Rights other than the Strakan Patents, the Trademark, the Strakan Know-How, and the Product Trade Dress are required in order to Manufacture, Develop, use, import and/or sell or Commercialize the Product in the Territory.

(h) All actions required to be taken before the Signing Date and the Effective Date for the Maintenance of the Strakan Patents and the Trademark (including all applicable fees due and payable before such date) have been taken or paid provided that foregoing is given to the best of Strakan’s knowledge in relation to Strakan Patent which have been licensed to it and are not owned by it.

(i) None of the Strakan Patents or Strakan Know-How arose from work funded in whole or in part by United States or other governmental funding.

Product NDA /Regulatory

(j) Product NDA 21-359 is the only Regulatory Approval held by Strakan or its Affiliates in relation to the marketing and sale of the Product in the Territory. ProStrakan is an Affiliate of Strakan within the meaning of the definition thereof in this Agreement.

(k) Strakan has not, and no Strakan Affiliate has, received any notice from any Governmental Authority in the Territory or in any jurisdiction in which the Product is Manufactured for Aptalis pursuant to the Supply Agreement claiming that the Product is not currently in compliance with any relevant requirement of such Governmental Authority.

(l) Strakan does not know, and no Strakan Affiliate has knowledge, of anything that is reasonably likely to result in the revocation, suspension or modification of the Product NDA.

(m) Neither Strakan nor any Strakan Affiliate has entered into any agreement or understanding with FDA with respect to the conduct of any Supplemental Studies except as set out in Exhibit C and Strakan has made available to Aptalis all material correspondence and notes of all phone calls related thereto.

(n) Neither Strakan nor any Strakan Affiliate is engaged in any litigation, opposition or arbitration proceedings affecting or relating to the Product (including claims relating to product liability or any clinical trial) as plaintiff or defendant and there are no such proceedings pending or threatened by or against Strakan or any Strakan Affiliate and Strakan is not aware of facts or circumstances likely to give rise to any such proceedings.

(o) In respect of the Compound and Product, ProStrakan has prepared, maintained and retained in all material respects all Regulatory Documentation prepared by or for

*	Confidential treatment requested.

ProStrakan for filing in the Territory (the “Subject Documentation”) that is required to be maintained or reported pursuant to and in accordance with cGCP, cGLP and all other material applicable Law in the Territory or in any jurisdiction in which the Product is Manufactured for Aptalis pursuant to the Supply Agreement and all such information is true, complete and correct in all material respects.

(p) The information provided by Strakan to Aptalis in connection with the negotiation of this Agreement fairly describes all Adverse Events of which Strakan has knowledge in respect of the Product. “Adverse Events” means (i) any finding from tests in laboratory animals or in vitro that suggests a significant risk for human subjects including reports of mutagenicity, teratogenicity or carcinogenicity and (ii) any undesirable, untoward or noxious event or experience associated with the clinical, commercial or other use or occurring following administration, of a product in humans, occurring at any dose, whether expected or unexpected and whether or not considered related to or caused by a product, including such an event or experience as occurs in the course of the use of a product in professional practice, in a clinical trial, from overdose, whether accidental or intentional, from abuse, from withdrawal or from a failure of expected pharmacological or biological therapeutic action of a product, and including those events or experiences that are required to be reported to the FDA under 21 C.F.R. Sections 312.32 or 314.80 or to Regulatory Authorities under corresponding applicable Law outside the United States.

(q) As far as Strakan and ProStrakan are aware Strakan or its Affiliates and licensees have conducted or are conducting those Clinical Studies with respect to the Compound and those Clinical Studies with respect to Product set forth on Exhibit H. As far as Strakan is aware Strakan and its Affiliates have conducted, and have caused their respective contractors and consultants to conduct, the aforesaid studies and any and all other preclinical and Clinical Studies related to the Product conducted by any such Person in accordance in all material respects with applicable cGCP, cGLP and all other applicable Law. As far as Strakan and ProStrakan are aware all Clinical Data resulting from the Clinical Studies set forth on Exhibit H and any other Clinical Studies conducted by Strakan, its Affiliates or its licensees in respect of the Compound or Product has been or will be collected or acquired, maintained and used in compliance with applicable Law and the transfer of all such Clinical Data to Aptalis, or the making available of the same to Aptalis, as contemplated hereby will comply with all requirements of applicable Law. For the purposes of this Section 11.1.2(q), “Clinical Studies” means clinical investigations as defined in 21 C.F.R. 312.3(b) and clinical trials governed by Directive 2001/20/EC.

11.1.3 Additional Representations of Aptalis and Compliance with Applicable Law.

(a) Aptalis hereby represents and warrants to Strakan that, as of the Signing Date and the Effective Date, Aptalis has the ability to perform all of its obligations under this Agreement.

*	Confidential treatment requested.

(b) Aptalis hereby represents and warrants to Strakan that, as of the Signing Date and the Effective Date, neither it nor its Affiliates has been debarred or is subject to debarment and neither it nor any of its Affiliates will use in any capacity, in connection with the Development or Commercialization of the Product, any Person who has been debarred pursuant to Section 306 of the United States Federal Food, Drug and Cosmetic Act, or who is subject of a conviction described in such section. Further, Aptalis agrees to inform Strakan in writing immediately if it or any Person who is performing services hereunder is debarred or is the subject of a conviction described in Section 306, or if any action, suit, claim, investigation or legal administrative proceeding is pending or, to the best of Aptalis’s knowledge, is threatened, relating to the debarment of Aptalis, its Affiliates or any Person used in any capacity by Aptalis or its Affiliates in connection with the Development or Commercialization of the Product.

(c) Aptalis hereby represents, warrants and covenants that it and its Affiliates will not Commercialize the Product outside the Territory, except as explicitly authorized by Strakan.

(d) Aptalis hereby represents, warrants and covenants that as at the Signing Date and the Effective Date it and its Affiliates are not aware of any Patent that would need to be the subject of a Third Party License as envisaged by Section 10.6.6.

11.2 Disclaimer of Warranty. EXCEPT FOR THE EXPRESS WARRANTIES SET FORTH IN SECTION 11.1 OF THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATIONS AND GRANTS NO WARRANTIES, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE, AND STRAKAN AND APTALIS EACH SPECIFICALLY DISCLAIM ANY OTHER REPRESENTATIONS AND WARRANTIES, WHETHER WRITTEN OR ORAL, EXPRESS, STATUTORY OR IMPLIED, INCLUDING ANY WARRANTY OF QUALITY, MERCHANTABILITY OR FITNESS FOR A PARTICULAR USE OR PURPOSE OR ANY WARRANTY AS TO THE VALIDITY OF ANY PATENTS OR THE NON-INFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES.

11.3 Limitation of Liability. IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY LOST PROFITS (EXCEPT AS OTHERWISE PROVIDED FOR IN SECTION 13.2), SPECIAL, INDIRECT, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES, HOWEVER CAUSED, ON ANY THEORY OF LIABILITY AND WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, ARISING UNDER ANY CAUSE OF ACTION AND ARISING IN ANY WAY OUT OF THIS AGREEMENT. THE FOREGOING LIMITATIONS WILL NOT LIMIT EITHER PARTY’S OBLIGATIONS TO THE OTHER PARTY UNDER ARTICLE 9 AND ARTICLE 14.

11.4 Death or Personal Injury Liability. Nothing in this Agreement shall limit any Party’s liability for death or personal injury caused by negligence or for fraudulent misrepresentation.

*	Confidential treatment requested.

11.5 Essential Basis. The Parties acknowledge and agree that the disclaimers, exclusions and limitations of liability set forth in this Article 11 form an essential basis of this Agreement, and that, absent any of such disclaimers, exclusions or limitations of liability, the terms of this Agreement, including the economic terms, would be substantially different.

ARTICLE 12

TERM AND TERMINATION

12.1 Term. Unless sooner terminated as provided herein, this Agreement shall continue in effect in the Territory for as long as Aptalis, its Affiliates, distributors, subcontractors or sublicensees continues to sell the Product (the “Term”), it being understood that any temporary suspension in Sales that is not intended by Aptalis, its Affiliates, distributors, subcontractors or sublicensees to be permanent shall not be considered a cessation of sales provided that Aptalis is using its Commercially Reasonable Efforts to recommence Sales of Product as soon as reasonably possible.

12.2 Termination for Breach. Either Party may, without prejudice to any other remedies available to it at Law or in equity, terminate this Agreement in the event that the other Party (the “Breaching Party”) shall have committed a material breach of this Agreement. The Breaching Party shall have sixty (60) days after written notice thereof was provided to the Breaching Party by the non-breaching Party to remedy such default. Any such termination shall become effective at the end of such sixty (60) day period unless the Breaching Party has cured any such breach or default prior to the expiration of such sixty (60) day period. If there is a dispute between the Parties regarding any amounts due hereunder, Aptalis may withhold payment with respect to those amounts that Aptalis believes in good faith are inaccurate or are otherwise not in accordance with the terms of this Agreement until resolution in accordance with the procedures set forth in Article 15, and any such withholding shall not be considered a breach of this Agreement.

12.3 Termination by Either for Safety Concerns. Either Party may terminate this Agreement as to the Product, to the extent that there is a permanent recall or withdrawal of the Product in the Territory.

12.4 Patent Challenge. Strakan will be permitted to terminate this Agreement by written notice effective upon receipt if Aptalis or its Affiliates directly, or indirectly through assistance granted to a Third Party (save where such assistance is ordered by a court, patent office or other tribunal), commence any interference or opposition proceeding, challenge the validity or enforceability in any patent office or court proceedings of, or oppose any extension of or the grant of a supplementary protection certificate with respect to, the Strakan Patent (each such action, a “Patent Challenge”) provided that if the Strakan Patent is asserted against Aptalis or its Affiliate or its subcontractors under the direction of Strakan for activities authorized under this Agreement, then such Party is entitled to all and any defenses available to it including challenging the validity or enforceability of such patent without enabling Strakan to terminate this Agreement.

*	Confidential treatment requested.

ARTICLE 13

EFFECTS OF TERMINATION

13.1 Expiration of the Agreement or Termination Pursuant to Articles 12 or 16. In the event that the Term of this Agreement expires as contemplated by Section 12.1 or is terminated pursuant to Sections 12.2, 12.3, 12.4 or Article 16, or is terminated by Aptalis pursuant to Section 2.10.3(a) then the following provisions, subject to Section 13.2, will apply:

13.1.1 Assignments. Aptalis will promptly (and in each case within sixty (60) days after receipt of Strakan’s request):

(a) upon Strakan’s request, assign to Strakan all of Aptalis’s right, title and interest in and to any agreements between Aptalis and Third Parties that are freely assignable by Aptalis and that relate to the Development Plan or Commercialization of the Product in the Territory. If any such agreements do not relate exclusively to the Development Plan or Commercialization of the Product will, if reasonably possible, assign the relevant part of the agreement to Strakan.

(b) assign to Strakan all of Aptalis’s right, title and interest in and to any (i) Promotional Materials and (ii) the Trademark and trade dress, (including any goodwill associated therewith), any registrations and design patents for the foregoing and any Internet domain name registrations for such trademarks and slogans, all to the extent solely related to the Product in any territory for which such termination is effective;

(c) assign to Strakan the management and continued performance of any clinical trials for the Product pursuant to any Supplemental Studies ongoing as of the effective date of such termination in any territory for which such termination is effective;

(d) transfer to Strakan all of Aptalis’s right, title and interest in and to any and all regulatory filings and Regulatory Approvals for the Product (including Product NDA number 21-359 and the Product IND and supplements to the foregoing) in the Territory.

(e) return all Confidential Information of Strakan in accordance with the provisions of Section 9.1.2;

(f) to the extent that any agreement or other asset described in this Section 13.1.1 is not assignable by Aptalis, then such agreement or other asset will not be assigned, and upon the request of Strakan, Aptalis will take such steps as may be necessary to allow Strakan to obtain and to enjoy the benefits of such agreement or other asset, without additional payment therefor, in the form of a license or other right to the extent Aptalis has the right and ability to do so; and

(g) provide copies of any other books, records, documents and instruments to the extent related to the Product.

*	Confidential treatment requested.

Strakan shall pay the reasonable and actually incurred expenses associated with the transfers described in this Section 13.1.1 but except for such expenses such transfers shall be for nil consideration.

13.1.2 Disclosure and Delivery. Aptalis will promptly transfer to Strakan at Strakan’s reasonable cost any Aptalis Know-How Controlled by Aptalis (“Aptalis Know-How”), to the extent then used exclusively in connection with the Development or Commercialization of the Product; such transfer shall be effected by the delivery of documents, to the extent such Know-How is embodied in documents, and to the extent that Aptalis Know-How is not fully embodied in documents, Aptalis shall, at Strakan’s reasonable cost, make its employees and agents who have knowledge of such Aptalis Know-How in addition to that embodied in documents available to Strakan at Aptalis’s premises for interviews, demonstrations and training to effect such transfer in manner sufficient to enable Strakan to practice such Aptalis Know-How as theretofore practices by Aptalis. Subject to Section 13.1.1(b), Aptalis shall also promptly transfer to Strakan all Promotional Materials.

13.1.3 Disposition of Inventory. Strakan shall have the option, exercisable within thirty (30) days following the effective date of such termination, to purchase any inventory of Products affected by such termination at the price for which the Product was sold to Aptalis by Strakan hereunder. Strakan may exercise such option by written notice to Aptalis during such thirty (30)-day period. Upon such exercise, the Parties will establish mutually agreeable payment and delivery terms for the sale of such inventory. If Strakan does not exercise such option during such thirty (30)-day period, or if Strakan provides Aptalis with written notice of its intention not to exercise such option, then Aptalis and its Affiliates will be entitled, during the period ending on the last day of the sixth (6th) full month following the effective date of such termination, to sell any inventory of Products affected by such termination that remain on hand as of the effective date of the termination, so long as Aptalis pays to Strakan the royalties applicable to said subsequent sales, with respect to sales in the Territory, as applicable, in accordance with the terms and conditions set forth in this Agreement.

13.2 [*].

13.3 Accrued Rights. Termination of this Agreement for any reason will be without prejudice to any rights that will have accrued to the benefit of a Party prior to the effective date of such termination. Such termination will not relieve a Party from obligations that are expressly indicated to survive the termination of this Agreement.

13.4 Survival. The following Articles and Sections, together with any definitions used or exhibits referenced therein, will survive any expiration or termination of this Agreement: Sections 2.8, 4.1.4(c), Section 4.7 (with regard to the license granted to Strakan under Additional Development Data), 5.4, 5.5, 8.6 and Articles 1, 9, 10 (excluding 10.6.6), 11, 13, 14, 15, 17.

*	Confidential treatment requested.

ARTICLE 14

INDEMNIFICATION; INSURANCE

14.1 Indemnification.

14.1.1 Indemnification by Aptalis. Aptalis hereby agrees to save, defend and hold Strakan, its Affiliates, and their respective directors, agents and employees harmless from and against any and all Third Party Losses arising in connection with any and all charges, complaints, actions, suits, proceedings, hearings, investigations, claims, demands, judgments, orders, decrees, stipulations or injunctions by a Third Party (each a “Third Party Claim”) resulting from (a) any material breach by Aptalis of any of its representations, warranties or covenants pursuant to this Agreement, (b) the gross negligence or willful misconduct by Aptalis or its Affiliates or their respective officers, directors, employees, agents or consultants in performing any obligations under this Agreement, (c) any research and Development activities conducted by Aptalis; (d) any alleged violation of any applicable Laws by Aptalis, its Affiliates or their subcontractors, including Laws relating to the Commercialization of the Products in the Territory; in each case except to the extent that such Third Party Losses are subject to indemnification by Strakan pursuant to Section 14.1.2.

14.1.2 Indemnification by Strakan. Strakan hereby agrees to save, defend and hold Aptalis, its Affiliates, and their respective directors, agents and employees harmless from and against any and all Third Party Losses arising in connection with any and all Third Party Claims resulting from (a) any material breach by Strakan of any of its representations, warranties or covenants pursuant to this Agreement or (b) the gross negligence or willful misconduct by Strakan or its Affiliates or their respective officers, directors, employees, agents or consultants in performing any obligations under this Agreement; and (c) any research and Development activities conducted by Strakan, and (d) any alleged violation by Strakan, its Affiliates or their sublicensees or subcontractors, of any applicable Laws; in each case except to the extent that such Third Party Losses are subject to indemnification by Aptalis pursuant to Section 14.1.1.

14.1.3 Other Provisions. The rights of indemnification under this Section 14.1 shall be subject to the provisions of Sections 14.2 through 14.8.

14.2 Notice of Claim. All indemnification claims in respect of any indemnitee seeking indemnity under Section 14.1 (collectively, the “Indemnitees” and each an “Indemnitee”) will be made solely by the corresponding Party (the “Indemnified Party”). The Indemnified Party will give the indemnifying Party (the “Indemnifying Party”) prompt written notice (an “Indemnification Claim Notice”) of any Third Party Losses or the discovery of any fact upon which such Indemnified Party intends to base a request for indemnification under Section 14.1, but in no event will the Indemnifying Party be liable for any Third Party Losses that result from any delay in providing such notice which materially prejudices the defense of such Third Party Claim. Each Indemnification Claim Notice must contain a description of the claim and the nature and amount of such Loss (to the extent that the nature and amount of such Loss are known at such time). Together with the Indemnification Claim Notice, the Indemnified Party will furnish promptly to the Indemnifying Party copies of all notices and documents (including court papers)

*	Confidential treatment requested.

received by any Indemnitee in connection with the Third Party Claim. The Indemnifying Party shall not be obligated to indemnify the Indemnified Party to the extent any admission or statement made by the Indemnified Party materially prejudices the defense of such Third Party Claim.

14.3 Control of Defense. At its option, the Indemnifying Party may assume the defense of any Third Party Claim subject to indemnification as provided for in Sections 14.1.1 and 14.1.2 by giving written notice to the Indemnified Party within thirty (30) days after the Indemnifying Party’s receipt of an Indemnification Claim Notice. Upon assuming the defense of a Third Party Claim, the Indemnifying Party may appoint as lead counsel in the defense of the Third Party Claim any legal counsel it selects. Should the Indemnifying Party assume the defense of a Third Party Claim, the Indemnifying Party will not, except as provided in Sections 14.4 below, be liable to the Indemnified Party or any other Indemnitee for any legal expenses subsequently incurred by such Indemnified Party or other Indemnitee in connection with the analysis, defense or settlement of the Third Party Claim.

14.4 Right to Participate in Defense. Without limiting Section 14.3, any Indemnitee will be entitled to participate in, but not control, the defense of a Third Party Claim for which it has sought indemnification hereunder and to employ counsel of its choice for such purpose; provided, however, that such employment will be at the Indemnitee’s own expense unless (a) the employment thereof has been specifically authorized by the Indemnifying Party in writing, or (b) the Indemnifying Party has failed to assume the defense and employ counsel in accordance with Section 14.3 (in which case the Indemnified Party will control the defense).

14.5 Settlement. With respect to any Third Party Losses relating solely to the payment of money damages in connection with a Third Party Claim and that will not result in the Indemnitee’s becoming subject to injunctive or other relief or otherwise adversely affect the business of the Indemnitee in any manner, and as to which the Indemnifying Party will have acknowledged in writing the obligation to indemnify the Indemnitee hereunder, the Indemnifying Party will have the sole right to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Third Party Loss, on such terms as the Indemnifying Party, in its reasonable discretion, will deem appropriate (provided, however that such terms shall include a complete and unconditional release of the Indemnified Party from all liability with respect thereto), and will transfer to the Indemnified Party all amounts which said Indemnified Party will be liable to pay prior to the time of the entry of judgment. With respect to all other Third Party Losses in connection with Third Party Claims, where the Indemnifying Party has assumed the defense of the Third Party Claim in accordance with Section 14.3, the Indemnifying Party will have authority to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Third Party Loss; provided, however, it obtains the prior written consent of the Indemnified Party (which consent will be at the Indemnified Party’s reasonable discretion). The Indemnifying Party that has assumed the defense of the Third Party Claim in accordance with Section 14.3 will not be liable for any settlement or other disposition of a Third Party Loss by an Indemnitee that is reached without the written consent of such Indemnifying Party. Regardless of whether the Indemnifying Party chooses to defend or prosecute any Third Party Claim, no Indemnitee will admit any liability with respect to, or settle, compromise or discharge, any Third Party Claim without first offering to the Indemnifying Party the opportunity to assume the defense of the Third Party Claim in accordance with Section 14.3.

*	Confidential treatment requested.

14.6 Cooperation. If the Indemnifying Party chooses to defend or prosecute any Third Party Claim, the Indemnified Party will, and will cause each other Indemnitee to, cooperate in the defense or prosecution thereof and will furnish such records, information and testimony, provide such witnesses and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested in connection with such Third Party Claim. Such cooperation will include access during normal business hours afforded to the Indemnifying Party to, and reasonable retention by the Indemnified Party of, records and information that are reasonably relevant to such Third Party Claim, and making Indemnitees and other employees and agents available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder, and the Indemnifying Party will reimburse the Indemnified Party for all its reasonable out-of-pocket expenses incurred in connection with such cooperation.

14.7 Expenses of the Indemnified Party. Except as provided above, the reasonable and verifiable costs and expenses, including fees and disbursements of counsel, incurred by the Indemnified Party in connection with any Third Party Claim will be reimbursed on a Calendar Quarter basis by the Indemnifying Party, without prejudice to the Indemnifying Party’s right to contest the Indemnified Party’s right to indemnification and subject to refund in the event the Indemnifying Party is ultimately held not to be obligated to indemnify the Indemnified Party.

14.8 Product Claims.

14.8.1 Allocation of Third Party Losses. Subject to Sections 14.1.1 and 14.1.2 and the terms of the Supply Agreement, with respect to Third Party Losses from Third Party Claims resulting directly or indirectly from the Development, Manufacture, use, handling, storage, sale or other disposition of the Product (including those Third Party Claims that involve death or bodily injury (or allegations thereof) to any individual or any property other than Intellectual Property Rights) in the Territory (each, a “Product Claim”), Aptalis shall be responsible for such Third Party Losses to the extent the Product Claim relates to the Territory.

14.8.2 Defense of Product Claims. Each Party shall give the other prompt written notice of any Product Claim (actual or potential), but the omission of such notice shall not relieve either Party from its obligations under this Section 14.8, except to the extent the other Party can establish actual prejudice and direct damages as a result thereof. Aptalis shall assume the lead role in the defense of such Product Claim. Aptalis shall consult with Strakan on all material aspects of any material decisions to be taken with regard to, the defense, including settlement of such Product Claim, and Strakan shall have a full opportunity to participate in decision-making process with respect to the strategy of such defense, and the Parties shall cooperate fully with each other in connection therewith. Aptalis will use its Commercially Reasonable Efforts to ensure that any Third Party with which it is proposing to settle a Product Claim will agree to keep the terms of the settlement confidential. If such Third Party is not prepared to agree to keep the settlement terms confidential, Aptalis will notify Strakan before entering into such settlement and further shall not enter into such settlement agreement for a period of two (2) Business Days from such notification.

*	Confidential treatment requested.

Strakan shall also have the right to participate in the defense of any Product Claim utilizing attorneys of its choice, at its own expense. In furtherance of the Parties’ cooperation, Aptalis will consult with Strakan regarding strategic decisions, including the retention of counsel and defense of each Product Claim. Aptalis will otherwise keep Strakan fully informed of the status and progress of the defense and any settlement discussions concerning the Product Claim.

14.9 Insurance. Each Party will obtain and keep in force, through self-insurance or otherwise, in a form reasonably acceptable to the other Party hereto, insurance in scope and amount as required by Law applicable to a Party’s activities hereunder and such additional amounts as may be reasonably necessary to cover such Party’s indemnity obligations under this Agreement with scope and coverage as is normal and customary in the biotechnology/pharmaceutical industry generally for parties similarly situated. It is understood that such insurance will not be construed to limit a Party’s liability with respect to its indemnification obligations under this Article 14. Each Party will, except to the extent self-insured, provide to the other Party upon request a certificate evidencing the insurance such Party is required to obtain and keep in force under this Article 14. Such certificate will provide that such insurance will not expire or be cancelled or modified without at least thirty (30) days’ prior notice to the other Party.

ARTICLE 15

GOVERNING LAW; DISPUTE RESOLUTION

15.1 Governing Law. This Agreement shall be governed by and interpreted in accordance with the Laws of the State of New York without giving effect to any conflict of Laws provisions, except matters of Intellectual Property Rights that will be determined in accordance the Intellectual Property Rights Laws relevant to the Intellectual Property Rights in question. The UNICITRAL Convention for the International Sale of Goods, as well as any other unified Laws relating to the conclusion and implementation of contracts for the international sale of goods, will not apply.

15.2 Dispute Resolution. In the event of a dispute, controversy or claim arising from this Agreement (including non-contractual disputes) other than claims relating solely or principally to the ownership of Intellectual Property Rights (“Dispute”), the Parties will submit such Dispute to arbitration under the Rules of Arbitration of International Chamber of Commerce (“ICC”). Unless, the Parties agree otherwise, the number of arbitrators shall be three. One arbitrator shall be appointed by each Party and the third arbitrator shall be appointed by the International Court of Arbitration of the ICC. The place of arbitration will be New York, New York if Strakan initiates arbitration proceedings or London, England if Aptalis initiates the arbitration proceedings. The language of the arbitration will be in English. Prior to the commencement of hearings, each of the arbitrators appointed must provide an oath of undertaking of impartiality. Judgment upon the award rendered by the arbitrators may be entered into any court having jurisdiction thereof. The cost of any such arbitration will be divided equally between the Parties, with each Party bearing its own attorneys’ fees and costs. The arbitration proceedings and the decision of the arbitrators will be kept confidential by the Parties and the arbitrators.

*	Confidential treatment requested.

ARTICLE 16

BANKRUPTCY

16.1 Termination. This Agreement may be terminated by written notice by either Party (the “Non-Debtor Party”) at any time during the Term of this Agreement (a) upon the declaration by a court of competent jurisdiction that the other Party (the “Debtor Party”) is bankrupt and, pursuant to the U.S. Bankruptcy Code, the Debtor Party’s assets are to be liquidated, (b) upon the filing or institution of bankruptcy, liquidation or receivership proceedings (other than reorganization proceedings under Chapter 11 of the U.S. Bankruptcy Code) with respect to the Debtor Party, (c) upon an assignment of a substantial portion of the assets for the benefit of creditors by the Debtor Party, (d) in the event a receiver or custodian is appointed for the Debtor Party’s business, or (e) if a substantial portion of the Debtor Party’s business is subject to attachment or similar process (each a “Bankruptcy Event”); provided, however, that in the case of any involuntary bankruptcy proceeding such right to terminate shall become effective only if the proceeding is not dismissed within sixty (60) days after the filing thereof.

16.2 Effect on Licenses. All rights and licenses granted under or pursuant to this Agreement are licenses of rights to “intellectual property” as defined in Section 365(n) of Title 11 of the United States Code (“Title 11”). Provided that the Non-Debtor Party does not terminate this Agreement pursuant to this Article 16, each Party agrees that the other Party, as licensee of such rights under this Agreement shall retain and may fully exercise all of its rights and elections under Title 11. Each Party agrees during the Term of this Agreement, to create and maintain current copies or, if not amenable to copying, detailed descriptions or other appropriate embodiments, to the extent feasible, of all such intellectual property. If a case is commenced by or against the Debtor Party under Title 11, the Debtor Party (in any capacity, including debtor-in-possession) and its successors and assigns (including a Title 11 trustee) shall, as the Non-Debtor Party may elect in a written request, immediately upon such request:

16.2.1 perform all of the obligations provided in this Agreement to be performed by the Debtor Party including, where applicable and without limitation, providing to the Non-Debtor Party portions of such intellectual property (including embodiments thereof) held by the Debtor Party and such successors and assigns or otherwise available to them; or

16.2.2 provide to the Non-Debtor Party all such intellectual property (including all embodiments thereof) held by the Debtor Party and such successors and assigns or otherwise available to them; and

16.2.3 not interfere with the rights of the Non-Debtor Party under this Agreement, or any agreement supplemental hereto, to such intellectual property (including such embodiments), including any right to obtain such intellectual property (or such embodiments) from another entity, to the extent provided in Section 365(n) of Title 11.

16.3 Rights to Intellectual Property. If (a) a Title 11 case is commenced by or against the Debtor Party, (b) this Agreement is rejected as provided in Title 11, and (c) the Non-Debtor Party elects to retain its rights under this Agreement as provided in Title 11, then the Debtor Party

*	Confidential treatment requested.

(in any capacity, including debtor-in-possession) and its successors and assigns (including a Title 11 trustee) shall provide to the Non-Debtor Party all such intellectual property (including all embodiments thereof) held by the Debtor Party and such successors and assigns, or otherwise available to them, immediately upon the Non-Debtor Party’s written request. Whenever the Debtor Party or any of its successors or assigns provides to the Non-Debtor Party any of the intellectual property licensed under this Agreement (or any embodiment thereof) pursuant to this Article 16, the Non-Debtor Party shall have the right to perform the obligations of the Debtor Party under this Agreement with respect to such intellectual property, but neither such provision nor such performance by the Non-Debtor Party shall release the Debtor Party from any such obligation or liability for failing to perform it. The Parties hereto acknowledge and agree that, other than the milestones to be paid under Section 8.2 and royalties to be paid pursuant to Section 8.3, no other payments to be made pursuant this Agreement constitute “royalties” within the meaning of Title 11 or relate to licenses of intellectual property under this Agreement.

16.4 Additional Rights. All rights, powers and remedies of the Non-Debtor provided herein are in addition to and not in substitution for any and all other rights, powers and remedies now or hereafter existing at Law or in equity (including Title 11) in the event of the commencement of a Title 11 case by or against the Debtor Party. The Non-Debtor Party, in addition to the rights, power and remedies expressly provided herein, shall be entitled to exercise all other such rights and powers and resort to all other such remedies as may now or hereafter exist at Law or in equity (including Title 11) in such event. The Parties agree that they intend the foregoing rights to extend to the maximum extent permitted by Law, including for purposes of Title 11, the right of access to any intellectual property (including all embodiments thereof) of the Debtor Party, or any Third Party with whom the Debtor Party contracts to perform an obligation of the Debtor Party under this Agreement, and, in the case of the Third Party, which is necessary for the research, development, manufacture and Commercialization of Products.

ARTICLE 17

MISCELLANEOUS

17.1 Notices. All notices or other communications that are required or permitted under this Agreement will be in writing and delivered personally, sent by facsimile (and promptly confirmed by personal delivery or overnight courier as provided in this Agreement), or sent by internationally-recognized overnight courier to the addresses below. Any such communication will be deemed to have been given (a) when delivered, if personally delivered or sent by facsimile on a Business Day (so long as promptly confirmed by personal delivery or overnight courier as provided in this Agreement), and (b) on the second Business Day after dispatch, if sent by internationally-recognized overnight courier. Unless otherwise specified in writing, the mailing addresses of the Parties shall be as described below:

If to Strakan, to:

Strakan International S.a r.l.

Galabank Business Park

Galashiels, Scottish Borders, TD1 1QH UK

*	Confidential treatment requested.

ATTN: General Counsel

Facsimile: 44 (0)1896 664001

If to Aptalis, to:

Aptalis Pharma US, Inc.

22 Inverness Center Parkway

Birmingham, Alabama 35242

ATTN: General Counsel

Facsimile: 908-927-9648

With a copy, which shall not constitute notice, to:

Dewey & LeBoeuf LL

1301 Avenue of the Americas

New York, NY 10019

ATTN:Stanton J. Lovenworth, Esq,

Facsimile: 212-632-0175

17.2 Independent Status. Neither Party is an agent, employee or representative of the other. Neither Party shall have the authority to make any statements, representations or commitments of any kind, nor to take any action, which shall be binding on the other Party, except as may be explicitly authorized by the other Party in writing. This Agreement shall not constitute, create or in any way be interpreted as a joint venture, partnership or formal business organization of any kind.

17.3 Force Majeure. Neither Party shall be liable to the other for any failure or delay in the fulfillment of its obligations under this Agreement (other than the payment of monies due and owing to a Party under this Agreement), when any such failure or delay is caused by fire, flood, earthquakes, locusts, explosions, sabotage, terrorism, strikes, lockouts, lack of adequate raw materials (caused by matters beyond the reasonable control of the performing Party or its subcontractors), civil commotions, riots, invasions, wars, peril of the sea, acts, restraints, requisitions, regulations, or directions of government authorities (caused by matters beyond the reasonable control of the performing Party or its subcontractors), acts of God, or any similar cause beyond the reasonable control of the performing Party or its subcontractors (each, a “Force Majeure Event”). In the event that either Party is prevented from discharging its obligations under this Agreement on account of a Force Majeure Event, the performing Party will notify the other Party forthwith, and will nevertheless make every endeavor, in the utmost good faith, to discharge its obligations, even if in a partial or compromised manner.

17.4 Entire Agreement; Amendment and Waiver. This Agreement, including the Exhibits and Schedules attached hereto (each of which is hereby and thereby incorporated herein and therein by reference) between the Parties shall constitute the entire agreement and understanding of the Parties relating to the subject matter of this Agreement and supersedes all prior oral or written agreements, representations, understandings or arrangements between the

*	Confidential treatment requested.

Parties relating to the subject matter of this Agreement. No amendment, supplement or other modification to any provision of this Agreement shall be binding unless in writing and signed by both Parties. No waiver of any rights under this Agreement shall be effective unless in writing signed by the Party to be charged. A waiver of a breach or violation of any provision of this Agreement will not constitute or be construed as a waiver of any subsequent breach or violation of that provision or as a waiver of any breach or violation of any other provision of this Agreement.

17.5 Headings; Construction; Certain Conventions. The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof. The Exhibits and Schedules to this Agreement are incorporated herein by reference and will be deemed a part of this Agreement. Unless otherwise expressly provided herein or the context of this Agreement otherwise requires, (a) words of any gender include each other gender, (b) words such as “herein”, “hereof”, and “hereunder” refer to this Agreement as a whole and not merely to the particular provision in which such words appear, (c) words using the singular will include the plural, and vice versa, (d) the words “include,” “includes” and “including” will be deemed to be followed by the phrase “but not limited to”, “without limitation”, “inter alia” or words of similar import, (e) the word “or” will be deemed to include the word “and” (e.g., “and/or”) and (f) references to “Article,” “Section,” “subsection”, “clause” or other subdivision, or to a Schedule or Exhibit, without reference to a document are to the specified provision, Schedule or Exhibit of this Agreement. This Agreement will be construed as if it were drafted jointly by the Parties and shall not be strictly construed against either Party.

17.6 Assignment. Subject to Sections 2.10, none of the Parties herein shall assign or transfer any of their rights or obligations under this Agreement without the prior written consent of the other Party. Each Party shall be entitled (without the consent of the other Party) to assign this Agreement (or any of its rights or obligations under this Agreement) to (a) its Affiliate (as long as such entity remains an Affiliate of the relevant Party) provided that the assigning Party shall be responsible for the performance of this Agreement by such Affiliate; or (b) to any corporation to which it has sold all or substantially all of its assets relating to this Agreement provided that the acquiring corporation agrees in writing to be bound by the terms of this Agreement. If a Party delegates all or any of its obligations under this Agreement to any Third Party, the Party delegating shall be fully responsible to the other Party for the proper performance of those obligations and for any negligent act or omission made by the Third Party or its staff in relation thereto. For purposes of clarity, any change of control or merger, consolidation, initial public offering or other financing activity of a Party shall not be deemed an assignment of this Agreement.

17.7 Severability. If any provision of this Agreement or application thereof to anyone is adjudicated to be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect any provision or application of this Agreement which can be given effect without the invalid or unenforceable provision or application and shall not invalidate or render unenforceable such provision or application in any other jurisdiction. Further, the judicial or other competent authority making such determination shall have the power to limit, construe or reduce the duration, scope, activity and/or area of such provision, and/or delete specific words or phrases as necessary to render, such provision enforceable in such jurisdiction.

*	Confidential treatment requested.

17.8 Further Assurances. Each Party shall, as and when requested by the other Party, do all acts and execute all documents as may be reasonably necessary to give effect to the provisions of this Agreement.

17.9 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

17.10 [*].

[Signature Page Follows]

*	Confidential treatment requested.

IN WITNESS WHEREOF, the Parties have executed this Agreement in duplicate originals by their proper officers as of the Effective Date.

STRAKAN INTERNATIONAL S.À R.L.			APTALIS PHARMA US, INC.

By:	/s/ Andrew McLean		By:	/s/ Frank Verwiel
	Name:	Andrew McLean		Name:	Frank Verwiel, MD
	Title:	Director and General Counsel		Title:	President and Chief Executive Officer

			By:	/s/ Steve Gannon
				Name:	Steve Gannon
				Title:	Senior Vice President, Finance, Chief Financial Officer and Treasurer

PROSTRAKAN INC.
(For the Purposes of Sections 5.1 and 11.1.2)

By:		/s/ Andrew McLean
	Name:	Andrew McLean
	Title:	Director and General Counsel

*	Confidential treatment requested.

EXHIBIT A

PRODUCT QUALITY AGREEMENT

*	Confidential treatment requested.

Execution Version

EXHIBIT A

THE PRODUCT QUALITY AGREEMENT

BETWEEN

APTALIS PHARMA US, INC.

100 Somerset Corporate Boulevard,

Bridgewater, NJ 08807 USA

AND

STRAKAN INTERNATIONAL S.À R.L.

(a member of the ProStrakan group of companies)

Galabank Business Park

Galashiels TD1 1QH

United Kingdom

For the Distribution of Rectiv

TECHNICAL AGREEMENT REFERENCE NUMBER: CTA1119

Effective Date: Refer to approval signature.

*	Confidential treatment requested.

Exhibit A-1

*	Confidential treatment requested.

Exhibit A-1-i

Article 22	CHANNELS OF COMMUNICATION	15

Article 23	REVIEW	15

APPENDIX 1	FINISHED PRODUCT LISTING	1-1

APPENDIX 2	CONTRACT MANUFACTURER AUTHORIZATION TO MANUFACTURE	2-1

APPENDIX 3	SUMMARY OF MARKETING AUTHORIZATION	3-1

APPENDIX 4	DIVISION OF PHARMACEUTICAL RESPONSIBILITIES CHECKLIST	4-1

APPENDIX 5	CONTACT NAMES	5-1

APPENDIX 6	LIST OF CURRENT SUBCONTRACTORS	6-1

APPENDIX 7	CHANGE HISTORY LOG	7-1

APPENDIX 8	LIST OF APPROVED SUPPLIERS	8-1

*	Confidential treatment requested.

Exhibit A-1-ii

Article 1 SCOPE OF THIS AGREEMENT

This Product Quality Agreement (this “Agreement”), dated as of the Effective Date, defines the roles and responsibilities for the Manufacture, assembly, quality control, release, storage and distribution of the medical product(s) listed in Appendix 1.

For the avoidance of doubt, the commercial arrangements relating to the storage and distribution of the Product are addressed in the commercialization and license agreement (the “License Agreement”) and the supply agreement (the “Supply Agreement”) each entered into between the Parties and both of even date to this Agreement and in the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of the License Agreement or the Supply Agreement between the parties, the terms and conditions of this Agreement shall have precedence over the License Agreement and the Supply Agreement with respect to quality and cGMP aspects unless specific reference is made to this Agreement in connection with such inconsistency.

This Agreement is made between:

Aptalis Pharma US, Inc., whose principal place of business is at:

100 Somerset Corporate Boulevard,

Bridgewater, NJ 08807 USA.

Hereinafter referred to as “Aptalis”, and

Strakan International S.à r.l. (a member of the ProStrakan group of companies) - a company incorporated in Luxembourg with offices at:

Galabank Business Park,

Galashiels,

TD1 1QH, Scotland

Hereinafter referred to as “Strakan”.

*	Confidential treatment requested.

Exhibit A-1-1

Points to note:

•

Strakan has audited the Manufacturing Facilities of its Contract Manufacturer(s) to ensure that the systems were in compliance with cGMP. Strakan will routinely audit its Contract Manufacturer(s) to ensure acceptable cGMP standards are maintained.

•	Following receipt of finished Product Aptalis will be responsible for final release of finished packs for sale and supply in the Territory.

•	Each party undertakes to provide the other with all reasonable information and assistance such party requires to discharge their responsibilities under this Agreement.

Communication

Strakan and Aptalis have identified key contact personnel for critical quality processes to ensure responsible individuals are contacted to address issues that may arise.

Aptalis may, upon notice to Strakan, designate its own employee or an employee of any of its Affiliates to act as a contact person with regard to the responsibilities and obligations of Aptalis hereunder or to fulfill the duties or exercise the rights of Aptalis set out herein.

Article 2 DEFINITIONS

For purposes of this Agreement, in addition to the other terms defined elsewhere in this Agreement, the following initially capitalized terms, whether used in the singular or plural, will have the following meanings. Other capitalized terms that are used in this Agreement and not defined in this Agreement will have the meaning set forth in the License Agreement or the Supply Agreement. To the extent that any terms are defined in this Agreement and the License Agreement or the Supply Agreement, for purposes of this Agreement such defined terms will have the meaning set forth in this Agreement.

The term Marketing Authorization is a defined term used in this Agreement to cover a regulatory approval to market the Product in a specific country, e.g. New Drug Applications (NDA) in the USA.

Other definitions in this Agreement are those detailed or construed from the “Rules”, “Guidelines” and “Directives” as applied to the control of medicines in the United States.

“Batch” shall mean a specific quantity of Additional Material expected to be homogeneous within specified limits produced or packaged in a process or series of processes;

*	Confidential treatment requested.

Exhibit A-1-2

“Batch Record” shall mean Manufacturing documentation, packaging documentation, and exception documentation, such as a non-conformance report, Deviation Report and Certificate of Analysis, and additional documentation, which may have been processed as part of the production and packaging records of the Batch;

“Bulk Product” shall mean any Product, which has completed all Manufacturing stages up to, but not including packaging in a primary container;

“Deviation” is a temporary modification or exception to usual operating, Manufacturing, packaging, testing instructions, test results or procedures;

“Deviation Report” shall mean a report used to obtain approvals to temporarily modify or to document exceptions to usual operating, Manufacturing, packaging, testing instructions, test results or procedures. A Deviation Report does not permanently change existing instructions or standard operation procedures, it is intended to be a specific, “one-time-use” document;

“Master Manufacturing Document” shall have the meaning given in Section 7.1;

“Master Packaging Document” shall have the meaning given in Section 7.2;

“Product” shall have the meaning given in the Supply Agreement;

“Quality of the Product” shall mean the quality of the Product described in Appendix 4;

“Reinspection” shall mean a visual or mechanical evaluation performed to remove/correct defective units and for which the process is not expected to have an adverse effect on product quality. Reinspection shall involve the use of a Deviation, except where standard procedure allows for such routine activity in the course of normal processing;

“Reprocessing” shall mean reprocessing all or part of a Lot of a Bulk Product or Product to a previous step in the Manufacturing Process due to a failure to meet the Specifications for such Bulk Product or Product. Reprocessing procedures are foreseen as occasionally necessary and pre-approved by the quality assurance departments of Strakan and Aptalis; and

“Reworking” shall mean reworking a Bulk Product or Product of a single Lot that failed to meet predetermined Specifications using an alternative Manufacturing Process. Reworking is an unexpected occurrence and rework must be pre-approved by Strakan and Aptalis and documented per approved Rework documentation requirements and appended to a Deviation Report.

*	Confidential treatment requested.

Exhibit A-1-3

Article 3 AUTHORIZATIONS

3.1	Marketing Authorization

3.1.1	Subject to assignment thereof by Strakan to Aptalis, Aptalis will provide Strakan with a copy of the Product NDA or a suitable extract or summary of the relevant sections of the Product NDA, upon request, in order for Strakan to be able to discharge its responsibilities.

3.1.2	Aptalis will be responsible for informing the appropriate authorities of any future variation to the Product NDA and informing Strakan of the same.

3.2	Authorization to Manufacture

Strakan will be responsible for ensuring that it or its Contract Manufacturer(s) obtains authorization to Manufacture and for ensuring that any necessary variations to the authorization to Manufacture are obtained to allow continued production of the Products. A copy of the authorization to Manufacture is provided in Appendix 2.

Article 4 MANUFACTURE & SUPPLY OF PRODUCTS

4.1	Strakan will undertake to ensure that production control complies with:

a.	The principles and guidelines of cGMP.

b.	The requirements of the Product NDA summarized in Appendix 3.

c.	The Specifications.

d.	Applicable Laws.

e.	The requirements of this Agreement.

f.	The requirements of the License Agreement and the Supply Agreement.

4.2	Strakan shall, and shall cause its Contract Manufacturer(s), to Manufacture the Product in accordance with the approved Specifications and will provide the following documents to Aptalis for each Lot of Product:

a.	The executed Manufacturing Batch Record.

b.	The executed packaging Batch Record.

c.	Certificate of Manufacture (QP Release Certificate).

*	Confidential treatment requested.

Exhibit A-1-4

d.	Certificates of Analysis for API, excipients, tubes and Product.

e.	Specimen of any controlled printed component (tube, insert, box) as scanned copies to be included in executed packaging records.

f.	Deviation Reports (if applicable).

g.	Investigation reports (if applicable).

Article 5 CERTIFICATION OF FINISHED PRODUCTS FOR SHIPPING

5.1	Strakan will assess the batch documentation for compliance with cGMP and with the Product NDA Summary provided in Appendix 3 for the Product.

5.2	Strakan will authorize shipment of finished Product for Product which complies with cGMP and with the Product NDA.

5.3	Strakan will arrange shipment of the Product to Aptalis and will send electronic copies of the following documents to Aptalis unless otherwise instructed by Aptalis:

a.	The executed Manufacturing Batch Record.

b.	The executed packaging Batch Record.

c.	Certificate of Manufacture (QP Release Certificate).

d.	Certificate of Analysis (for API, excipients, tubes and Product).

e.	Specimen of any controlled printed component (tube, insert, box) as scanned copies to be included in executed packaging records.

f.	Deviation Reports (if applicable).

g.	Investigation reports (if applicable).

*	Confidential treatment requested.

Exhibit A-1-5

5.4	Any deviations from Specifications and agreed requirements outlined in Appendix 3 shall be reported in writing to Aptalis, prior to shipment and Strakan shall await Aptalis’ approval before shipment.

5.5	Strakan shall, or shall cause its Contract Manufacturer(s) to, investigate any out of specification “OOS” results under the direction of Strakan and cause such results to be communicated in writing to Aptalis by Strakan for Aptalis’ approval or comment.

5.6	Strakan shall not ship any Product until all the elements described in this Article are reviewed to the satisfaction of Strakan’s or its Contract Manufacturer’s QA department, and with respect to Sections 5.4 and 5.5, until receipt of Aptalis’ written approval.

Article 6 FINAL RELEASE TO MARKET OF FINISHED PRODUCTS

Aptalis will carry out the final release of finished packs of the Product for sale and supply in compliance with cGMP and the Product NDA.

Article 7 DOCUMENTATION

7.1	Master Manufacturing Document

The master manufacturing document specifies the Manufacturing Process and Additional Materials used to Manufacture a specific Bulk Product (“Master Manufacturing Document”). Strakan shall, or shall cause its Contract Manufacturer(s), to develop and maintain the Master Manufacturing Documents, and Strakan shall supply such Master Manufacturing Documents to Aptalis. Strakan shall notify Aptalis in accordance with the provisions of Section 17.1 of the License Agreement and Aptalis shall approve, in writing, all modifications to the Master Manufacturing Document. Aptalis, with the assistance of Strakan, shall ensure that those documents are consistent with the Marketing Authorization file of the relevant Product. Strakan shall provide Aptalis with copies of all revised Master Manufacturing Documents on a timely basis. Aptalis shall retain a copy of the Master Manufacturing Documents.

7.2	Master Packaging Document

7.2.1

The master packaging document specifies the packaging process and packaging Additional Materials used to package a specific Product (“Master Packaging Document”). Strakan shall, or shall cause its Contract Manufacturer(s), to develop and maintain the Master Packaging Documents, and Strakan shall supply

*	Confidential treatment requested.

Exhibit A-1-6

such Master Packaging Documents to Aptalis. Strakan shall notify Aptalis in accordance with the provisions of Section 17.1 of the License Agreement and Aptalis shall approve in writing all modifications to the Master Packaging Document. Aptalis, with the assistance of Strakan, shall ensure that those documents are consistent with the Marketing Authorization file of the Product. Strakan shall provide Aptalis with copies of all revised Master Packaging Documents on a timely basis. Aptalis shall retain a copy of the Master Packaging Document.

7.2.2	Strakan shall, or shall cause its Contract Manufacturer(s), to maintain the Batch Records consisting of Manufacturing, packaging, quality control, quality assurance and delivery documentation for each Lot of Product (including any supporting documentation) for a period required by Law.

7.2.3	Strakan will maintain copies of documents provided for batch review together with certificates and the Batch release register used to document the authorization for shipping of each Lot of the Product.

7.2.4	Aptalis will maintain all documentation for final release to market for finished packs.

Article 8 ADDITIONAL MATERIAL SOURCING

8.1	All Additional Materials used to Manufacture a Product shall be sourced as per this Agreement unless otherwise specified in writing and with the agreement of both Strakan and Aptalis. Strakan hereby undertakes, and shall cause its Contract Manufacturer(s) to undertake, to enter into a separate quality agreement with all of its suppliers with terms consistent with the terms hereof and of the Supply Agreement. The procurement of such Additional Materials shall be pursuant to Section 2.1.5 of the Supply Agreement.

8.2	API

Strakan shall, or shall cause its Contract Manufacturer(s), to utilize only API meeting Specifications and sourced from approved suppliers listed in Appendix 8. API shall be ordered from approved suppliers as per Strakan’ requirements. API ordered will be delivered to Strakan’s or its Contract Manufacturer’s Manufacturing Facility with a Certificate of Analysis. Strakan shall not use an alternate source of API without the written consent of Aptalis, which consent shall not be unreasonably withheld. Strakan shall supply a controlled copy of the Specifications for every Batch of API used in the Product for review and approval by Aptalis.

*	Confidential treatment requested.

Exhibit A-1-7

8.3	Excipients

Strakan shall, or shall cause its Contract Manufacturer(s), to utilize only excipients defined in the Master Manufacturing Document. Excipients shall either comply with the most recent Pharmacopoeia monograph (EP and USP) or Strakan’ Specifications where such excipients are not included in a Pharmacopoeia monograph. In all cases, Strakan shall supply to Aptalis a control copy of the Specifications of each excipient for review and approval. Strakan shall, or shall cause its Contract Manufacturer(s), to source excipients from reputable companies previously approved by Strakan.

8.4	Packaging Additional Materials (Unprinted)

8.4.1	Primary packaging component: Strakan shall, or shall cause its Contract Manufacturer(s), to utilize only primary packaging components meeting Specifications and sourced from approved suppliers listed in Appendix 8. Primary packaging component shall be ordered from approved suppliers as per Strakan’ requirements and will be delivered to Strakan’s or its Contract Manufacturer’s Manufacturing Facility with a Certificate of Analysis. Strakan shall not use an alternate source of primary packaging component without the written consent of Aptalis, which consent shall not be unreasonably withheld. Strakan shall supply a control copy of the Specifications for every primary packaging component used in the Product for review and approval by Aptalis.

8.4.2	Strakan shall, or shall cause its Contract Manufacturer(s), to utilize only those unprinted packaging Additional Materials as defined in the Master Packaging Document. Strakan shall supply to Aptalis a control copy of the Specifications of such packaging Additional Materials for review and approval. Strakan shall order packaging Additional Materials only from reputable companies.

8.5	Packaging Additional Materials (Printed)

Strakan shall, or shall cause its Contract Manufacturer(s), to utilize only those printed packaging Additional Materials that meet Specifications and are approved by Aptalis (such as artwork validation). Strakan shall supply to Aptalis a control copy of the Specifications of such packaging Additional Materials for review and approval. Strakan shall, or shall cause its Contract Manufacturer(s), to order packaging Additional Materials only from reputable companies.

*	Confidential treatment requested.

Exhibit A-1-8

Article 9 TESTING

9.1	Strakan shall, or shall cause its Contract Manufacturer(s), to develop and maintain Specifications used for API, Bulk Products and Products, and Strakan shall supply the same to Aptalis.

9.2	Strakan shall notify Aptalis in accordance with the provisions of Section 17.1 of the License Agreement and Aptalis shall approve, in writing, all modifications to the analytical methods and Specifications prior to implementation.

Article 10 PRINTED PACKAGING ADDITIONAL MATERIALS CONTROL

10.1	Strakan shall, or shall cause its Contract Manufacturer(s), to maintain a formal system for printed packaging Additional Materials control that shall ensure, inter alia, that only those labels, graphics, printed matter and other packaging Additional Materials that have been approved or provided by Aptalis shall be used. Strakan shall ensure that its or its Contract Manufacturer’s control measures with respect to printed packaging Additional Materials shall include, but shall not be limited to: (i) secure storage of all packaging Additional Materials; (ii) accountability records; and (iii) packaging line clearance of labeling. Strakan shall, or shall cause its Contract Manufacturer(s), to ensure that a sample of all printed packaging Additional Materials used in respect of a Product will be included in the Batch/packaging record of the Product.

10.2	Strakan shall, or shall cause its Contract Manufacturer(s), to ensure that samples, examines and releases all printed packaging Additional Materials prior to use in accordance with their documented procedures and policies. Aptalis shall provide, in writing, approved proof copy for all printed packaging Additional Materials used by Strakan. Strakan shall supply to Aptalis a controlled copy of its Specification for the Additional Materials for review and approval. Any proposed change to such Specifications of the printed packaging Additional Material shall be communicated to Aptalis for approval prior to implementation. Strakan shall provide Aptalis with samples of all new or revised printed packaging components. Strakan shall maintain, or shall ensure that its Contract Manufacturer(s) maintains, adequate control over the printing plates and packaging components as scanned copies to be included in executed packaging records.

*	Confidential treatment requested.

Exhibit A-1-9

10.3	Temperature Management. Strakan shall, and shall cause its Contract Manufacturer(s), to store Product under the appropriate temperature conditions to maintain the Product’s stability, integrity and effectiveness while minimizing the risks of tampering or theft. The Product must also be kept free of contamination, deterioration and adulteration.

Article 11 NOTIFICATION AND APPROVAL OF DEVIATIONS AND NON-CONFORMANCE

11.1	Deviations

11.1.1	Strakan shall have, or shall ensure that its Contract Manufacturer(s) has, a written procedure in place to perform a systematic investigation in the event that (i) any Product or process fails to meet Specifications; or (ii) any process Deviation occurs in respect of any Product.

11.1.2	Strakan shall not, or shall ensure that its Contract Manufacturer shall not, void out-of-specification (“OOS”) results by retesting unless the investigation determines that laboratory error caused the OOS results and shall retain all OOS data and investigation results, whether or not the OOS results are voided. Upon completion of the OOS investigation, all OOS data and investigation results of confirmed OOS results shall be communicated to Aptalis by Strakan for review and approval prior to initial Product release. Strakan shall notify Aptalis within two (2) Business Days of the occurrence of any OOS results or unapproved Deviation in respect of any Product.

11.1.3	Strakan shall ensure that all process Deviations are approved by Aptalis prior to implementation unless the Deviation is such that it is not reasonable to do so. Strakan shall, or shall ensure that its Contract Manufacturer(s), investigates and fully documents all Deviations. This documentation shall be retained as part of the Batch documentation for the Lot of Product affected. When deemed necessary, Strakan shall ensure that Aptalis has the right to request additional or more in-depth investigation by Strakan or its Contract Manufacturer(s) of any Deviation.

*	Confidential treatment requested.

Exhibit A-1-10

11.2	Non-Conformance

11.2.1	Additional Material or Product that do not meet established Specifications shall be handled as Non-conformities and documented as such, in accordance with Strakan’s or its Contract Manufacturer’s standard operating procedures. Actions taken to investigate Non-conformity and to justify the release of the Lot of Product or Batch shall be fully documented.

11.2.2	Aptalis and Strakan shall approve the Non-conformity document as stated below prior to initial release. Any resulting corrective actions shall be followed through timely closure.

*	Confidential treatment requested.

Exhibit A-1-11

Non-conformance	Approval Requirements

API	Aptalis and Strakan

excipient	Strakan

Product	Aptalis and Strakan

primary packaging Additional Material manufacturer	Aptalis and Strakan

printed packaging Additional Material	Aptalis and Strakan

Article 12 REFERENCE AND RETENTION SAMPLES

12.1	Strakan shall, or shall ensure that its Contract Manufacturer(s), retains reference samples for Additional Material in accordance with EU and US FDA cGMP requirements or, if longer, for a minimum of one (1) year following the expiration of the last Lot of Product containing said Additional Material and in an amount sufficient to comply with any specific regulatory requirements applicable to the Additional Material and, in any case, sufficient to allow at least two (2) full rounds of release tests.

12.2	Strakan shall, or shall ensure that its Contract Manufacturer(s), retains reference samples and samples of finished Product in an amount sufficient to allow at least two (2) full rounds of release tests, stored in a secure location at the recommended and approved storage conditions for the Product for a period of five (5) years or one (1) year after the expiry date of the Product, whichever is the longer. As the reference samples are kept as fully packaged units, reference samples and retain samples may be regarded as interchangeable.

Article 13 STORAGE OF PRODUCT / ENVIRONMENTAL MONITORING

13.1	Strakan shall, or shall ensure that its Contract Manufacturer(s), agrees to store the Bulk Product and/or Product under appropriate product label storage conditions and in a secure area to ensure that they comply with all the quality Specifications and attributes and all applicable Laws and regulations.

13.2

Under no circumstances shall any other products which may present a potential hazard to Bulk Products, and/or Products, such as beta-lactam and cephalosporin antibiotics, potent hormones, cytotoxic compounds, highly potent drugs, biological preparations or non-pharmaceutical chemicals be Manufactured, processed or packaged in the same Manufacturing Facilities at the time used for the Manufacture of Bulk Product, and/or

*	Confidential treatment requested.

Exhibit A-1-12

Product. Strakan shall make Aptalis immediately aware of the presence of any potentially hazardous products in its or its Contract Manufacturer’s Manufacturing Facilities during production or the proposed production period and if Strakan or its Contract Manufacturer(s) contemplate handling other products of the classes mentioned in this Article, Strakan shall so inform Aptalis in advance so that Aptalis may determine whether or not such handling is acceptable during production of the Product.

Article 14 COMPLAINTS

14.1	Aptalis shall be responsible for handling Product complaints from the Territory and shall reply to inquiries as promptly as possible. Aptalis shall provide the necessary information to Strakan and render assistance to Strakan as required.

14.2	Strakan will investigate technical complaints or other concerns with respect to the quality of the Product in consultation with Strakan’s Contract Manufacturer(s) and report results to Aptalis within fifteen (15) Business Days at the latest or sooner if agreed to by the parties or if a more urgent need is recognized. Strakan shall assist Aptalis by testing Product samples and reviewing Batch Manufacturing and analytical records. If the test period is unable to be met, Strakan will notify Aptalis to agree on a new timeframe. Strakan is responsible for implementation of the corrective actions agreed with Aptalis.

14.3	Complaints received by Strakan relating to the Product shall be immediately drawn to the attention of Aptalis.

14.4	In addition on an annual basis each Party will exchange a summary of all complaints received, including complaints from other territories.

14.5	No matter which Party receives the initial contact from any competent authority regarding the Product, they will immediately inform the other Party. Aptalis will liaise with Strakan to agree who will respond/correspond with the competent authority.

Article 15 CHANGE CONTROL

15.1	Strakan will notify Aptalis of any proposed changes that may affect the Product, including, but not limited to, changes that may impact Specifications and/or the validation status of the production process or quality control test procedures. Aptalis shall assess and approve, in writing, any and all such changes prior to implementation.

*	Confidential treatment requested.

Exhibit A-1-13

15.2	Any modification to Specifications shall be pursuant to Section 5.4 of the Supply Agreement.

Article 16 REPROCESSING AND REWORK

16.1	It is agreed between the parties that reprocessing shall be exceptional. Reprocessing of Additional Material or Bulk Product or Products must be fully documented to state reason and justification for reprocessing.

16.2	Rework activity can only be performed as per agreement between both Strakan and Aptalis.

Article 17 SUB-CONTRACTING

17.1	Strakan will not subcontract to a Third Party other than its Contract Manufacturer(s) any of the work entrusted under this Agreement without the prior, written approval of Aptalis, such approval not to be unreasonably withheld, conditioned or delayed. Where Strakan subcontracts such a Third Party in accordance with the terms of this Agreement Strakan shall ensure that such contract or agreement is on terms which are consistent with this Agreement and Strakan shall remain liable for the performance of the obligations under this Agreement by the Contract Manufacturer(s).

17.2	In the event that Strakan, with the written permission of Aptalis, subcontracts any operation under this Agreement to a Third Party, Strakan shall ensure that it enters into an agreement with the Third Party setting out the respective technical responsibilities of each party.

Article 18 REGULATORY INSPECTIONS

18.1	Any serious deficiencies noted during an inspection of Strakan or its Contract Manufacturer’s premises, which relate directly or indirectly to the Product must be brought to the attention of Aptalis, including any vendor of Additional Materials or any external testing laboratory.

18.2	Any serious deficiencies noted during an inspection of Aptalis’ premises, which relate directly or indirectly to the Product must be brought to the attention of Strakan.

*	Confidential treatment requested.

Exhibit A-1-14

Article 19 PERIODIC QUALITY REVIEWS

Strakan shall, or shall ensure that its Contract Manufacturer(s), carry out a periodic Product quality review according to a program agreed between the Parties. A responsibilities checklist is presented as Appendix 4.

Article 20 ON-GOING GMP STABILITY

Strakan shall, or shall ensure that its Contract Manufacturer(s), carry out stability testing according to a program agreed between the Parties, on one Lot of the Product per calendar year. The protocol will be agreed between the Parties and approved by Aptalis. Stability data interpretation and reporting shall be Aptalis’s responsibility and Aptalis shall update stability information in the regulatory documents for the Product.

Article 21 ANNUAL REPORT

21.1	Aptalis will provide Strakan with Aptalis’s request for chemistry, Manufacturing and control data and other information required for submission in the Annual Report with FDA, at least sixty (60) calendar days before Annual Report due date.

21.2	Strakan will provide Aptalis with the required data and information within thirty (30) days of the request.

Article 22 CHANNELS OF COMMUNICATION

Contact lists are provided in Appendix 5. The Parties will ensure that contact lists are kept up to date.

Article 23 REVIEW

23.1	Changes or supplements to this Agreement and to the Appendices and enclosures can only be made by mutual consent in writing. Such changes will be recorded in the Change History Log (Appendix 7). The appendices and enclosures to this Agreement are part of this Agreement and may be updated separately from the main body of the agreement provided written approval is given by both Parties.

23.2	This Agreement will be formally reviewed every two (2) years. Strakan will initiate this process.

*	Confidential treatment requested.

Exhibit A-1-15

SIGNED for and on behalf of Aptalis Pharma US, Inc.:		SIGNED for and on behalf of Strakan International S.à r.l:

/s/ Steve Gannon		/s/ Andrew McLean
Signature		Signature

Date:	December 28, 2011	Date:	December 28, 2011

Name:	Steve Gannon	Name:	Andrew McLean

Title:	Senior Vice President, Finance, Chief Financial Officer and Treasurer	Title:	Director and General Counsel

*	Confidential treatment requested.

APPENDIX 1

FINISHED PRODUCT LISTING

Product Description	Pack Size	Storage Conditions	Territory
Rectiv TM (nitroglycerin) Ointment 0.4%	1 x 30g	Store at [*]; excursions permitted between [*]. Keep the tube tightly closed. Use within [*] weeks of first opening.	US

*	Confidential treatment requested.

Appendix 1 - 1

APPENDIX 2

CONTRACT MANUFACTURER AUTHORIZATION TO MANUFACTURE

[*]

*	Confidential treatment requested.

Appendix 2 - 1

APPENDIX 3

PRODUCT NDA SUMMARY

[*]

*	Confidential treatment requested.

Appendix 3 - 1

APPENDIX 4

DIVISION OF PHARMACEUTICAL RESPONSIBILITIES CHECKLIST

Topic	Aptalis	Strakan
Marketing Authorization
Holder	X
Maintenance of MA (preparing and submitting variations)	X

Manufacturing Authorization
Ensuring Strakan or its Contract Manufacturer(s) has a licence to allow Manufacturing and packaging and testing of products.		X

Authorisation for Shipping of Product
Review of Batch Records and authorisation for shipping of product.		X

Shipping of Product
Ship Product to Aptalis Incoterms 2010: ExWorks		X

Release of Finished Packs
Final Release to market of Finished Packs	X

Documentation
Ensuring Strakan or its Contract Manufacturer(s) retains all documentation relating to the Manufacture, packaging and testing packaging of the products in accordance with cGMP requirements.		X
Retaining copies of Batch Records, packaging records, Certificates of Analysis and certification documents.	X	X

Reference and Retention Samples
Ensuring Storage of Reference Samples of starting materials and finished packs at Strakan or its Contract Manufacturer(s)		X

Complaints
Maintain customer complaint file	X	X
Notify Strakan of complaints requiring investigation	X
Investigate complaint in collaboration with the Contract Manufacturer(s)		X
Prepare investigation report and circulate to Aptalis.		X
Final review and assessment of complaint.	X
Feedback to complainant	X
Notify Aptalis of complaints received directly from customers.		X

*	Confidential treatment requested.

Appendix 4 - 1

APPENDIX 4

DIVISION of PHARMACEUTICAL RESPONSIBILITIES CHECKLIST (cont’d)

Topic	Aptalis	Strakan
Product Recall
Initiate recall procedure	X
Investigate the requirement to recall	X	X
Notify Regulatory Authorities of decision to recall	X
Conduct recall	X
Ensure corrective and preventative action plans are implemented	X	X

Change Control
Notification of changes to Specifications to Strakan	X
Notification to Aptalis of proposed changes to Specifications		X

Auditing
Auditing of Strakan or its Contract Manufacturer(s) for compliance with cGMP	X	X
Auditing of supplier of active ingredients, excipients, packaging components for compliance with cGMP	X	X
Auditing Supplier of Product (Strakan) for Compliance with cGMP	X

*	Confidential treatment requested.

Appendix 4 - 2

APPENDIX 5

CONTACT NAMES

For Strakan International S.à r.l. :

Responsibility:	[*]
Name:	[*]
Job Title:	[*]
Address:	[*]
Telephone Number:	[*]
Fax Number:	[*]
E-mail:	[*]
Responsibility:	[*]
Name:	[*]
Job Title:	[*]
Address:	[*]
Telephone Number:	[*]
Fax Number:	[*]
E-mail:	[*]
Responsibility:	[*]
Name:	[*]
Job Title:	[*]
Address:	[*]
Telephone Number:	[*]
Fax Number:	[*]
E-mail: Complaints:	[*]

*	Confidential treatment requested.

Appendix 5 - 1

APPENDIX 5

CONTACT NAMES (cont’d)

For Strakan International S.à r.l.:

Responsibility:	[*]
Name:	[*]
Job Title:	[*]
Address:	[*]
Telephone Number:	[*]
Fax Number:	[*]
E-mail:	[*]
Deputy Name:	[*]
Job Title:	[*]
Address:	[*]
Telephone Number:	[*]
Fax Number:	[*]
E-mail:	[*]

*	Confidential treatment requested.

Appendix 5 - 2

APPENDIX 5

CONTACT NAMES (cont’d)

For Aptalis Pharma US, Inc.:

Responsibility:	[*]
Name:	[*]
Job Title:	[*]
Address:	[*]
Telephone Number:	[*]
Fax Number:	[*]
E-mail:	[*]

Responsibility:	[*]
Name:	[*]
Job Title:	[*]
Address:	[*]
Telephone Number:	[*]
Fax Number:	[*]
E-mail:	[*]

Responsibility:	[*]
Name:	[*]
Job Title:	[*]
Address:	[*]
Telephone Number:	[*]
Fax Number:	[*]
E-mail:	[*]

*	Confidential treatment requested.

Appendix 5 - 3

APPENDIX 6

LIST OF CURRENT SUBCONTRACTORS

Name & Address	Activity
[*]	Manufacture, assembly, QC testing and QP Release of Product
Suppliers used by NextPharma:

[*]	API Supplier

[*]

Aluminium Tubes and Caps

Microbiology testing

*	Confidential treatment requested.

Appendix 6 - 1

APPENDIX 7

CHANGE HISTORY PAGE

On receipt of a revised/new page set the document holder must replace or insert the appropriate pages and destroy the originals. The document holder must then return the acknowledgement slip duly signed to confirm that their document has been updated. It is the document holder’s responsibility to ensure that staff are adequately briefed and any procedural, documentary changes consequent upon the updating are effected in their areas.

Date	Page Number	Section Number	Summary of Change

*	Confidential treatment requested.

Appendix 7 - 1

APPENDIX 8

LIST OF APPROVED SUPPLIERS

Material	Approved Supplier Name
Diluted Nitroglycerin ([*])	[*]
White Petrolatum	[*]
Lanolin	[*]
Paraffin	[*]
Sorbitan Sesquioleate	[*]
Aluminium tubes and caps	[*]

*	Confidential treatment requested.

Appendix 8 - 1

EXHIBIT B

SAFETY DATA EXCHANGE AGREEMENT

*	Confidential treatment requested.

Execution Version

EXHIBIT B

Safety Data Exchange Agreement (Pharmacovigilance Agreement)

For Rectiv (nitroglycerin) Ointment 0.4%

between

Aptalis Pharma US, Inc.

100 Somerset Corporate Boulevard,

Suite 2000, Bridgewater,

New Jersey 08807 USA

and

Strakan International S.à r.l.

Galabank Business Park

Galashiels TD1 1QH, UK

*	Confidential treatment requested.

Exhibit B-1

1.	INTRODUCTION

THIS IS A SAFETY DATA EXCHANGE AGREEMENT (hereinafter “SDEA”) by and between Strakan International S.à r.l. (hereinafter referred to as “Strakan”), and Aptalis Pharma US, Inc. (hereinafter “Aptalis”). Strakan and Aptalis may be referred to herein individually as a “Party” or collectively as the “Parties.”

WHEREAS, Strakan and Aptalis entered into a commercialization and license agreement (the “License Agreement”) and a supply agreement (the “Supply Agreement”) relating to the Product in the Territory, both of even date to this SDEA;

WHEREAS, the Parties desire to set forth the pharmacovigilance responsibilities of each of the Parties with respect to the Product;

WHEREAS, this SDEA sets forth the terms under which Strakan Global Pharmacovigilance (hereinafter “GPV”) and the Pharmacovigilance Department of Aptalis shall exchange safety data and collaborate on related safety surveillance activities concerning the Product in the pre-marketing (clinical trial) and post-marketing phases; and

WHEREAS, this SDEA applies to pharmacovigilance for the Product as well as adverse event data relating to the Product and any other glyceryl trinitrate ointment and glyceryl trinitrate unknown obtained from any source, including information derived from any clinical, post-marketing surveillance or epidemiological investigations, commercial marketing experience, reports in the scientific literature and unpublished scientific papers, as well as any reports from regulatory authorities, whether inside or outside the Territory.

NOW THEREFORE, in accordance with each company’s Standard Operating Procedures (SOPs) and in consideration of the mutual promises and covenants set forth below, the Parties agree as follows:

Strakan and Aptalis are also parties to the product quality agreement executed by the Parties with even date to this SDEA (the “Product Quality Agreement”). This SDEA and the Product Quality Agreement shall be read together. Notwithstanding anything to the contrary in the Product Quality Agreement, in the event of a conflict between this SDEA and the Product Quality Agreement, this SDEA shall take precedence. Except as expressly provided in this SDEA, the Product Quality Agreement shall remain in full force and effect, unaffected hereby. The provisions of this SDEA shall not be construed to restrict either Party’s ability to take action that it deems to be appropriate or required of it under any applicable Laws.

2.	DEFINITIONS

All definitions relating to this SDEA on adverse event reporting and related terminologies are consistent with the International Conference on Harmonization of Technical Requirements of Pharmaceuticals for Human Use (ICH); the United States Code of Federal Regulations (CFR), Title 21; Directive 2001/83/EC of the European Parliament and of the Council of 6 November 2001 on the Community code relating to the Product’s medicinal use for humans; and Volume 9A of The Rules Governing Medicinal Products in the European Union (EU). See Appendix B for all standard definitions.

*	Confidential treatment requested.

Exhibit B-1-2

Other capitalized terms that are used in this SDEA and not otherwise defined in this SDEA will have the meanings set forth in the License Agreement, the Supply Agreement or the Product Quality Agreement.

2.1	RECEIPT DATE

The Receipt Date is defined as the date any personnel/Affiliates/partners of Strakan or personnel/Affiliates/partners of Aptalis or any of its Affiliates or agents, is first aware of an adverse event (AE) or other safety-related report associated with the Product or any other glyceryl trinitrate ointment and glyceryl trinitrate unknown obtained from any source anywhere in the world. Regulatory reporting will be as defined in each Party’s respective Standard Operating Procedures.

3.	REGULATORY STATUS

As of the Effective Date Strakan’s Affiliate, ProStrakan Inc., holds the Product NDA in the Territory and shall transfer such Product NDA to Aptalis as provided in the License Agreement.

4.	LANGUAGE

All reports and documentation must be provided in English. Adverse Event (AE) reports and relevant information from source documents should be translated into English as necessary.

5.	RESPONSIBILITIES

This section describes the Parties’ responsibilities for exchange of AE reports regarding the Product and collaborations on related pharmacovigilance including Safety Surveillance or Risk Management activities both in the pre- and post-marketing phases, to meet global regulatory requirements.

5.1	GENERAL

The Parties shall meet and agree upon a written plan for exchanging adverse event and other pharmacovigilance and safety information relating to the Product (with respect to the Territory) and products that correspond to the Product (with respect to territories outside of the Territory) Commercialized by Strakan or its Third Party licensees (together with the Product, the “Subject Products”) within thirty (30) days of the Effective Date. Such written plan shall ensure that adverse event and other pharmacovigilance and safety information is exchanged according to a schedule that will permit Aptalis to comply with applicable Laws and regulations throughout the Territory.

5.2	SAFETY DATABASE

Each Party shall maintain a validated safety database for reporting and safety surveillance activities for the Subject Product in accordance with applicable regulations. Strakan shall maintain a validated global safety database for reporting and safety surveillance activities for the Subject Product worldwide in accordance with applicable regulations.

5.3	AE/ADVERSE DRUG REACTION (ADR) DATA COLLECTION AND EXCHANGE

5.3.1	General Overview

Aptalis shall hold the Product NDA in the Territory and Strakan, or its Affiliates or licensees shall act as MAH for the Subject Product in its respective territories and each Party may perform any clinical development or post-marketing safety surveillance activities accordingly to applicable local safety regulations and applicable contractual agreements.

*	Confidential treatment requested.

Exhibit B-1-3

Spontaneous Adverse Events, both serious and non-serious, originating from all sources, will be exchanged pursuant to this SDEA including:

•	Healthcare professionals

•	Consumers, or other non-healthcare professionals including legal sources

•	Literature

•	Regulatory Authorities

•	Third Party licensee AE/ADR reports.

Spontaneous AE(s)/ADR(s) shall be processed by Aptalis in accordance with the relevant Law applicable in the Territory, and by Strakan in accordance with the relevant Laws applicable outside of the Territory, and in accordance with the Parties’ SOPs and/or written agreed upon practices.

Such SOPs shall cover AE reporting and follow-up practices, and, if applicable, handling of Subject Product complaints, Subject Product recalls and investigations. Each Party shall ensure that the responsible personnel handling AE reporting and Subject Product complaints are trained on these SOPs, as documentation will be required during inspections or audits.

5.3.1.1	Expectedness Assessment

Aptalis shall determine expectedness for AE reports of spontaneous origin using the applicable locally-approved labelling or global core labelling document in accordance with the local reporting requirements in the Territory.

Strakan shall determine expectedness for AE reports of spontaneous origin using the applicable locally-approved labelling or global core labelling document in accordance with the local reporting requirements outside the Territory.

5.4	EXCHANGE OF SPONTANEOUS ADVERSE EVENT REPORTS

Serious Reports:

•

All serious adverse event reports received directly by each Party from all sources including literature relating to the Subject Product or glyceryl trinitrate ointment or glyceryl trinitrate unknown will be exchanged by the Parties by Calendar Day 7 from Receipt Date on FDA 3500 A MedWatch form or Council for International Organizations of Medical Sciences’ (CIOMS) I form via designated e-mail. Such designated e-mail shall be provided promptly by each Party.

•	If Strakan receives serious adverse event reports originating directly from a customer in the United States of America, they should exchange the case with Aptalis by Calendar Day 5.

Non-Serious Adverse Event Reports

•

All non-serious adverse event reports relating to the Subject Product or glyceryl trinitrate ointment, or glyceryl trinitrate unknown received directly by each Party from all sources will be forwarded to the other Party by Calendar Day 30 from Receipt Date on FDA 3500 A MedWatch form or Council for International Organizations of Medical Sciences’ (CIOMS) I form via designated e-mail.

Alternative means of data transfer may be used upon mutual agreement between the Parties.

*	Confidential treatment requested.

Exhibit B-1-4

5.4.1	Adverse Events of Special Interest (AESI)

Reports concerning an AESI communicated to Strakan by Aptalis (serious or non-serious regardless of source) or to Aptalis by Strakan will be exchanged by the Parties by Calendar Day 7 from Receipt Date on an FDA 3500 A MedWatch form or Council for International Organizations of Medical Sciences’ (CIOMS) I form via designated e-mail.

5.4.2	Follow-Up Reports

Aptalis shall be responsible for obtaining further information on AE reports occurring in the Territory and Strakan shall be responsible for obtaining further information on AE reports occurring outside the Territory. Specifically, the Parties’ respective responsibilities shall be for critical data elements that ensure a comprehensive AE description and a true clinical understanding of the case or to ensure sufficient data to secure a “valid” case (a patient with at least one patient identifier, a reporter, an event, where the product is identified as the Product or glyceryl trinitrate unknown). Additional information may include laboratory data, biopsy results, hospital discharge summaries, etc. Each Party will transmit follow-up information received within the timeframe and by the methods described above for serious and non-serious cases.

5.4.3	Pregnancy Exposure Reports

While exposure via pregnancy itself is not a serious adverse event, Aptalis and Strakan will exchange all reports of exposure via pregnancy by Calendar Day 7 from Receipt Date preferably using on FDA 3500 A MedWatch form or Council for International Organizations of Medical Sciences’ (CIOMS) I form via designated e-mail. Both Parties shall perform due diligence to obtain follow-up information regarding the course and outcome of the pregnancy and condition of the infant. All follow-up reports concerning the outcome of the pregnancy shall be forwarded as indicated previously for initial reports (see above).

5.4.4	Overdose/Misuse/Abuse/Medication error/Lack of effect/ Exposure via lactation

Definition of overdose/misuse/abuse/medication error/lack of effect shall be based on definitions in Appendix C. Aptalis and Strakan will exchange all cases of overdose/misuse/abuse/medication error/lack of effect/exposure via lactation within the same timelines as above according to whether the report is classified as serious or non-serious or involves a pregnancy.

5.4.5	Literature Reports

Aptalis will monitor local US literature and Strakan will monitor global literature. Each Party will generate individual case safety reports (ICSR) accordingly. All AE/ADR reports will be processed and exchanged in the same manner as spontaneous reports as described in Section 5.3 above. An abstract of the article in English shall be provided with the report. Such abstract shall contain sufficient information to determine case reportability and provide a quality ICSR.

6.	RECONCILIATION OF CASE EXCHANGE

Each Party shall acknowledge receipt of all ICSRs received by providing their database case ID by the next Business Day to aid timely and on-going reconciliation.

*	Confidential treatment requested.

Exhibit B-1-5

Both Parties will maintain a log of all initial and follow-up reports received. Aptalis and Strakan shall exchange a quarterly listing of all case reports sent to Strakan and Aptalis. The list shall include case tracking numbers, database case ID, whether initial or follow-up and date sent. Aptalis and Strakan will reconcile each listing by the end of the following month. If discrepancies are noted, either during reconciliation or by other means, the Parties shall handle the issues to resolution within a reasonable time.

If there have been no cases exchanged during the period, this should be confirmed between the Parties.

7.	REGULATORY SUBMISSION

Aptalis shall be responsible for fulfilling Spontaneous AE reporting obligations to the Competent Authorities or Regulatory Agency in the Territory and Strakan shall be responsible for fulfilling Spontaneous AE reporting obligations to the Competent Authorities or Regulatory Agency outside the Territory. Strakan and Aptalis will make every effort to ensure that their respective partners are accountable for the regulatory submission where neither Party is the MA holder for the Subject Product.

8.	REGULATORY AUTHORITY SAFETY REQUESTS

Aptalis will be responsible for preparing a response to any safety requests/queries from the FDA concerning the Product. Strakan will assist Aptalis in the preparation of a response to such safety requests/queries concerning the Subject Product, as deemed necessary. Aptalis shall be responsible for submitting the regulatory safety response.

Strakan or its licensees will be responsible for preparing a response to any safety requests/queries from any Regulatory Authorities in their respective territories concerning the Subject Product. Aptalis will assist Strakan in the preparation of a response to such safety requests/queries concerning the Subject Product, as deemed necessary. Strakan shall be responsible for submitting the regulatory safety response.

9.	Actions taken for Safety Reasons:

The Parties shall promptly exchange information on regulatory actions, pending actions that might result in a labelling change, health authority inquiries for safety and/or efficacy reason(s), which may significantly affect safety profile or benefit/risk balance of the Subject Product or market restriction due to issues including but not limited to:

•	Marketing Authorisation withdrawal or suspension;

•	failure to obtain a Marketing Authorisation renewal, restrictions on distribution;

•	clinical trial suspension, or protocol amendment;

•	health providers and/or Public Communications;

•	dosage modification;

•	changes in target population or indications, formulation changes; or

•	modification of the investigator brochure and/or core safety data sheet and/or labelling, etc.

Regulatory correspondence concerning the Subject Product safety shall be promptly exchanged by the Parties via designated e-mail.

10.	SAFETY SURVEILLANCE ACTIVITIES

Each Party shall be responsible for signal detection and risk assessment. If a detected signal has an impact on the established safety profile of the Subject Product, and/or new significant risk factors are identified, each Party shall expeditiously communicate that information to the other Party.

*	Confidential treatment requested.

Exhibit B-1-6

Aptalis shall not make any major specific safety interventions involving communications with physicians or healthcare providers such as “Dear Healthcare Professional Letters” or any other Risk Evaluation and Mitigation Strategies (REMS) without prior consultation with Strakan to the extent practicable but consistent with applicable Law. Strakan shall also promptly inform Aptalis of significant changes to the safety profile of the product. The respective heads of the pharmacovigilance of each of the Parties shall facilitate such collaboration through joint periodic safety meeting.

11.	PERIODIC SAFETY UPDATE REPORTS (PSURS)

Aptalis will be responsible for the preparation and submission of Periodic Adverse Drug Experience Reports (PADERs) for the Territory and shall provide them to Strakan within two (2) weeks of submission.

Strakan will be responsible for the preparation and submission of Periodic Safety Update Reports (PSURs) outside the Territory and shall provide them to Aptalis within two (2) weeks of submission. Specific safety concerns documented in a Regulator Authority’s PADER/PSUR Assessment Report will be exchanged by the Parties in order to facilitate any collaboration on proactive or due diligent medical safety surveillance practices of a safety concern.

12.	Reference Safety Information

Both Parties are responsible for establishing and maintaining Reference Safety Information in their respective territories based on the accumulated safety information of the Subject Product. However, since Strakan maintains the global safety database for the Product, Strakan shall be responsible for the development and maintenance of the Core Safety Information (CSI) for the Product in accordance with international safety standards. Strakan shall advise Aptalis when the CSI for the product is available or updated.

Aptalis may not use the Product CSI as the Reference Safety Information for purpose of listedness determination or aggregrate safety reporting but other standard RSI as deemed appropriate. Both Parties shall exchange their respective Reference Safety Information upon the written request of the other Party.

13.	RISK MANAGEMENT ACTIVITIES

Strakan shall advise Aptalis on any EU Risk Management Plan (RMP) or Aptalis shall inform US Risk Evaluation and Mitigation Strategies (REMS) program for the Subject Product. Both Parties shall consult on the request for any Local RMP for the Subject Product.

14.	CLINICAL TRIALS

Each Party shall inform the other of any planned clinical trials involving the Subject Product, especially post-marketing safety surveillance studies, and investigator sponsored studies supported by such Party, and will provide a copy of the protocol to the other Party, if deemed appropriate.

15.	MEDICAL INFORMATION

Aptalis shall be responsible for answering enquiries relating to the Product received from members of the public or healthcare professionals in the Territory. Such responses shall be provided in accordance with applicable Laws in the Territory governing information to consumers concerning medicinal products.

Strakan shall be responsible for answering enquiries relating to the Subject Product received from members of the public or healthcare professionals outside the Territory. Such responses shall be provided in accordance with applicable Laws governing information to consumers concerning medicinal products.

*	Confidential treatment requested.

Exhibit B-1-7

Both parties shall have systems in place to review medical information queries that may have direct or indirect effect on the product safety. Heads of Pharmacovigilance or their designees shall, as practicable, discuss or share these concerns to facilitate the safety monitoring of the product.

16.	TRAINING

Strakan and Aptalis shall retain responsibility for the pharmacovigilance training of their respective staff. Such training may cover but is not limited to any applicable guidelines relating to the pharmacovigilance activities in this SDEA.

17.	ARCHIVING

Both Parties shall maintain a record of each AE, overdose, misuse, abuse, medication error, lack of effect, AESI, lactation report or pregnancy report indefinitely, in accordance with current regulatory requirements and each Party’s respective procedures. Such maintenance will include:

a) a copy of the report (standardized AE collection form, including relevant source documentation)

b) the date of the initial receipt or creation of the report

c) the date of provision of the report to the other Party.

18.	AUDITING

Either Party may perform a pharmacovigilance audit of the other Party’s pharmacovigilance functions if announced a minimum of four (4) weeks in advance. Such audit shall take place during normal business hours and shall be conducted in a manner intended to minimize any disruption to the business of the Party being audited. Each Party will be able to request an audit of the other Party’s partners either directly or through independent auditors. The results of the audit shall be made available to the audited Party within a reasonable time of the audit being completed.

19.	TERM AND TERMINATION

This SDEA and the respective responsibilities of the Parties shall continue in effect until the latest of (a) the expiration or earlier termination of the License Agreement, (b) the first anniversary of the latest expiration date of any quantity of the Product distributed under the License Agreement, and (c) with respect to all ongoing clinical trials, until such clinical trials are completed. In any event, if the Subject Product is subsequently divested or discontinued by any of the Parties, this SDEA will be terminated as soon as the Product is no longer registered anywhere in the Territory.

The expiration or termination of this SDEA shall be without prejudice to any rights or obligations of the Parties that may have accrued prior to the termination and, except as otherwise expressly provided herein, shall not limit any rights or remedies that may be available by Law or otherwise. Upon the termination or expiration of this SDEA, each Party shall, at its expense, promptly return to the other Party all of such other Party’s Confidential Information, in the possession of, or under the control of, such first Party.

20.	ENTIRE AGREEMENT; AMENDMENT

This SDEA, in conjunction with the Product Quality Agreement, contains the entire agreement and understanding between the Parties and shall supersede all prior oral or written agreements and understandings between the Parties with respect to the subject matter contained herein. This SDEA may be amended solely by mutual written agreement of the Parties. In the case of a change of the Product NDA holder, this SDEA will be renegotiated.

*	Confidential treatment requested.

Exhibit B-1-8

21.	ASSIGNMENT

Neither of the Parties shall assign or transfer any of their rights or obligations under this Agreement without the prior written consent of the other Party, provided, that in the event the License Agreement is assigned by Aptalis to any Person, Aptalis shall be permitted to assign this Agreement to the same Person to which the License Agreement is assigned without the prior written consent of Strakan. Each Party shall be entitled (without the consent of the other Party) to assign this Agreement (or any of its rights or obligations under this Agreement) to (a) its Affiliate (as long as such entity remains an Affiliate of the relevant Party) provided that the assigning Party shall be responsible for the performance of this Agreement by such Affiliate; or (b) to any corporation to which it has sold all or substantially all of its assets relating to this Agreement provided that the acquiring corporation agrees to be bound by the terms of this Agreement. In addition, Strakan may assign this SDEA, in whole or in part, to an entity to whom it transfers ownership of the Product. If a Party delegates all or any of its obligations under this Agreement to any Third Party, the Party delegating shall be fully responsible to the other Party for the proper performance of those obligations and for any negligent act or omission made by the Third Party or its staff in relation thereto. For purposes of clarity, any change of control or merger, consolidation, initial public offering or other financing activity of a Party shall not be deemed an assignment of this Agreement.

22.	GOVERNING LAW

This Agreement shall be governed by and interpreted in accordance with the Laws of the State of New York without giving effect to any conflict of Laws provisions. In the event of a Dispute, the Parties will submit such Dispute to arbitration under the Rules of Arbitration of ICC. Unless, the Parties agree otherwise, the number of arbitrators shall be three. One arbitrator shall be appointed by each Party and the third arbitrator shall be appointed by the International Court of Arbitration of the ICC. The place of arbitration will be New York, New York if Strakan initiates arbitration proceedings or London, England if Aptalis initiates the arbitration proceedings. The language of the arbitration will be in English. Prior to the commencement of hearings, each of the arbitrators appointed must provide an oath of undertaking of impartiality. Judgment upon the award rendered by the arbitrators may be entered into any court having jurisdiction thereof. The cost of any such arbitration will be divided equally between the Parties, with each Party bearing its own attorneys’ fees and costs. The arbitration proceedings and the decision of the arbitrators will be kept confidential by the Parties and the arbitrators.

23.	THIRD PARTIES

Except as otherwise provided herein, nothing in this SDEA shall confer any benefits or rights on any person or entity other than the Parties to this SDEA.

24.	LIMITED LIABILITY

To the extent permitted by applicable law, in no event shall either Party be liable to the other Party for any indirect, special, incidental, consequential or punitive damages, whether any claim for such recovery is based upon theories of contract, negligence, or tort (including strict liability), and even if either Party has knowledge of the possibility of the potential damage or loss.

25.	CONFIDENTIALITY

The provisions of this SDEA shall be subject to the confidentiality provisions set out in Article 9 of the License Agreement.

26.	COUNTERPARTS

This SDEA may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

*	Confidential treatment requested.

Exhibit B-1-9

IN WITNESS WHEREOF, this SDEA has been signed by the authorized representatives of the Parties on the day and year first written below.

Strakan International S.à r.l.		Aptalis Pharma US, Inc.

/s/ Andrew McLean		/s/ Ruth Thieroff-Ekerdt, M.D.

By:	Andrew McLean	By:	Ruth Thieroff-Ekerdt, M.D.

Director and General Counsel		Chief Medical Officer

Date:	December 28, 2011	Date:	December 28, 2011

Appendices:

Appendix A: Contact Persons and Details

Appendix B: Definitions

*	Confidential treatment requested.

Appendix A - CONTACT DETAILS

The following points of contact are to be used for all reports of suspected Adverse Events or Adverse Drug Reactions, or for discussion of specific issues pertaining to this SDEA.

Strakan

Name: [*]	Tel: [*]
Job Title: [*]	Mob: [*]
Fax: [*]
Department: [*]	E-mails: [*]

[*]
[*]

Name: [*]

Tel: [*]
Mob: [*]
Office hours: 08:30 to 17:30	Fax: [*]
Out-of-hours contact:	E-mail:
[*]	[*]
[*]

Address: ProStrakan
1430 US Highway 206, Suite 110
Bedminster, NJ 07921, USA
And as of January 1, 2012,
685 Rt 202/206
Suite 101
Bridgewater, NJ 08807

*	Confidential treatment requested.

Appendix A - 1

Aptalis

Name: [*]	Tel: [*]
Job Title: [*]	Fax: [*]
E-mail: [*]
Department: [*]

Name: [*]

Department: [*]	Tel: [*]
Fax: [*]
Office hours: 08:00 to 17:00	E-mail: [*]

Tel [*]
Fax # [*]
Address:
Aptalis Pharma
597, Boul. Laurier,
Mont-Saint-Hilaire, Qc,
Canada, J3H 6C4

*	Confidential treatment requested.

Appendix A - 2

Appendix B – DEFINITIONS AND GLOSSARY

Abuse

Any persistent or sporadic intentional excessive use of a medicinal product or investigational product accompanied by harmful physical and/or psychological effects.

Adverse Drug Reaction (ADR)

All noxious and unintended responses to a medicinal product related to any dose should be considered adverse drug reactions.

The phrase “responses to a medicinal product” means that a causal relationship between a medicinal product and an adverse event is at least a possibility (refer to ICH E2A).

A reaction, in contrast to an event, is characterized by the fact that a causal relationship between the drug and the occurrence is suspected. If an event is spontaneously reported, even if the relationship is unknown or unstated, it meets the definition of an adverse drug reaction.

Adverse Event (or Adverse Experience)

An adverse event (AE) is any untoward medical occurrence in a patient administered a medicinal product and which does not necessarily have to have a causal relationship with this treatment. An adverse event can therefore be any unfavorable and unintended sign (for example, an abnormal laboratory finding), symptom, or disease temporally associated with the use of a medicinal product, whether or not considered related to this medicinal product.

Adverse Event of Special Interest

An Adverse Event of Special Interest (AESI) (serious or non-serious) is one of scientific and medical concern specific to the sponsor’s product or programme, for which ongoing monitoring and rapid communication by the investigator to the sponsor could be appropriate. Such an event might require further investigation in order to characterize and understand it. Depending on the nature of the event, rapid communication by the trial sponsor to other parties (e.g. regulators) might also be warranted.

Calendar Day

Any and each day of the calendar year.

Consumers

A consumer is defined as a person who is not a healthcare professional.

Core Safety Information (CSI):

All relevant safety information contained in core data sheet (CDS) prepared by the MAH, and which the MAH requires to be listed in all countries where the company markets the drug, except when the local regulatory authority specifically requires a modification. It is the reference information by which listed and unlisted are determined for the purpose of periodic reporting for marketed products, but not by which expected and unexpected are determined for expedited reporting.

Consumer reports

Consumer adverse reaction reports should be handled as spontaneous reports irrespective of any subsequent “medical confirmation”, a process required by some authorities for reportability. Even if reports received from consumers do not qualify for regulatory reporting, the cases should be retained. Emphasis should be placed on the quality of the report and not on its source.

*	Confidential treatment requested.

Appendix B - 1

Data lock point

The data cut-off date for data to be included in regulatory report as required by Applicable law. This applies to any report required to be submitted to a Regulatory Authority.

Healthcare Professionals

Healthcare professionals are medically-qualified persons such as physicians, dentists, pharmacists, nurses, coroners, or as otherwise specified by local regulations. Preferably, information about the case should be collected from the healthcare professionals who are directly involved in the patient’s care. In some regions, the healthcare professional status of the reporter is immaterial to reporting practices.

Identified risk

An untoward occurrence for which there is adequate evidence of an association with the medicinal product of interest.

Examples of identified risks include:

-an adverse reaction adequately demonstrated in non-clinical studies and confirmed by clinical data;

-an adverse reaction observed in well designed clinical trials or epidemiological studies for which the magnitude of the difference compared with the comparator group (placebo or active substance or unexposed group) on a parameter of interest suggests a causal relationship; an adverse reaction suggested by a number of well documented spontaneous reports where causality is strongly supported by temporal relationship and biological plausibility, such as anaphylactic reactions or application site reactions.

Internet

MAHs are not expected to screen external websites for ADR information. However, if an MAH becomes aware of an adverse reaction on a website that it does not manage, the MAH should review the adverse reaction and determine whether it should be reported. Unsolicited cases from the Internet should be handled as spontaneous reports.

MAHs should regularly screen their websites for potential ADR case reports. MAHs and regulators should consider utilising their websites to facilitate ADR data collection, e.g. by providing ADR forms for direct reporting or by providing appropriate contact details for direct communication. For the determination of reportability the same criteria should be applied as for cases provided via other ways.

Lack of Efficacy

Reports of lack of efficacy should not normally be expedited, but should be discussed in the relevant periodic safety update report. However, in certain circumstances reports of lack of efficacy should be treated as expedited cases for reporting purposes. Medicinal products used for the treatment of life-threatening or serious diseases, vaccines, and contraceptives are examples of classes of medicinal products where lack of efficacy should be considered for expedited reporting. Clinical judgment should be used in reporting, with consideration of the approved product labeling/prescribing information.

*	Confidential treatment requested.

Appendix B - 2

Literature

The Marketing Authorisation Holder (MAH) is expected to regularly screen the worldwide scientific literature, by accessing widely used systematic literature reviews or reference databases. Cases of ADRs from the scientific and medical literature, including relevant published abstracts from meetings and draft manuscripts, might qualify for expedited reporting. A regulatory reporting form with relevant medical information should be provided for each identifiable patient. The publication reference(s) should be given as the report source; additionally a copy of the article might be requested by the local regulatory authority to accompany the report. All company offices are encouraged to be aware of publications in their local journals and to bring them to the attention of the company safety department as appropriate.

The regulatory reporting time clock starts once it is determined that the case meets minimum criteria for reportability. MAHs should search the literature according to local regulation or at least once a month. If the product source, brand, or trade name is not specified, the MAH should assume that it was its product, although reports should indicate that the specific brand was not identified.

Worldwide Medical and Scientific literature – means literature available from internationally recognized scientific databases (such as Embase, Medline, and where applicable, Aidsline, and Derwent Drug File) and journals (such as “Reactions”) and relevant abstracts presented at major internationally attended conferences.

Marketing Authorization

With respect to any medicinal product, any indications for which such medicinal product is to be used and any country or other jurisdiction, the authorization required to be granted by the applicable Regulatory Authority in that country or jurisdiction in order for a party to commercially market and sell such medicinal product therein for such indications.

Minimum Criteria for Reporting

Minimum required data elements for an ADR case are: an identifiable reporter, an identifiable patient, an adverse reaction, and a suspect product. Lack of any of these four elements means that the case is incomplete; however, MAHs are expected to exercise due diligence to collect the missing data elements. It is recommended that as much information as possible be collected at the time of the initial first report.

Misuse

Use of a medicinal product in a way that is not in accordance with its Regulatory Authorization or Marketing Authorization and that is accompanied by harmful physical and/or psychological effects.

Non-serious ADRs

Cases of non-serious ADRs are not normally reportable on an expedited basis. The spontaneous reports of non-serious ADRs should be reported in the periodic safety update report.

Other Sources

If MAHs become aware of a case report from non-medical sources, it should be handled as a spontaneous report.

*	Confidential treatment requested.

Appendix B - 3

Overdose

Reports of overdose with no associated adverse outcome should not be reported as adverse reactions. They should be routinely followed up to ensure that information is as complete as possible with regard to symptoms, treatment, and outcome. The MAH should collect any available information related to its products on overdose, and report cases of these that lead to serious adverse reactions according to expedited reporting criteria.

Parent-child/fetus exposure report (Pregnancy Exposure Report)

A parent-child/fetus exposure report (pregnancy exposure report) is any report where a fetus/breast-feeding infant/child is at risk of experiencing an adverse reaction/event as a result of being exposed to the product via mother and/or father.

Periodic Safety Update Report

The periodic reports contained the records referred to in Article 104 of Council Directive 2001/83/EC and in Article 24(3) of Regulation (EC) No 726/2004 (Volume 9A), and similar reports required under Applicable Law in the United States.

The PSUR is a practical and achievable mechanism for summarizing interval safety data, especially covering short periods (e.g., 6 months or 1 year), and for conducting an overall safety evaluation.

Potential risk

An untoward occurrence for which there is some basis for suspicion of an association with the medicinal product of interest but where this association has not been confirmed.

Examples of potential risks include:

•	Non-clinical safety concerns that have not been observed or resolved in clinical studies;

•

Adverse events observed in clinical trials or epidemiological studies for which the magnitude of the difference, compared with the comparator group (placebo or active substance, or unexposed group), on the parameter of interest raises a suspicion of, but is not large enough to suggest, a causal relationship;

•	A signal arising from a spontaneous adverse reaction reporting system;

•	An event which is known to be associated with other products of the same class or which could be expected to occur based on the properties of the medicinal product

Product Quality Complaints

Any inquiry from a third party that questions the purity, identity, potency, or quality of any product(s).

Receipt Date

The meaning is set forth in Section 2.1 of this SDEA.

Regulatory Authority Sources

Individual serious unexpected adverse drug reaction reports originating from foreign regulatory authorities are always subject to expedited reporting. Re-submission of serious ADR cases without new information to the originating regulatory authority is not usually required, unless otherwise specified by local regulation.

*	Confidential treatment requested.

Appendix B - 4

Reporting Guidelines for Other Observations

In addition to single case reports, any safety information from other observations that could change the risk-benefit evaluation for the product should be promptly communicated to the regulatory authorities.

Reporting Time Frames

In general, expedited reporting of serious and unexpected ADRs refers to 15 calendar days. Time frames for other types of reports vary among countries.

Regulatory Authority means, with respect to any country or other jurisdiction, any regulatory authority or other government agency with competent jurisdiction in that country or jurisdiction over the development or commercialization of the product(s) contemplated by the Transaction Agreement and the pharmacovigilance and safety data management, exchange and reporting activities in respect by this Agreement.

Safety signal

An unexpected observation of an event in relation to treatment with a medicinal product or investigational medicinal product that deviates so much from expectations that it calls for immediate and greater attention, including (but not limited to) unlabeled suspected adverse drug reactions, increased frequency or severity of labeled suspected adverse reaction, and any change in the risk/benefit profile of the medicinal product or investigation medicinal product.

Seriousness Criteria

The most internationally agreed seriousness criteria appear in ICH guideline E2A. A serious adverse event (experience) or reaction is any untoward medical occurrence that at any dose:

* results in death

* is life-threatening

(NOTE: The term “life-threatening” in the definition of “serious” refers to an event/a reaction in which the patient was at risk of death at the time of the event/reaction; it does not refer to an event/a reaction which hypothetically might have caused death if it were more severe),

* requires inpatient hospitalisation or results in prolongation of existing hospitalisation, * results in persistent or significant disability/incapacity,

* is a congenital anomaly/birth defect,

* is a medically important event or reaction.

Medical and scientific judgment should be exercised in deciding whether other situations should be considered as serious such as important medical events that may not be immediately life-threatening or result in death or hospitalisation but may jeopardise the patient or may require intervention to prevent one of the other outcomes listed in the definition above. These should also be considered serious.

Examples of such events are intensive treatment in an emergency room or at home for allergic bronchospasm; blood dyscrasias or convulsions that do not result in hospitalisation; or development of drug dependency or drug abuse.

Any suspected transmission via a medicinal product of an infectious agent is also considered a serious adverse reaction.

*	Confidential treatment requested.

Appendix B - 5

Single Cases of Serious ADRs (expedited reporting)

Cases of adverse drug reactions from all sources that are both serious and unexpected are subject to expedited reporting. The reporting of serious expected reactions in an expedited manner varies among countries. Non-serious adverse reactions, whether expected or not, would normally not be subject to expedited reporting.

For reports from studies and other solicited sources, all cases judged by either the reporting healthcare professional or the MAH as having a possible causal relationship to the medicinal product qualify as ADRs. For the purposes of reporting, spontaneous reports associated with approved drugs imply a possible causality.

Solicited Sources

Solicited reports are those derived from organized data collection systems, which include clinical trials, post-approval named patient use programs, other patient support and disease management programs, surveys of patients or healthcare providers, or information gathering on efficacy or patient compliance. Adverse event reports obtained from any of these should not be considered spontaneous.

For the purposes of safety reporting, solicited reports should be handled as if they were study reports, and therefore should have an appropriate causality assessment. Further guidance on study-related issues such as managing blinded therapy cases can be found in ICH E2A.

Spontaneous Reports

A spontaneous report is an unsolicited communication by healthcare professionals or consumers to a company, regulatory authority or other organization (e.g. WHO, Regional Centers, Poison Control Center) that describes one or more adverse drug reactions in a patient who was given one or more medicinal products and that does not derive from a study or any organized data collection scheme.

Stimulated reporting may occur in certain situations, such as a notification by a “Dear Healthcare Professional” letter, a publication in the press, or questioning of healthcare professionals by company representatives. These reports should be considered spontaneous.

Suspect Drug

A generic or brand name of a product administered and considered by the reporter to be potentially related to the occurrence of a specific adverse event. For spontaneous reports, a causal relationship is always assumed.

Time Clock Start Point (Regulatory Clock Start Date)

The regulatory reporting time clock (in calendar days) starts on the date when any personnel of the MAH first receive a case report that fulfills minimum criteria as well as the criteria for expedited reporting. In general, this date should be considered as day 0.

When additional medically significant information is received for a previously reported case, the regulatory reporting time clock begins again for submission of the follow-up report.

Unexpected Adverse Drug Reactions

An ADR whose nature, severity, specificity, or outcome is not consistent with the term or description used in the official product information should be considered unexpected.

*	Confidential treatment requested.

Appendix B - 6

An ADR with a fatal outcome should be considered unexpected, unless the official product information specifies a fatal outcome for the ADR. In the absence of special circumstances, once the fatal outcome is itself expected, reports involving fatal outcomes should be handled as for any other serious expected ADR in accord with appropriate regulatory requirements.

Please note that the term “listedness” is not applicable for expedited reporting (refer to ICH E2C for definition).

Additional considerations:

“Class ADRs” should not automatically be considered to be expected for the subject drug. “Class ADRs” should be considered to be expected only if described as specifically occurring with the product in the official product information, as illustrated in the following examples:

•	“As with other drugs of this class, the following undesirable effect occurs with Drug X.”

•	Drugs of this class, including Drug X, can cause…”

If the ADR has not been documented with Drug X, statements such as the following are likely to appear in the official product information:

•	“Other drugs of this class are reported to cause…”

•	“Drugs of this class are reported to cause…, but no reports have been received to date with Drug X.”.

In these situations, the ADR should not be considered as expected for Drug X.

In the absence of sufficient documentation and in the face of uncertainty, a reaction should be regarded as unexpected.

*	Confidential treatment requested.

Appendix B - 7

EXHIBIT C

SUPPLEMENTAL STUDIES

[*]

*	Confidential treatment requested.

Exhibit C-1

EXHIBIT D

SUPPLY AGREEMENT

[Filed separately as Exhibit 10.31 to the Company’s Quarterly Report on Form 10-Q filed on February 10, 2012.]

*	Confidential treatment requested.

Exhibit D-1

EXHIBIT E

LAUNCH PLAN SUMMARY

[*]

*	Confidential treatment requested.

Exhibit E-1

EXHIBIT F-1

STRAKAN PRESS RELEASE

ProStrakan Partners with Aptalis Pharma for RectivTM in the US

Galashiels, UK. 9 January 2012 – ProStrakan Group plc, a subsidiary of Kyowa Hakko Kirin Co. Ltd. (KHK), and an international specialty pharmaceutical company, today announces that it has signed an exclusive licensing and distribution agreement with Aptalis Pharma Inc (Aptalis) for RectivTM (nitroglycerin) Ointment 0.4%, for the treatment of moderate to severe pain associated with chronic anal fissure.

Rectiv will be the only FDA-approved prescription product in the United States for patients with this condition and is already marketed by ProStrakan as Rectogesic® in 20 countries worldwide including Europe where, in 2011, it is expected to have achieved €11m in sales.

Rectiv will be marketed exclusively by Aptalis in the US, where the company has a strong specialist gastrointestinal sales team. Aptalis plans to launch Rectiv as soon as possible in 2012. The availability of an FDA approved prescription product across the US is expected to make the therapy available to many more patients.

Under the terms of the agreement, Aptalis will make an upfront license fee payment to ProStrakan, a commercialisation payment, and payment upon the achievement of certain sales milestones and royalties on sales of Rectiv. ProStrakan will exclusively supply Rectiv to Aptalis in the US.

Tom Stratford PhD, Chief Executive of ProStrakan, said:

“Rectiv sits outside our core focus in the US, and that of our parent company, KHK, which is on oncology, immunology and nephrology, so it is strategically appropriate for ProStrakan to out-license Rectiv in the US. We are delighted to be partnering with such a highly regarded gastrointestinal specialty company as Aptalis for this important launch.

*	Confidential treatment requested.

Exhibit F-1-1

“Chronic anal fissure can cause significant pain for patients, and Aptalis’ team will work to get the message to physicians across the US of the launch of the only FDA approved prescription product for patients with this condition. This deal allows ProStrakan to continue to focus on our oncology franchise in the US, while ensuring that we fully capitalise on the potential of Rectiv.”

Frank Verwiel, M.D., President and Chief Executive Officer of Aptalis Pharma, said:

“This agreement will add strength and breadth to Aptalis’ portfolio of products. With Aptalis’ commercial expertise and infrastructure in the US, and our deep knowledge of and experience in the GI space, we believe Aptalis is positioned to make a positive impact in the lives of patients diagnosed and treated for this condition.”

Important Safety Information

Rectiv is contraindicated in patients taking phosphodiesterase type 5 (PDE5) inhibitors (eg, sildenafil, vardenafil, and tadalafil), which can potentiate the hypotensive effect of nitrate, and in patients with severe anemia, increased intracranial pressure, or known hypersensitivity to nitroglycerin, other nitrates and nitrites, or any components of the ointment. The most common adverse reactions are headache and dizziness. For full US prescribing information please see:

www.accessdata.fda.gov/drugsatfda_docs/label/2011/021359s000lbl.pdf

About Anal Fissures

An anal fissure is a small tear in the skin that lines the anus, which typically causes severe pain and bleeding with bowel movements. When anal fissures do not heal with interventions such as diet and lifestyle changes, fissures may become chronic. The pain associated with chronic anal fissure has been shown to have a significant impact on patients’ quality of life. (Source: i – x)

*	Confidential treatment requested.

Exhibit F-1-2

Enquiries:

ProStrakan

Callum Spreng,

Corporate Communications

Tel: +44 (0)1896 664000

Mobile: +44 (0)7803 970103

Notes to Editors:

About ProStrakan:

ProStrakan Group plc is a rapidly growing specialty pharmaceutical company engaged in the development and commercialisation of prescription medicines for the treatment of unmet therapeutic needs in major markets.

ProStrakan is a subsidiary of Kyowa Hakko Kirin Co. Ltd., the Japan-based global specialty pharmaceutical company.

ProStrakan’s head office is located in Galashiels in Scotland. The company’s development capabilities are centered in Galashiels and Bedminster, New Jersey, USA. Sales and marketing of ProStrakan’s portfolio of products are handled by commercial subsidiaries in the UK, US, France, Germany, Spain, Italy and other EU countries.

You can learn more about the business at: www.prostrakan.com

Sources:

i.

1Gearhart SL. Diverticular disease and common anorectal disorders. In: Fauci AS, et al. Harrison’s Principles of Internal Medicine. 17th ed. New York, N.Y.: McGraw-Hill; 2008. http://www.accessmedicine.com/content.aspx?aID=2881328. Accessed July 28, 2010.

ii.	Lacy BE, et al. Common anorectal disorders: Diagnosis and treatment. Current Gastroenterology Reports. 2009;11:413.

iii.	Herzig D. Anal fissure. Surgical Clinics of North America. 2010;90:33.

iv.	Greenwald DA. Common disorders of the anus and rectum: Hemorrhoids and fissures. American College of Gastroenterology. http://www.acg.gi.org/patients/gihealth/hemorrhoids.asp. Accessed July 28, 2010.

v.	Yamada T, et al. Anorectal diseases. In: Yamada T, et al. Textbook of Gastroenterology. 4th ed. Philadelphia, Pa: Lippincott Williams & Wilkins; 2003. http://ovidsp.tx.ovid.com/sp-2.3.1b/ovidweb.cgi. Accessed July 28, 2010.

vi.	Breen E, et al. Anal fissures. http://www.uptodate.com/home/index.html. Accessed July 28, 2010.

*	Confidential treatment requested.

Exhibit F-1-3

vii.	Anal fissure. American Society of Colon & Rectal Surgeons. http://www.fascrs.org/patients/conditions/anal_fissure. Accessed July 28, 2010.

viii.	Anal fissure. The Merck Manuals: The Merck Manual for Healthcare Professionals. http://www.merck.com/mmpe/print/sec02/ch020/ch020.html. Accessed July 28, 2010.

ix.	Gil J, et al. Screening for the effectiveness of conservative treatment in chronic anal fissure patients using anorectalmanometry. International Journal of Colorectal Disease. 2010;25:649.

x.	Klein MD, et al. Surgical conditions of the anus, rectum, and colon. In: Kliegman RM, et al. Nelson Textbook of Pediatrics. 18th ed. Philadelphia, Pa: Saunders Elsevier; 2007. http://www.mdconsult.com/das/book/body/212152969-3/1032016749/1608/827.html#4-u1.0-B978-1-4160-2450-7..50343-1—cesec13_6840. Accessed July 28, 2010.

xi.	Rectiv prescribing information at FDA.gov: http://www.accessdata.fda.gov/drugsatfda_docs/label/2011/021359s000lbl.pdf

*	Confidential treatment requested.

Exhibit F-1-4

EXHIBIT F-2

APTALIS PRESS RELEASE

Aptalis Pharma Announces Agreement to Market RECTIVTM in the U.S.

BRIDGEWATER, NJ—(Marketwire – January 9, 2012) - Aptalis Pharma, a global specialty pharmaceutical company focused on gastrointestinal diseases and cystic fibrosis, today announced that it has signed an exclusive license agreement with ProStrakan Group plc to market RECTIVTM (nitroglycerin) Ointment 0.4 % in the U.S. for the treatment of moderate to severe pain associated with chronic anal fissure. ProStrakan Group, a subsidiary of Kyowa Hakko Kirin Co. Ltd., and an international specialty pharmaceutical company, received Food and Drug Administration (FDA) approval for RECTIV on June 21, 2011.

Financial terms of Aptalis’s transaction with ProStrakan include an upfront license fee, a commercialization payment, and payment upon the achievement of certain sales milestones and royalties on sales of RECTIV.

RECTIV is the first and only medication approved by the U.S. FDA for the treatment of moderate to severe pain associated with chronic anal fissure. The product is already marketed by ProStrakan under the name RECTOGESIC® in 20 countries worldwide, including all major European markets.

Frank Verwiel, M.D., President and Chief Executive Officer of Aptalis Pharma, stated, “RECTIV provides physicians with an FDA-approved treatment option for moderate to severe pain associated with chronic anal fissure. We expect that this agreement will add strength and breadth to Aptalis’ portfolio of products. With Aptalis’ commercial expertise and infrastructure in the U.S., and our deep knowledge of and experience in the GI space, we believe that we are positioned to make a positive impact in the lives of patients diagnosed and treated for this condition.”

Tom Stratford, Chief Executive of ProStrakan, said, “We are delighted to be partnering with such a highly regarded gastrointestinal specialty pharma company as Aptalis for this important launch. Chronic anal fissure can cause significant pain for patients, and Aptalis’ team will work to inform physicians across the U.S. of the availability of the only FDA approved prescription product for patients with this condition.”

Aptalis and ProStrakan expect the deal to close by the end of January.

Important Safety Information

RECTIV is contraindicated in patients taking phosphodiesterase type 5 (PDE5) inhibitors (e.g., sildenafil, vardenafil, and tadalafil), which can potentiate the hypotensive effect of nitrate, and in patients with severe anemia, increased intracranial pressure, or known hypersensitivity to nitroglycerin, other nitrates and nitrites, or any components of the ointment. The most common adverse reactions are headache and dizziness. For full U.S. prescribing information please see www.accessdata.fda.gov/drugsatfda_docs/label/2011/021359s000lbl.pdf (i)

*	Confidential treatment requested.

Exhibit F-2-1

About Anal Fissures

An anal fissure is a small tear in the skin that lines the anus, which typically causes severe pain and bleeding with bowel movements. When anal fissures do not heal with interventions such as diet and lifestyle changes, fissures may become chronic. The pain associated with chronic anal fissure has been shown to have a significant impact on patients’ quality of life. (ii –xi)

About Aptalis

Aptalis Pharma Inc. is a privately held, leading specialty pharmaceutical company providing innovative, effective therapies for unmet medical needs including cystic fibrosis and gastrointestinal disorders. Aptalis, formed from the recent combination of Axcan Pharma and Eurand, has manufacturing and commercial operations in the United States, the European Union and Canada, and its products include ZENPEP®, CANASA®, CARAFATE®, PYLERA®, LACTEOL®, DELURSAN®, PANZYTRAT® and SALOFALK®. Aptalis also formulates and clinically develops enhanced pharmaceutical and biopharmaceutical products for itself and others using its proprietary technology platforms including bioavailability enhancement of poorly soluble drugs, custom release profiles, and taste-masking/orally disintegrating tablet (ODT) formulations. For more information, visit www.aptalispharma.com.

FOR FURTHER INFORMATION PLEASE CONTACT:

Steve Gannon

Senior Vice President, Chief Financial Officer and Treasurer

Aptalis Pharma

+1-450-467-5138

(i) RECTIV prescribing information at FDA.gov: http://www.accessdata.fda.gov/drugsatfda_docs/label/2011/021359s000lbl.pdf

(ii) Gearhart SL. Diverticular disease and common anorectal disorders. In: Fauci AS, et al. Harrison’s Principles of Internal Medicine. 17th ed. New York, N.Y.: McGraw-Hill; 2008. http://www.accessmedicine.com/content.aspx?aID=2881328. Accessed July 28, 2010.

(iii) Lacy BE, et al. Common anorectal disorders: Diagnosis and treatment. Current Gastroenterology Reports. 2009;11:413.

(iv) Herzig D. Anal fissure. Surgical Clinics of North America. 2010;90:33.

(v) Greenwald DA. Common disorders of the anus and rectum: Hemorrhoids and fissures. American College of Gastroenterology. http://www.acg.gi.org/patients/gihealth/hemorrhoids.asp. Accessed July 28, 2010.

(vi) Yamada T, et al. Anorectal diseases. In: Yamada T, et al. Textbook of Gastroenterology. 4th ed. Philadelphia, Pa: Lippincott Williams & Wilkins; 2003. http://ovidsp.tx.ovid.com/sp-2.3.1b/ovidweb.cgi. Accessed July 28, 2010.

(vii) Breen E, et al. Anal fissures. http://www.uptodate.com/home/index.html. Accessed July 28, 2010.

*	Confidential treatment requested.

Exhibit F-2-2

(viii) Anal fissure. American Society of Colon & Rectal Surgeons. http://www.fascrs.org/patients/conditions/anal_fissure. Accessed July 28, 2010.

(ix) Anal fissure. The Merck Manuals: The Merck Manual for Healthcare Professionals. http://www.merck.com/mmpe/print/sec02/ch020/ch020.html. Accessed July 28, 2010.

(x) Gil J, et al. Screening for the effectiveness of conservative treatment in chronic anal fissure patients using anorectalmanometry. International Journal of Colorectal Disease. 2010;25:649.

(xi) Klein MD, et al. Surgical conditions of the anus, rectum, and colon. In: Kliegman RM, et al. Nelson Textbook of Pediatrics. 18th ed. Philadelphia, Pa: Saunders Elsevier; 2007. http://www.mdconsult.com/das/book/body/212152969-3/1032016749/1608/827.html#4-u1.0-B978-1-4160-2450-7..50343-1—cesec13_6840. Accessed July 28, 2010.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of the U.S. federal securities laws, including statements regarding the transaction, its timing and terms and statements regarding the expectations for the commercialization and marketing of Rectiv. Forward-looking statements include those which express plan, anticipation, intent, contingency, goals, targets or future development and/or otherwise are not statements of historical fact. The words “expects”, “potentially”, “anticipates”, “could”, “calls for” and similar expressions also identify forward-looking statements. These statements are based upon Aptalis’ current expectations and are subject to risks and uncertainties which could cause actual results and developments to differ materially from those expressed or implied in such statements. Factors that could affect actual results and developments include successful consummation of the transaction on a timely basis, the impact of regulatory reviews, the satisfaction of customary conditions, the ability of Aptalis to achieve the anticipated benefits of commercializing and marketing Rectiv in the territory, the results, consequences, effects or timing of any inquiry or investigation by any regulatory authority or any legal or administrative proceedings, the successful preparation and implementation of an effective marketing plan, and any other risks set forth in Aptalis’ filings with the SEC, including Aptalis Pharma Inc.’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, in each case together with all amendments thereto. Investors should evaluate any statement in light of these important factors. Forward-looking statements contained in this press release are made as of this date, and, other than as required by applicable law, Aptalis undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Actual events could differ materially from those anticipated in the forward-looking statements.

*	Confidential treatment requested.

Exhibit F-2-3

EXHIBIT G

FORM OF TRADEMARK AND DOMAIN NAME ASSIGNMENT

THIS TRADEMARK AND DOMAIN NAME ASSIGNMENT AGREEMENT is effective as of [DATE]1 (the “Effective Date”) by and between STRAKAN INTERNATIONAL S.À R.L., a company incorporated under the Laws of Luxembourg having a principal place of business at Galabank Business Park, Galashiels, Scottish Borders, TD1 1QH UK (hereinafter referred to as “Assignor”), and APTALIS PHARMA US, INC. a company incorporated under the Laws of the State of Delaware and having a principal place of business at 22 Inverness Center Parkway, Birmingham, Alabama 35242, United States (hereinafter referred to as “Assignee”).

WHEREAS, Assignor is the owner of all right, title and interest in and to the (a) trademarks and trademark applications and registrations identified on Schedule 1 (collectively, the “Trademarks”), together with the goodwill appurtenant to all such Trademarks and (b) domain name registrations identified on Schedule 2 (the “Domain Names”); and

WHEREAS, Assignor intends to assign to Assignee the Trademarks and Domain Names.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Assignor does hereby sell, transfer, convey and assign unto Assignee Assignor’s entire right, title and interest in and to the Trademarks and Domain Names, together with the goodwill of the business appurtenant thereto and which is symbolized thereby, including the right to apply for trademark registration in the United States based in whole or in part upon the Trademarks, and the right to renew the trademark registrations and any trademark registrations which shall issue from the applications included in the Trademarks, and every priority right that is or may be predicated upon or arise from the Trademarks, to be held and enjoyed by Assignee for its own use and benefit and for the use and benefit of its successors, assigns and legal representatives, to be used as fully and entirely as said rights would have been held and enjoyed by Assignor had this assignment and sale not been made, together with all claims for damages by reason of past infringement of the Trademarks with the right to sue and collect the same for its own use or for the use of its successors, assigns or other legal representatives.

Assignor hereby authorizes the Commissioner of Patents and Trademarks of the United States and other empowered officials of the United States Patent and Trademark Office to transfer the ownership of all registrations and applications for the Trademarks to Assignee as owner of the entire right, title and interest therein or otherwise as Assignee may direct, in accordance with this instrument of assignment, and to issue to Assignee all registrations which may issue with respect to any applications for a trademark or service mark included in the Trademarks, in accordance with this Trademark and Domain Name Assignment Agreement. Assignee shall bear the costs and fees associated with recording the transfer of ownership.

[1]	[Note: To be executed when contemplated by Section 10.7.]

*	Confidential treatment requested.

Exhibit G-1

Assignor will take, or cause to be taken, all such other and further action as may reasonably be required by Assignee at Assignee’s cost in order to effect the assignment contemplated hereby.

IN WITNESS WHEREOF, the Parties have caused this Trademark and Domain Name Assignment Agreement to be executed as of the Effective Date.

STRAKAN INTERNATIONAL S.À R.L.		APTALIS PHARMA US, INC.

By:	By:

Name:	Name:

Title:	Title:

STATE OF	}
} ss:
COUNTY OF	}

Before me, the undersigned, a Notary Public personally appeared                             , having been sworn by me according to law did depose and say [s]he was the                                         of STRAKAN INTERNATIONAL S.À R.L. (the “Assignor”) and did acknowledge the execution of the foregoing Trademark Assignment on behalf of said Assignor.

WITNESS my hand and notarial seal this [DAY] of [MONTH], 201  .

*	Confidential treatment requested.

Exhibit G-2

Schedule 1

Trademarks

RECTIV (Serial No. 85/330,038)

1-800-6RECTIV

*	Confidential treatment requested.

Exhibit G-3

Schedule 2

Domain Names

www.rectiv.com

*	Confidential treatment requested.

Exhibit G-4

EXHIBIT H

CLINICAL STUDIES

Rectiv/Rectogesic Studies

Study	Study Design	Total Patients/Subjects Enrolled (Safety Set)	Patients/Subjects	Treatment Dose (Regimen)	Treatment Duration (Days)
Phase III Studies
[*]	[*]	[*]	[*]	[*]	[*]

*	Confidential treatment requested.

Exhibit H-1